As filed with the Securities and Exchange Commission on August 18, 1997

                                                   SEC Registration No. 333-5534

===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                        ---------------------------------



                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                  TO FORM SB-2

                             Registration Statement
                        Under the Securities Act of 1933

                        ---------------------------------



                           NEOMEDIA TECHNOLOGIES, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its charter)

         DELAWARE                          7373                  36-3680347
-----------------------------  ---------------------------   -------------------
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                          2201 SECOND STREET, SUITE 600
                            FORT MYERS, FLORIDA 33901
                                  941-337-3434

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices and principal place of business)

===============================================================================

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                           [FRONT COVER OF PROSPECTUS]

                           NEOMEDIA TECHNOLOGIES, INC.

On November 25, 1996, NeoMedia Technologies, Inc. (the "Company") effected a public offering (the "Public Offering") of 1,700,000 units (singularly,"Unit") of its securities at $6.00 per Unit (the "Public Offering Price"). See "Recent Underwriting". Each Unit consisted of one share of the Company's common stock, $.01 par value (the "Common Stock"), and one five year redeemable common stock purchase warrant (the "Warrant"). The Common Stock and Warrants are sometimes hereinafter collectively referred to as the "Securities". Each Warrant entitles the holder to purchase one share of Common Stock at a price of $7.375 until November 25, 2001. Of the 1,700,000 Units sold in the Public Offering, 1,235,000 shares of Common Stock and 1,700,000 Warrants were sold by the Company and 465,000 shares of Common Stock were sold by certain stockholders of the Company (the "Bridge Financing Selling Stockholders"). The Company did not receive any of the proceeds from the sale of Common Stock by the Bridge Financing Selling Stockholders. On January 16, 1997, an additional 255,000 Units were sold by the Company to the public upon the exercise by Joseph Charles & Associates, Inc., (the "Representative"), the representative of the underwriters of the Public Offering, of its option ("Over-allotment Option") to cover over-allotments in the Public Offering.

The Warrants are redeemable at the option of the Company at $0.05 per Warrant at any time on or after November 25, 1997, or such earlier date as may be determined by the Representative upon at least thirty days' notice if the closing average bid price of the Common Stock equals or exceeds $8.85 per share for twenty consecutive trading days ending within thirty days prior to the date notice of redemption is given, and at such time there is a current effective registration statement covering the shares of Common Stock underlying the Warrants.

The Common Stock and the Warrants, which commenced trading on November 25, 1996, are traded on the NASDAQ SmallCap Market under the symbols "NEOM" and "NEOMW", respectively.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

                     INVESTORS SHOULD CAREFULLY CONSIDER THE
              INFORMATION DISCUSSED UNDER "RISK FACTORS" BEGINNING
                            ON PAGE 7 AND "DILUTION".

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      THIS PROSPECTUS IS BEING DELIVERED TO
                     INVESTORS WHO EXERCISE THEIR RIGHTS AS
                      WARRANT HOLDERS TO PURCHASE SHARES OF
                          COMMON STOCK OF THE COMPANY.

             The date of this Prospectus is _________________, 1997.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO CAREFULLY READ THIS PROSPECTUS IN ITS ENTIRETY, INCLUDING BUT NOT LIMITED TO THE RISK FACTORS.

                                   THE COMPANY

    The Company provides computer software and consulting services:

    /asterisk/  to link printed documents to the computer, the Internet and the
                World Wide Web,
    /asterisk/  to assist clients in the creation, production and management of printed documents, and
    /asterisk/  to enable clients to update their computer software that operates only with a specific brand of hardware such as Wang, to operate with most, if not all, brands of hardware and, optionally, to convert their software so that it will function properly with data and operations having dates subsequent to the year 2000, commonly known as the "Year 2000" or "Millennia" problem.

    The Company currently offers its services and products through the following three principal business units which, although separate in name, operate under common management and often function as a team in providing solutions for its customers:

/bullet/ INTELLIGENT DOCUMENT SOLUTIONS UNIT -- The Company has developed its own technology, and has rights to use the technology of others, to generate printed documents which can automatically be "read" by machines, such as computers and scanners containing the appropriate software. These documents are "machine readable" because they incorporate printed codes which contain thousands of bytes of information, including computer programs. These codes are referred to in the industry as "high capacity symbologies" and "multi-dimensional" or "two dimensional" bar codes. By incorporating these codes into printed documents and scanning them with scanning equipment having the appropriate software, the paper document functionally becomes a computer floppy disk with a limited capacity to hold information. The code operates as the software, which permits the transmission of the information from the paper document to a computer. This transmission is accomplished without the necessity of first manually re-entering the information from the printed document into the computer. The code thus becomes the link between the worlds of print and electronic media. This same technology, as well as a variant of the technology using linear bar codes and typed entry, can also be used to link any printed document, such as books, newspapers, magazines, invoices and baseball cards, to computer on-line sources of information, such as the Internet and the World Wide Web and, the Company believes, can be applied in a variety of industries, such as management information services, banking and financial services, health care, government services, publishing, advertising, gaming and entertainment. Any printed document incorporating a code is referred to by the Company as an "Intelligent Document". The Company believes that its Intelligent Document technology is broad and generally innovative. Through its Intelligent Documents Solutions Unit, software is provided which incorporates both high capacity and linear symbologies allowing clients to embed and extract information and programs from printed materials when used in conjunction with conventional computer printing and scanning equipment. Since the Intelligent Document Solutions Unit has only been recently formed and has only recently completed development of its initial products, to date it has provided limited software and consulting services; however, due to the rapidly emerging era of electronic commerce fostered by the Internet and the World Wide Web, the Company anticipates that, because of the large number of potential uses of Intelligent Documents, in terms of revenue it will be the fastest growing unit of the Company, although no assurances can be given that this will occur.

/bullet/ DOCUMENT SYSTEM SOLUTIONS UNIT -- This Unit assists clients in optimizing their document creation, production, printing and management processes. These efforts have historically focused on designing and providing high speed and high volume document formatting and printing solutions to a client's needs. This recently has been expanded to include document management, scanning and archive management, as well as automated conversion of the document for distribution via electronic means, such as the Internet and World Wide Web.

/bullet/ SYSTEMS TRANSITION SOLUTIONS UNIT -- This Unit enables clients to update ("migrate") their computer software that operates only with a specific brand of hardware and operating and data base software (called a "legacy system"), such as Wang, to operate with most, if not all, brands of hardware and operating software (called an "open system platform" or an "open system environment"). Such migration allows the continued use of existing software, resulting in little or no retraining and hence little or no business interruption. The Company provides systems consulting, design, development and support services. The Company has a comprehensive set of proprietary software tools to accelerate such migrations, which Management believes provides a competitive advantage in the marketplace. In addition, after the Company has completed the migration of a client's legacy system to an open system, this software can be modernized (i.e., updated) to take advantage of modern technologies to improve system performance, enhance user interfaces and generally to update the system. The Company also plans to provide its Intelligent Document technology to each client. This "migration and modernization" approach by the Company allows for fast, cost effective migration with a minimum of disruption to the client's business operations. In addition, as part of the services offered by this Unit, the Company offers proprietary tools, that are tailored to those specific platforms in which the Company has expertise as a result of their transition business, to assist companies in correcting their Year 2000 problems by converting existing software and databases for operational compliance with post-2000 A.D. dated items and operations.

    As part of the services provided in connection with the solutions it offers, the Company often recommends, specifies, supplies and installs hardware equipment and software products from third party suppliers, many of whom have associations with the Company. The Company acts as a re-marketer of equipment and software products for a number of suppliers and, to date, has generated the largest portion of its revenue from these activities.

    The Company renders its services to all sizes and types of organizations, from the small, privately-owned company to large, multi-national organizations, and has performed services for many customers, such as Discover Card Services, Inc., Ameritech Services, Inc., SunTrust Bank, Inc., Charles Schwab & Co.,
Inc., Fidelity Investments and the State of Wisconsin. In addition, the Company currently has strategic business relationships with many industry leaders, such as IBM Corporation, Sun Microsystems Computer Company, Xerox Corporation, Symbol Technologies, Inc., Oracle Corporation and Netscape. See "Business -Customers".

    Dev-Tech Associates, Inc., an Illinois corporation ("Dev-Tech"), the Company's predecessor, was incorporated in December, 1989. NeoMedia Technologies, Inc. (the "Company") was incorporated under the laws of the State of Delaware on July 29, 1996, under the name DevSys, Inc. In October, 1996, the Company's name was changed to NeoMedia Technologies, Inc. On August 5, 1996, as the result of a tax-free merger, the Company acquired all of the shares of Dev-Tech in exchange for the issuance of shares of the Company's Common Stock to the stockholders of Dev-Tech. As a result of this merger, the Company is the successor to the business and operations of Dev-Tech. Immediately prior to the date of the Public Offering, Dev-Tech Migration, Inc., an Illinois corporation ("Migration") and an affiliate of Dev-Tech, was merged into NeoMedia Migration, Inc., a wholly-owned subsidiary of the Company in exchange for the issuance of shares of the Company's Common Stock to the sole stockholder of Migration. See "Principal Stockholders" and "Certain Transactions". Unless otherwise specified, all references herein to the Company mean and refer to the Company and its wholly-owned subsidiaries, Migration and Distribuidora Vallarta S.P.A., a Guatemalan corporation which is a wholly-owned subsidiary of Migration. The Company's executive offices are located at 2201 Second Street, Suite 600, Fort Myers, Florida 33901. Its telephone number is 941-337-3434.

UNLESS OTHERWISE INDICATED, ALL SHARE AND PER SHARE DATA AND INFORMATION CONTAINED IN THIS PROSPECTUS RELATING TO THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING (I) GIVES EFFECT TO A STOCK SPLIT IN MARCH, 1996 WHEREBY EACH HOLDER OF COMMON STOCK RECEIVED 15,555.60975 SHARES OF COMMON STOCK FOR EACH SHARE OF COMMON STOCK THEN OWNED, (II) GIVES EFFECT TO A REVERSE STOCK SPLIT IN NOVEMBER, 1996, WHEREBY EACH HOLDER OF COMMON STOCK RECEIVED .90386 SHARES OF COMMON STOCK FOR EACH ONE SHARE THEN OWNED, (III) GIVES EFFECT TO THE MERGER OF DEV-TECH MIGRATION, INC., AN ILLINOIS CORPORATION, AN AFFILIATE OF THE COMPANY, WHICH WAS OWNED SOLELY BY CHARLES W. FRITZ, THE COMPANY'S PRESIDENT AND CHIEF EXECUTIVE OFFICER, INTO NEOMEDIA MIGRATION, INC., A WHOLLY-OWNED SUBSIDIARY OF THE COMPANY, (IV) GIVES EFFECT TO THE ISSUANCE OF AN AGGREGATE OF 745,938 SHARES OF COMMON STOCK AND 745,938 WARRANTS UPON CONVERSION OF $2,712,500 PRINCIPAL AMOUNT OF 10% UNSECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTES OF THE COMPANY ("BRIDGE PROMISSORY NOTES") SOLD IN A PRIVATE PLACEMENT FINANCING IN JULY AND AUGUST, 1996, (V) ASSUMES NO EXERCISE OF THE WARRANTS, (VI) DOES NOT INCLUDE A TOTAL OF 1,487,615 SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UPON EXERCISE OF OPTIONS EITHER OUTSTANDING OR AVAILABLE FOR GRANT UNDER THE COMPANY'S 1996 STOCK OPTION PLAN (THE "STOCK OPTION PLAN"), (VII) DOES NOT INCLUDE 170,000 UNITS (EACH CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE WARRANT, AND THE COMMON STOCK ISSUABLE UPON THE EXERCISE OF SUCH WARRANTS) RESERVED FOR ISSUANCE TO THE REPRESENTATIVE UPON EXERCISE OF WARRANTS ISSUED TO THE REPRESENTATIVE UPON CONSUMMATION OF THE PUBLIC OFFERING (THE "REPRESENTATIVE'S OPTIONS"), (VIII) DOES NOT INCLUDE 375,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF A WARRANT TO BE ISSUED TO DOMINICK & DOMINICK INCORPORATED, A CONSULTANT TO THE COMPANY( "DOMINICK'S WARRANT") , AND (IX) DOES NOT INCLUDE 260,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF A WARRANT (THE "PRINCIPAL STOCKHOLDER'S WARRANT") ISSUED TO A PRINCIPAL STOCKHOLDER. SEE "BRIDGE FINANCING PRIVATE PLACEMENT", "RECENT UNDERWRITING", "CERTAIN TRANSACTIONS", "BUSINESS - FINANCIAL CONSULTANTS" AND "MANAGEMENT -STOCK OPTION PLAN".

THIS PROSPECTUS INCLUDES PRODUCT NAMES, TRADE NAMES AND MARKS OF COMPANIES OTHER THAN THE COMPANY. ALL OTHER COMPANY OR PRODUCT NAMES ARE SERVICE MARKS, TRADEMARKS, REGISTERED TRADEMARKS, TRADE NAMES OR MARKS OF THEIR RESPECTIVE OWNERS AND ARE NOT THE PROPERTY OF THE COMPANY.


                     SECURITIES SOLD IN THE PUBLIC OFFERING
                 AND THE COMMON STOCK COVERED BY THIS PROSPECTUS
Units Sold in the Public Offering(1)....................   1,955,000 Units
Common Stock Currently Outstanding(2)...................   5,381,701 shares
Common Stock to be Outstanding After this Offering(3)...   8,082,639 shares
Use of Proceeds ........................................   To increase the Company's working capital and
                                                           for general corporate purposes.  See "Use of
                                                           Proceeds".
NASDAQ SmallCap Symbols
        Common Stock....................................   NEOM
        Warrants........................................   NEOMW
Risk Factors............................................   Investment in the Common Stock by Warrant
                                                           holders who exercise their Warrants entails a high
                                                           degree of risk and should be purchased only by
                                                           investors that can afford the loss of their entire
                                                           investment.  See "Risk Factors".  In addition,
                                                           there is immediate substantial dilution.  See
                                                           "Dilution".

----------------------------
(Footnotes on next page)

                                        4




THE COMPANY FURNISHES ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS AND SUCH OTHER PERIODIC REPORTS AS THE COMPANY DEEMS APPROPRIATE OR AS MAY BE REQUIRED BY LAW.

1 Represents 1,700,000 Units sold in November, 1996, and 255,000 Units sold in January, 1997, upon exercise of the Over-allotment Option. See "Recent Underwriting". Each Unit consisted of one share of Common Stock and one Warrant. Of the 1,700,000 shares of Common Stock included in the Units sold in November, 1996, 1,235,000 shares and 465,000 shares were sold by the Company and the Bridge Financing Selling Stockholders, respectively. The 1,700,000 Warrants included in the Units sold in November, 1996, were sold by the Company. All 255,000 shares of Common Stock and Warrants included in the Units sold in January, 1997, were sold by the Company. See "Bridge Financing Selling Stockholders" and "Recent Underwriting - Over-allotment Option".

2 Includes, in addition to the 465,000 shares of Common Stock sold by the Bridge Financing Selling Stockholders, 280,938 shares of Common Stock issued to the Bridge Financing Selling Stockholders upon consummation of the Public Offering upon conversion of the Bridge Promissory Notes which were registered simultaneously with the Public Offering for resale from time to time after twelve months from the consummation of the Public Offering, 255,000 shares of Common Stock included in the 255,000 Units sold upon exercise of the Over-allotment Option and 12,385 shares that have been issued upon the exercise of options granted under the Company's Stock Option Plan. Does not include (i) up to 255,000 shares of Common Stock issuable upon exercise of the 255,000 Warrants sold upon exercise of the Over-allotment Option, (ii) up to 170,000 Units (each consisting of one share of Common Stock and one Warrant and the Common Stock issuable upon exercise of Warrant) issuable upon exercise of the Representative's Options, (iii) up to 1,487,615 shares of Common Stock reserved for issuance upon the exercise of options either currently outstanding or reserved for future grants under the Company's Stock Option Plan, (iv) up to 2,445,938 shares of Common Stock issuable upon exercise of the Warrants (consisting of 1,700,000 Warrants sold by the Company in the Public Offering and the 745,938 Warrants issued to the Bridge Financing Selling Stockholders upon consummation of the Public Offering), (v) up to 375,000 shares of Common Stock issuable upon exercise of the Dominick's Warrant and (vi) up to 260,000 shares of Common Stock issuable upon exercise of the Principal Stockholder's Warrant. See "Recent Underwriting", "Management -Stock Option Plan", "Bridge Financing Selling Stockholders", "Additional Registered Securities", "Business - Financial Consultants" and "Certain Transactions".

3 Assumes exercise of all of the 2,700,938 currently outstanding Warrants consisting of (i) 1,700,000 and 255,000 Warrants sold by the Company in the Public Offering and upon exercise of the Over-allotment Option, respectively, and (ii) the 745,938 Warrants issued to the Bridge Financing Selling Stockholders upon the consummation of the Public Offering.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                 (in thousands, except share and per share data)

         The summary consolidated financial information set forth below is derived from, should be read in conjunction with and is qualified in its entirety by the more detailed financial statements and notes thereto, and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, appearing elsewhere in this Prospectus.

                                                                                    SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31                   JUNE 30
                                              ---------------------------     ---------------------------
                                                  1995            1996            1996           1997
                                              -----------     -----------     -----------     -----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

License fees .............................    $       276     $       775     $       460     $       335
Software product resales .................          1,192           2,231           2,059           1,834
Technology equipment resales .............          8,538          12,438           5,110           8,624
Service fees .............................          2,795           2,074           1,250           1,032
                                              -----------     -----------     -----------     -----------

    Total net sales ......................         12,801          17,518           8,879          11,825


Gross profit .............................          2,148           2,570           1,731           1,360
Loss before income taxes .................         (1,301)         (2,919)           (383)         (2,544)
Net loss(1) ..............................         (1,131)         (3,075)           (303)         (2,499)
Net loss per share(1) ....................           (.26)           (.72)           (.07)           (.40)
Weighted average shares outstanding(2) ...      4,362,420       4,266,753       4,071,373       6,209,597

CONSOLIDATED BALANCE SHEET DATA:
                                                       JUNE 30, 1997
                                                 -------------------------
                                                  ACTUAL       ADJUSTED(3)
                                                 -------       -----------
  Working capital.........................       $ 2,538        $22,457
  Total assets............................        11,103         31,022
  Long term debt, less current portion....           981            981
  Total liabilities.......................         7,953          7,953
  Shareholders' equity....................         3,150         23,069

-------------------------

(1) The net loss and net loss per share information represent the consolidated historical results of the Company. Included in these amounts are the results from Migration electing to be treated, prior to the Public Offering, as a small business corporation ("S" corporation) under the Internal Revenue Code. As indicated in the Notes to Consolidated Financial Statements, these results would be identical if the results of the S-Corporation entity had been treated as if this entity were taxable as a C-corporation.
(2) Includes the dilutive effect of stock options granted subsequent to December 31, 1995 to purchase an aggregate of 1,332,403 shares of the Company's Common Stock as if outstanding for all periods presented.
(3) As adjusted to give effect to the exercise of 2,700,938 warrants at $7.375 per share, or total gross proceeds to the Company of $19,919,418. See "Use of Proceeds" and "Capitalization".

                                  RISK FACTORS

         THE COMMON STOCK COVERED BY THIS PROSPECTUS IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. THE PURCHASE OF THE COMMON STOCK SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY. BEFORE MAKING A DECISION TO PURCHASE THE SECURITIES BEING OFFERED HEREBY AND PRIOR TO ANY PURCHASE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS AND, IN PARTICULAR, THE FOLLOWING FACTORS WHICH COULD MATERIALLY AND ADVERSELY AFFECT THE OPERATIONS AND PROSPECTS OF THE COMPANY OR AN INVESTMENT THEREIN. THE FOLLOWING IS NOT INTENDED AS, AND SHOULD NOT BE CONSIDERED, AN EXHAUSTIVE LIST.

RISK FACTORS RELATING TO THE COMPANY

         1. HISTORY OF OPERATING LOSSES AND FLUCTUATING OPERATING RESULTS. Since inception through June 30, 1997, the Company's annual results of operations have fluctuated materially, and the Company has incurred aggregate losses of approximately $7,024,000. No assurances can be given that this pattern will not continue or that the Company will ever become profitable. In addition, the Company is developing further a third business unit, its newly organized Intelligent Document Solutions Unit, which will provide services and products in an emerging technological market in which the Company has little prior experience. The Company's further development of this new unit could materially adversely affect the Company's future operating results. See "Risk Factors Relating to the Company - No Assurance of Success of New Business Unit". In addition, the Company's quarterly operating results may be subject to significant fluctuations due to many factors not within the Company's control, such as the unpredictability of when a customer will order products and services, the size of a customer's order, the demand for the Company's products and services, the level of competition and general economic conditions. In the past several years, until the first quarter of fiscal 1996, the Company has experienced strong fourth quarter revenue followed by weak revenue in the first quarter. This pattern could continue, which could materially adversely affect the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Recent Underwriting" and Financial Statements.

         2. MIGRATION HISTORY OF OPERATING LOSSES; NO ASSURANCE OF PROFITABILITY. In June, 1994, Migration, which provides migration services from legacy systems to open systems platforms, became an affiliate of the Company. Migration has incurred net losses exclusive of depreciation and amortization of approximately $ 236,000, $348,000, $511,000 and $582,000 for the fiscal years ended December 31, 1994, 1995 and 1996, and the six months ended June 30, 1997, respectively. These losses demonstrate an historical inability by Migration to operate profitably. Migration was merged with a wholly-owned subsidiary of the Company immediately prior to the date of the Public Offering to compliment the Company's services as a systems integrator. Management believes that the synergies between the Company and Migration should result in Migration achieving annual profitable operations; however, to date this has not occurred and no assurances of this can be given. See "Business - Systems Transition Solutions Unit" and Financial Statements.

         3. NO ASSURANCE OF SUCCESS OF NEW BUSINESS UNIT. Prior to the Public Offering, the business of the Company was to provide system analysis and integration services for information processing systems, to migrate applications from closed proprietary legacy systems to open systems platforms and to serve as a supplier of third party equipment and software products, as well as proprietary software products, required to implement solutions. In addition to continuing to offer these "core" services and products, the Company has begun to develop further a third business unit, its newly organized Intelligent Document Solutions Unit, the function of which is to provide software that employs high capacity symbologies which allows the user to both embed and extract data and programs from printed materials, as well as link these documents to on-line sources of information, such as the Internet and the World Wide Web. It is currently contemplated that a portion of the net proceeds received from the exercise of the Warrants will be allocated toward the further development and expansion of the Intelligent Document Solutions Unit. No assurances can be given that the Company's Intelligent Document Solutions Unit will be successful, or that the Company's two other business units, which provide transition and document systems solutions, will not be materially adversely affected by the Company focusing its efforts and resources in the Intelligent Document Solutions Unit. As anticipated, the Company is still developing the products and services to be provided by this Unit, and as a result, no sales of its products or services have occurred to date and no assurances can be given that this Unit will ever achieve profitability. See "Business". In addition, the technology initially used by the Intelligent Document Solutions Unit has not been developed by the Company but by third parties and the Company has been granted rights to its use. Accordingly, failure to maintain these rights would materially adversely affect the operations of this unit. See "Business - Intelligent Document Solutions Unit".

         4. DEPENDENCE ON PRODUCT LINE AND SERVICES. Historically, the Company has derived a significant percentage of its net revenue from software and equipment resales and the services associated therewith, especially those related to the open systems computing environment, which is a relatively new environment. If the marketplace does not continue to accept this computing environment, or even if accepted, grows less rapidly than anticipated, or if the Company fails to offer products and services which respond to the needs of this market, the Company would be materially and adversely affected. Prior to the merger of Migration into a subsidiary of the Company, the Company believed that growth in revenue would occur, not only as a result of the transition services, but also as a result of the synergies between the products and services historically offered by the Company and those of Migration. However, since such merger, such growth has not occurred and no assurances can be given that it will ever occur. In addition, the Company, in the future, intends to develop further new software products and to offer products and services related to high print capacity symbologies thereby reducing its reliance on one or several products and services by diversifying. There can be no assurance that the Company will achieve or sustain significant sales growth in either its historical sales and products or its migration services, or that applications using high print capacity symbologies can be successfully developed, or if developed, will gain market acceptance or successfully compete with the products of others. To the extent demand for the Company's services and products do not develop, due to competition, product performance, customer assessment of the Company's resources and expertise, technological change or other factors, the Company's operations will be materially adversely affected. See "Business".

         5. DEPENDENCE ON RELATIONSHIPS. The Company maintains many relationships with companies whose products and services it offers. Among other things, these relationships provide the Company with discounts when purchasing the products of such companies. In addition, these relationships often result in the Company providing services to or for these companies and their customers. The most significant of these relationships are with Sun Microsystems Computer Company, IBM Corporation and Xerox Corporation. The Company believes that its relationships with Sun, IBM and Xerox have been beneficial, and any termination, or deterioration, of any one or all of these relationships would have a material adverse effect on the Company's business, operating results and financial condition. See "Business".

         6. RELIANCE ON MAJOR CUSTOMER AND SINGLE SUPPLIER. Historically, one or several of the Company's customers has accounted for a significant percentage of the Company's revenue. One customer, Ameritech Services, Inc., accounted for approximately 62%, 49%, 40% and 34% of the Company's revenues for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, and for approximately 55%, 44%, 50% and 29% of the Company's receivables as of December 31, 1994, 1995 and 1996, and as of June 30, 1997, respectively. The Company hopes that this trend of declining sales to Ameritech Services, Inc. as a percentage of total sales will continue; however, no assurances of this can be given. In addition, the equipment and software which is re-marketed to this customer is supplied by a single supplier. Accordingly, the loss of this supplier would materially adversely affect the Company. The loss of any significant customer, or further significant reductions by them in buying products and services offered by the Company, or the inability to collect accounts receivable from them, absent diversification of the Company's revenue over other customers, products and services, would materially and adversely affect the Company's revenue and results of operations. See "Business".

         7. CONCENTRATION OF REVENUE IN REMARKETING OF EQUIPMENT; LIMITATION ON FINANCING TO PURCHASE EQUIPMENT. Historically, revenue generated from the re-marketing of computer equipment has accounted for a significant percentage of the Company's revenue. Such sales accounted for approximately 74%, 67%, 71% and 73% of the Company's revenue for the years ended December 31, 1994, 1995 and 1996, and six months ended June 30, 1997, respectively. Absent diversification of the Company's revenue over other products and services, loss of this revenue would have a materially adverse effect on the Company. See "Business."

         The Company receives short-term financing from a finance company to purchase computer equipment and software that it re-markets. The amount of financing which the Company can obtain is currently limited by its financial condition. Consequently, the Company's ability to increase its revenue through computer equipment and software sales will continue to be limited until the Company is able to increase its financing commitments. No assurances can be given that the Company will obtain an increased line of credit, or if obtained, that increased sales or revenue will result.

         8. LACK OF CREDIT FACILITY. Prior to the Public Offering, the Company maintained a credit facility with The First National Bank of Chicago, which was repaid from the proceeds of the Public Offering. No assurances can be given that any credit facility will be obtainable on terms satisfactory to the Company. The failure to replace it with another credit facility or loan on at least equal terms could materially adversely affect the Company. See "Business" and "Certain Transactions".

         9. SIGNIFICANT CAPITAL REQUIREMENTS; DEPENDENCE ON PROCEEDS OF THIS OFFERING; NEED FOR ADDITIONAL CAPITAL. The Company's capital requirements have been and will continue to be significant. Until the date of the Public Offering, the Company was dependent primarily on loans, principally from the Company's stockholders, as well as the net proceeds from the Bridge Financing Private Placement in July and August, 1996, to fund its capital requirements. Prior to the Public Offering, there was limited equity investment in the Company. A significant portion of the proceeds of the Public Offering was used to fund ongoing operations as well as to implement proposed expansion plans and repay loans. The Company anticipated that the proceeds to it from the Public Offering, together with projected cash flow from operations, would be sufficient to fund its operations during the twelve months following the consummation of the Public Offering. The Company's experience since the Public Offering has been that the proceeds from the Public Offering, together with the cash flow from operations, will be sufficient to fund its operations for nine months. Accordingly, the Company is seeking additional financing. Any additional equity financing may involve substantial dilution to the Company's then-existing stockholders. The Company has no current commitments or arrangements with respect to, or readily available sources of, additional financing and it is not anticipated that the majority stockholders of the Company will provide any portion of the Company's future financing requirements. There can be no assurance that additional financing will be available to the Company when needed or, if available, that it can be obtained on commercially reasonable terms. Any inability to obtain additional financing when needed would have a material adverse effect on the Company including requiring the Company to curtail the expansion of its operations and possibly causing the Company to cease its operations. In addition, the Company's current business plan is highly dependent upon the realization of revenue from certain software and migration tools, in which the Company has made substantial capital investments. If the Company's substantial capital investments in these software and migration tools are not recovered through revenue generated from them, and given the Company's continued reliance on obtaining additional financing, substantial concerns exist concerning the Company's ability to achieve its business plan which could result in the Company materially curtailing, and possibly ceasing, operations. Prospective investors should be aware that if the Company is not successful in its operations, future acquisitions or expansion, their entire investment in the Company could become worthless. Even if the Company is successful in its expansion plans, no assurances can be given that such expansion or acquisitions will be successful or that investors will derive a profit from their investment. See "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and Financial Statements.

         10. DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant extent on the continued service of certain key management personnel, in particular Charles W. Fritz, the Company's President. The loss or interruption of Mr. Charles Fritz's services, for whatever reason, would have a material adverse effect on the Company. The loss of services of Robert T. Durst, Jr., Vice-President of Technology and the Company's Chief Technical Officer, would materially adversely effect the Company and, in particular, the Company's operations with respect to its high capacity symbologies operations and the further development of its Intelligent Document Solutions Unit. In the event of the loss of services of either Messrs. Fritz or Durst, no assurances can be given that the Company will be able to obtain the services of adequate replacement personnel. The Company has entered into five year employment agreements with both Messrs. Fritz and Durst. Under the terms of his employment agreement, Mr. Fritz may perform services for family owned businesses, other entities and individuals whether or not affiliated with the Company provided that such services do not prevent him from attending to the affairs of the Company and he is not in competition with the Company. The Company currently maintains $1 million life insurance policies on the lives of Messrs. Fritz and Durst. The Company's success also depends in part on its ability to attract and retain qualified professional, technical, managerial and marketing personnel. Competition for such personnel in the markets in which the Company competes is intense, and there can be no assurance the Company will be successful in attracting and retaining the personnel it requires to conduct its operations successfully. The Company's results of operations could be materially adversely affected if the Company were unable to attract, hire, train and manage these personnel. See "Management" and "Business".

         11. ABILITY TO MANAGE GROWTH OF THE COMPANY. The merger of Migration into the Company's wholly-owned subsidiary and the introduction of products and services using high capacity symbologies will require the Company to expand and grow. In addition, the Company may expand and grow through acquisitions. Accordingly, the Company could experience a period of significant growth, which could place a significant strain on the Company's management and other resources. For example, the Company has expended considerable amounts to expand its infrastructure to manage current and expected future growth. See "Management's Discussion & Analysis of Financial Condition and Results of Operations". The Company's ability to manage and sustain growth effectively will depend, in part, on the ability of its management to manage growth through the implementation of appropriate management, operational and financial systems and controls, and successfully to train, motivate and manage its employees. If the Company's management is unable to manage its growth effectively, the Company's results of operations could be materially adversely affected. While Management believes it can manage such growth, there can be no assurance that it will be able to do so. See "Management" and "Business".

         12. PERSONNEL. The Company's growth and expansion (and in particular further development of its Intelligent Document Solutions Unit) is dependent upon hiring and keeping qualified personnel. No assurances can be given that qualified personnel can be hired, or if hired that the Company will be able to retain them as employees. The inability of the Company to hire and keep qualified personnel could materially adversely affect the Company. See "Business".

         13. INTENSE COMPETITION. The markets in which the Company competes are highly competitive and rapidly changing. A number of companies offer products and services similar to those offered by the Company, and target the same customers as the Company. The Company's ability to compete depends upon many factors within and outside its control. Since the Company offers a variety of products and services, no generalities can be made as to its competitors, all of which differ depending upon the product or service offered. The Company believes that it has been able to compete to date primarily through product quality, technical excellence, customer service and its ability to achieve desired results. There are many well-established competitors possessing substantially greater financial, marketing and technical resources and established, extensive direct and indirect channels of distribution for their products and services. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products and services than the Company. The Company also anticipates that competition within these markets will increase as a result of the consolidation of companies. In addition, many of the Company's competitors have established, or may establish, cooperative relationships among themselves or with prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current or future competitors, or that competitive pressures will not have a material adverse effect on the Company's business, operating results and financial condition. See "Business - Competition".

         14. RAPID TECHNOLOGICAL CHANGE. The markets in which the Company competes are characterized by rapid technological change, frequent new product and service introductions, evolving industry standards and changes in customer demands. The introduction of products and services embodying new technologies and the emergence of new industry standards can, in a relatively short period of time, render existing products obsolete and unmarketable. The Company believes that its success will depend upon its ability continuously to develop new products and services (and in particular its high capacity symbologies applications) and to enhance its current products and to introduce them promptly into the market. There can be no assurance that the Company will be successful in developing and marketing new product enhancements, new products or services (and in particular its high capacity symbologies applications) that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the success or development, introduction and marketing of these products, enhancements and services, or that any new product, product enhancement and services it may introduce will achieve market acceptance. Failure to develop and introduce new products, product enhancements or services, or to gain customer acceptance of such products, product enhancements or services in a timely fashion could harm the Company's competitive position and materially adversely affect it. See "Business - Competition".

         15. DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISKS OF THIRD PARTY INFRINGEMENT CLAIMS. The Company presently has patent applications pending with respect to certain of its proprietary technology; however, no assurances can be given that any patent for such technology will be granted. Furthermore, if there are other patents or patents pending by competitors for technology similar to the Company's, this would materially adversely affect the business of the Company's Intelligent Document Solutions Unit and the Company's competitive position, and would materially adversely effect the Company's operating results and financial condition. The Company currently relies upon copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary technology, all of which afford only limited protection. Accordingly, there can be no assurance that the Company's measures to protect its current proprietary rights will be adequate to prevent misappropriation of such rights or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies. Additionally, although the Company believes that its products and technologies do not infringe upon the proprietary rights of any third parties, there can be no assurance that third parties will not assert infringement claims against the Company. Similarly, infringement claims could be asserted against products and technologies which the Company licenses, or has the rights to use, from third parties. Any such claims, if proved, could materially and adversely affect the Company's business and results of operations. In addition, although any such claims may ultimately prove to be without merit, the necessary management attention to, and legal costs associated with, litigation or other resolution of such claims could materially and adversely affect the Company's business and results of operations. See "Business -- Research and Development".

         16. INSUFFICIENT PRODUCT LIABILITY OR ERRORS AND OMISSIONS INSURANCE. The Company could be subject to claims in connection with the products and services that it sells. There can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from any such claim, or that it would be able to have its customers indemnify or insure it against any such liability. The Company currently maintains product liability and errors and omissions insurance; however, there can be no assurance that such coverage will be adequate in term and scope to protect the Company against material adverse effects in the event of a successful claim. See "Business".

         17. DILUTIVE EFFECT OF OPTIONS. A maximum of 1,500,000 options to purchase shares of Common Stock of the Company may be granted under the Company's Stock Option Plan. Of such 1,500,000 options, there are currently options granted and outstanding to purchase an aggregate of 1,352,267 shares of Common Stock. An aggregate of 135,348 options (of the 1,500,000) are available to be granted. In addition, the Company's Board of Directors has authorized Management to explore the possibility of establishing a second stock option plan. To the extent that current and subsequent stock options are exercised, dilution of the percentage ownership of the Company's stockholders will occur, and any sales in the public market of the Common Stock underlying options might adversely affect prevailing market prices for the Company's Securities. See "Management-Stock Option Plan".

RISK FACTORS RELATING TO THIS OFFERING

         1. DISPROPORTIONATE RISK BORNE BY PURCHASERS IN THIS OFFERING. Assuming exercise of all of the outstanding 2,700,938 Warrants and assuming no exercise of (i) the Representative's Options, (ii) the 1,352,267 unexercised options under the Company's Stock Option Plan, (iii) the Dominick's Warrant, or (iv) the Principal Stockholder's Warrant, upon completion of this offering, the stockholders of the Company prior to the Public Offering, not including the Bridge Financing Selling Stockholders whose Notes were automatically converted into 745,938 shares of Common Stock and 745,938 Warrants upon the consummation of the Public Offering, paid considerably less per share for their 3,133,378 shares of Common Stock, or approximately 39% of the Company's then issued and outstanding Common Stock on a pro forma basis, whereas investors exercising their Warrants will have paid an aggregate of $19,919,418 (based upon an exercise price of $7.375) for 2,700,938 shares of Common Stock or approximately 33% of the Company's then issued and outstanding shares of Common Stock. Accordingly, the new investors will bear a disproportionate amount of financial risk because of the disparity in purchase price. See "Dilution" and "Bridge Financing Private Placement".

         2. IMMEDIATE AND SUBSTANTIAL DILUTION. An investor in this offering will experience immediate and substantial dilution of $4.515, or 61%, per share between the adjusted pro forma net book value per share after the offering and the $7.375 exercise price of the Warrants. To the extent that any options or other securities convertible into shares of Common Stock currently outstanding or subsequently granted to purchase the Company's Common Stock are exercisable at a price less than the net book value per share following this offering, there will be further dilution when exercised. See "Dilution", "Management - Stock Option Plan" and "Description of Securities".

         3. CONTROL AND INFLUENCE BY PRINCIPAL STOCKHOLDERS; REPRESENTATIVE'S RIGHT TO DESIGNATE NOMINEE TO BOARD OF DIRECTORS. Based on the 8,082,639 shares of Common Stock which will be outstanding following this offering assuming all of the 2,700,938 Warrants are exercised and assuming no exercise of the Representative's Options, the Dominick's Warrant, the Principal Stockholder's Warrant or the remaining 1,487,615 shares of Common Stock reserved for issuance under the Company's Stock Option Plan, the Company's officers and directors and their affiliates, as a group, will beneficially own and control approximately 39% of the Company's outstanding Common Stock (or approximately 36% assuming all of the foregoing Warrants and options are granted and exercised to their fullest extent). The Company's by-laws provide that the holders of more than thirty-three and one-third percent of the issued and outstanding Common Stock constitute a quorum at stockholder meetings, and the vote of the holders of a majority of Common Stock present at a meeting will decide any question brought before it, except for certain actions, such as amendments to the Company's Certificate of Incorporation, mergers or dissolutions, all of which require the vote of the holders of a majority of the outstanding Common Stock. In addition, cumulative voting (which provides that a stockholder can cast votes in the election of directors equal to the number of shares owned by such stockholder multiplied by the number of directors to be elected to a single candidate or among the candidates as the stockholders wishes) is not permitted with respect to the Company's Common Stock. As a result, these stockholders, acting together, will be able to control or exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. It is likely, therefore, that Warrant holders exercising their Warrants to purchase Common Stock will have little or no voice in the direction of the Company's operations. In addition, the Underwriting Agreement between the Company and the underwriters relating to this offering provides, among other things, that for a period of four years from the date of this Prospectus, the Representative has the right to nominate an individual, reasonably acceptable to the Company, for election to the Company's Board of Directors. This could influence who is elected to the Company's Board of Directors. See "Principal Stockholders", "Underwriting" and "Management - Stock Option Plan".

         4. NO DIVIDENDS ON COMMON STOCK. The Company has not previously paid any cash or other dividends on its Common Stock and does not anticipate payment of any dividends for the foreseeable future; it being anticipated that any earnings would be retained by the Company to finance its operations and future growth and expansion. In addition, the Company's prior credit facility with The First National Bank of Chicago prohibited the payment of any cash dividends, and any future credit facility may also prohibit the payment of cash dividends. See "Risk Factors Relating to the Company - Lack of Credit Facility" and "Dividend Policy".

         5. ARBITRARY DETERMINATION OF EXERCISE PRICE OF WARRANTS. The exercise price of the Warrants was determined arbitrarily by the Company and the Representative and does not necessarily bear any relationship to the assets, performance, book value or net worth of the Company or any other recognized criteria of value. Among the factors considered in determining such price was the past record of the Company's management, the prospects for the industry in which the Company operates and prevailing market conditions generally. The exercise price of the Warrants should not be considered to be an indication of the actual value of the Company, and is substantially in excess of the adjusted pro forma net book value of $.59 per share. Since the exercise price of the Warrants was determined arbitrarily and does not necessarily bear any relationship to any recognized criteria of value, and since the exercise price of the Warrants is substantially in excess of the current adjusted pro forma net book value of the Common Stock, investors may not be able to resell the Common Stock received upon exercise of the Warrants at or above the exercise price which could result in investors sustaining a significant or total loss of their investment. See "Dilution" and "Recent Underwriting - Determination of Offering Price".

         6. BROAD DISCRETION IN APPLICATION OF PROCEEDS. The net proceeds received from the exercise of the Warrants will be used for working capital and general corporate purposes. Accordingly, Management of the Company has broad discretion to use the net proceeds. See "Use of Proceeds".

         7. NO ASSURANCE OF CONTINUED PUBLIC TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Public Offering, there was no established trading market for the Company's Securities and there can be no assurance that an active trading market for the Company's Securities will continue. The Common Stock and Warrants are currently listed for quotation on the NASDAQ SmallCap Market ("NASDAQ"). If the Company should experience losses from operations, it may be unable to maintain the standards for continued quotation on NASDAQ. If, for any reason, the Company's Common Stock is not eligible for continued listing, Warrant holders exercising their Warrants and purchasing Common Stock may have difficulty selling their Common Stock should they desire to do so. The trading prices of the Company's Common Stock could be subject to wide fluctuations in response to quarterly variations in actual or anticipated results of operations of the Company, changes in analysts' earnings estimates, announcements of technological innovations or new products or services by the Company or its competitors, general conditions in the computer industry, or other factors. In addition, the securities markets frequently experience extreme price and volume fluctuations which affect market prices for securities of companies generally, and technology companies in particular. Such fluctuations are often unrelated to the operating performance of the affected companies. Broad market fluctuations may adversely affect the market price of the Company's Securities. See "Price Range of Securities".

         8. POTENTIAL FUTURE SALES OF COMMON STOCK. Upon consummation of this offering, the Company will have 8,082,639 shares of Common Stock outstanding out of a total of 15,000,000 shares of Common Stock authorized, assuming exercise of all of the 2,700,938 outstanding Warrants, but not including (i) 170,000 shares of Common Stock issuable upon exercise of the Representative's Options, (ii) 170,000 shares of Common Stock issuable upon exercise of the Warrants included in the Representative's Options, (iii) 1,487,615 shares of Common Stock reserved for issuance under the Company's Stock Option Plan, (iv) 375,000 shares of Common Stock issuable upon exercise of the Dominick's Warrant, and (v) 260,000 shares of Common Stock issuable upon exercise of the Principal Stockholder's Warrant. Of these 8,082,639 outstanding shares of Common Stock, 4,655,938 will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). In addition, 280,938 additional shares of Common Stock which were issued upon conversion of the Bridge Promissory Notes were also registered simultaneously with the Public Offering for resale by the holders thereof from time to time after twelve months from the consummation of the Public Offering. When sold, such shares will be freely tradable without restriction or further registration under the Securities Act. The remaining 3,145,763 shares of Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act and may only be sold, pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act. All of such 3,145,763 shares of Common Stock are immediately eligible for sale under Rule 144; however, the holders of such restricted shares have agreed not to sell any shares of Common Stock owned by them for a period of twelve months after November 25, 1996 without the Representative's prior written consent. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices of the Company's Securities prevailing from time to time.

The possibility that substantial amounts of the Company's Securities may be sold in the public market may adversely affect prevailing market prices for the Securities and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities", "Shares Eligible for Future Sale" and "Underwriting".

         Prospective investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the Company's Securities in any market which may develop and, therefore, the ability of any investor to sell his Securities may be dependent directly upon the number of Securities that are offered and sold. No prediction can be made as to the effect, if any, that sales of the Company's Securities or even the availability of such Securities for sale will have on the market prices prevailing from time to time.

         9. FUTURE ISSUANCES OF STOCK BY THE COMPANY WITHOUT SHAREHOLDER APPROVAL. Assuming the exercise of all of the outstanding 2,700,938 Warrants, the Company will have outstanding 8,082,639 shares of Common Stock out of a total of 15,000,000 shares of Common Stock authorized, not including up to (i) 170,000 shares of Common Stock issuable upon exercise of the Representative's Options, (ii) 170,000 shares of Common Stock issuable upon exercise of the Warrants included in the Representative's Options, (iii) 1,487,615 shares reserved for issuance under the Company's Stock Option Plan, (iv) 375,000 shares of Common Stock issuable upon exercise of the Dominick's Warrant, and (v) 260,000 shares of Common Stock issuable upon exercise of the Principal Stockholder's Warrant. If the maximum number of shares of Common Stock are issued as a result of the exercise of each of the foregoing, a total of 10,545,254 shares of Common Stock will be issued and outstanding. The remaining 4,454,746 shares of Common Stock not issued or reserved for specific purposes may be issued without any action or approval of the Company's stockholders. Although there are no present plans, agreements or undertakings involving the issuance of such shares, except as disclosed in this Prospectus, any such issuance could be used as a method of discouraging, delaying or preventing a change in control of the Company or could significantly dilute the public ownership of the Company, which could adversely affect the market. There can be no assurance that the Company will not undertake to issue such shares if it deems it appropriate to do so. The holders of the options, warrants and other securities convertible into shares of Common Stock have the opportunity to profit from a rise in the market price of the Common Stock, if any, without assuming the risk of ownership, with a resulting dilution in the interest of other stockholders. The existence of the aforementioned options and warrants and any other options or warrants that may be granted in the future may prove to be a hindrance to future equity financing by the Company. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "Dilution", "Description of Securities", and "Underwriting - LockUp Agreement" and "- Representative's Options".

         10. BENEFITS OF OFFERING TO CERTAIN STOCKHOLDERS AND MANAGEMENT; SALES BY BRIDGE FINANCING SELLING STOCKHOLDERS. An aggregate of $1,441,848, or approximately 25% of the net proceeds of the Public Offering, was used to repay indebtedness, and advances on behalf of, the Company. Of this amount, $66,748 was paid to an employee of the Company and $1,375,000 was paid to the Company's lender to retire debt guaranteed by certain officers and directors of the Company. As a result of such payments, less of the net proceeds from the Public Offering was available for other purposes. To the extent that income from the Company's operations is insufficient, salaries of employees, including executives' salaries, may be paid from proceeds of this offering. See "Use of Proceeds", "Management", "Certain Transactions" and Financial Statements.

         The Registration Statement for the Public Offering included 745,938 shares of Common Stock owned by the Bridge Financing Selling Stockholders. Although the costs incurred with the registration of those shares and the Securities registered for future sale by the Bridge Financing Selling Stockholders, which were not subject to any limits, were borne by the Company, the Bridge Financing Selling Stockholders, and not the Company, received the proceeds from the sale of their respective securities, thus receiving a benefit from the Company. After payment of an underwriting discount at a Public Offering Price of $6.00 per Unit and attributing $5.90 thereof to the offering price of a share of Common Stock, an aggregate of $2,496,585 was received by the Bridge Financing Selling Stockholders for the sale of their 465,000 shares of Common Stock. The remaining 280,938 shares of Common Stock held by the Bridge Financing Selling Stockholders may be sold after November 25, 1997, twelve months from the date of the Public Offering. The 745,938 Warrants owned by the Bridge Financing Selling Stockholders are exercisable and may be sold at any time after November 25, 1996; however, the Common Stock received by the Bridge Financing Selling Stockholders upon exercise of such a Warrant may not be sold by a Bridge Financing Selling Stockholder until after November 25, 1997, one year from the consummation of the Public Offering. Sales of such shares or Warrants or the potential of such sales at any time may have an adverse effect on the market prices of the Company's Securities.

         The Company paid to the Representative a non-accountable expense allowance equal to two and one-half percent of the gross proceeds of the sale by the Bridge Financing Selling Stockholders of their 465,000 shares of Common Stock sold in the Public Offering, or $68,588 (based upon a Public Offering Price of $6.00 per Unit and attributing $5.90 thereof to the offering price of a share of Common Stock). The Company believes that except for the non-accountable expense allowance payable to the Representative on behalf of the shares sold by the Bridge Financing Selling Stockholders, any increase in expenses attributable to the inclusion in the Registration Statement of the shares owned by the Bridge Financing Selling Stockholders was minimal. Payment by the Company of these expenses (including the non-accountable expense allowance) attributable to the shares offered by the Bridge Financing Selling Stockholders resulted in benefits to the owners of such securities and in less of the net proceeds of the Public Offering being available for use by the Company. See "Certain Transactions", "Description of Securities", "Additional Registered Securities" and "Underwriting".

         11. LIMITATION ON DIRECTOR LIABILITY. As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or which involved intentional misconduct or knowing violation of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the Company's charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. See "Management - Limitation of Liability and Indemnification of Directors".

         12. CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. The Company will be able to issue shares of its Common Stock upon the exercise of Warrants only if there is a current prospectus relating to the Common Stock issuable upon the exercise of the Warrants under an effective registration statement filed with the Securities and Exchange Commission and such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of Warrants reside. Although the Company has undertaken to maintain the effectiveness of a current Prospectus covering the Common Stock underlying the Warrants, there can be no assurance, however, that the Company will be successful in maintaining a current registration statement. The Warrants, therefore, may be deprived of any value if for any reason a current Prospectus covering the Common Stock issuable upon exercise of the Warrants is not kept effective, or if such Common Stock is not qualified or exempt from qualification in the states in which the Warrant holders reside. The Company qualified the sale of the Common Stock and the Warrants in a significant number of states, although certain exemptions under certain state securities ("blue sky") laws may permit the Common Stock and Warrants to be transferred to purchasers in states other than those in which the Common Stock and Warrants were initially qualified. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Common Stock was not qualified in all of the states in which the holders of the Warrants may reside. Accordingly, the Warrants of those purchasers will expire and have no value if such Warrants cannot be sold. As such, the market for the Warrants may be limited because of the Company's obligation to fulfill the foregoing requirements. See "Description of Securities-Warrants".

         13. POTENTIAL ADVERSE EFFECT OF REDEMPTION OF REDEEMABLE WARRANTS. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $7.375, which is equal to 125% of the Public Offering Price, commencing November 25, 1996 ("Effective Date"). The Warrants are redeemable by the Company for $.05 per Warrant at any time one year after the Effective Date (which such period may be reduced or waived by the Representative in its sole discretion) upon at least thirty days' prior written notice provided the closing price of the Common Stock for twenty consecutive trading days within the 30-day period preceding the date of the notice of redemption equals or exceeds $8.85 (150% of the Public Offering Price). In the event the Company exercises the right to redeem the Warrants, a holder would be forced either to exercise the Warrant within the period of the notice of redemption (which could occur at a time when it may be disadvantageous for them to do so), to sell the Warrants at the then current market price when the holder might otherwise wish to hold them, or to accept the redemption price which will be substantially less than the market value of the Warrants at the time of redemption. The Company presently expects to call all of the Warrants for redemption as soon as the trading price of its Common Shares meets the minimum amount for the specified number of days provided it is one year from the Effective Date (or such earlier date as may be determined by the Representative) and a current Prospectus relating to the Common Stock underlying such Warrants is then in effect. See "Description of Securities - Warrants".

                                 USE OF PROCEEDS

      The proceeds received by the Company from the Warrant holders who exercise their right to purchase Common Stock will be used to increase the Company's working capital and for general corporate purposes.

                                 DIVIDEND POLICY

      The Company intends to retain earnings, if any, to finance the development and expansion of its business. Accordingly, the Company does not intend to pay cash dividends in the foreseeable future on its Common Stock. Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The payment of dividends, therefore, is within the discretion of the Company's Board of Directors. Cash dividends, if any, that may be paid in the future to holders of Common Stock will be payable when, as and if declared by the Board of Directors of the Company, based upon the Board's assessment of the financial condition of the Company, its earnings, need for funds, capital requirements, and other factors, including any applicable laws. The Company's prior credit facility with The First National Bank of Chicago prohibited the payment of any cash dividends, and any financing which the Company may obtain in the future may also contain provisions restricting the Company's ability to pay dividends. Accordingly, there can be no assurance that dividends of any kind or amount will ever be paid in the future. Investors needing immediate or future income by way of dividends should not exercise their Warrants and purchase the Common Stock offered hereby.

                            PRICE RANGE OF SECURITIES

      Since November 25, 1996, the date of the Public Offering, the Company's Common Stock and Warrants have been traded on the NASDAQ SmallCap Market. Prior to that time, there was no established public trading market for the Common Stock and the Warrants.

      Set forth below is the range of high and low sales prices for the Common Stock and for the Warrants as reported by NASDAQ. The quotations do not include retail markups, markdowns, or commissions and may not represent actual transactions.

TYPE OF SECURITY           PERIOD ENDED                 HIGH             LOW
----------------           ------------                 ----             ---

Common Stock               December 31, 1996 (1)        $7.50            $5.13
                           March 31, 1997               $6.31            $4.75
                           June 30, 1997                $9.13            $4.19
                           July 31, 1997 (2)            $9.38            $7.63

Warrants                   December 31, 1996 (1)        $1.50            $0.50
                           March 31, 1997               $1.75            $1.00
                           June 30, 1997                $2.00            $1.00
                           July 31, 1997 (2)            $3.13            $1.63


-----------------------------------------

(1)     Includes only the period November 25, 1996 through December 31, 1996.
(2)     Includes only the period July 1, 1997 through July 31, 1997.

  As of July 30, 1997, there were approximately 59 and 69 holders of record of the Company's Common Stock and Warrants, respectively. The Company believes that it has a greater number of shareholders and warrant holders because Management believes that a substantial number of the Company's Common Stock and Warrants are held of record in street name by broker/dealers for their customers.

                                    DILUTION

         The net book value of the Company's Common Stock at June 30, 1997 was $3,150,000 or $.59 per share. After giving effect to the sale of the shares of Common Stock sold as the result of the exercise of all of the Warrants and assuming the exercise of all the Warrants, (see "Description of Securities - Warrants"), the pro forma net book value as adjusted at June 30, 1997 would have been $23,069,000 or $2.86 per share, representing an immediate increase in adjusted pro forma net book value of $2.27 per share to the existing shareholders and an immediate dilution of $4.515 per share to new investors. "Dilution" means the difference between the price paid for a share of Common Stock upon the exercise of a Warrant and the pro forma net book value per share as adjusted for the sale of such Common Stock.

         The following table illustrates the dilution of a new investor's equity in one share of Common Stock as of June 30, 1997, assuming exercise of all
Warrants:

Price paid per share upon the exercise of Warrants                       $7.375
         Net book value per share                           $  .59
         Increase per share attributable to the exercise
           of Warrants                                        2.27

Net book value per share as adjusted for the
 sale of Common Stock upon the exercise of Warrants                        2.860
                                                                         -------
Dilution per share to new investors                                      $4.515
                                                                         ======

         The following table sets forth, on a pro forma basis as of June 30, 1997, the differences in the total consideration paid and the average price per share between the shares purchased by (i) the initial stockholders prior to the Public Offering, (ii) the Bridge Financing Selling Stockholders, (iii) the investors in the Public Offering, (iv) the exercise of Company stock options, and (v) Warrant holders, assuming the exercise of all of the Warrants with respect to the Company's Common Stock:

                                     SHARES PURCHASED               TOTAL CONSIDERATION
                                --------------------------  -----------------------------
                                               APPROXIMATE                    APPROXIMATE       AVERAGE PRICE
                                   NUMBER       PERCENT          AMOUNT         PERCENT           PER SHARE
                                ------------   -----------  --------------    -----------       -------------
Initial Stockholders            3,133,378         39%       $   740,000(1)         2%               $0.24

Bridge Financing
Selling Stockholders              280,938(2)       4%         1,022,614            3%               $3.64

Investors in Public
Offering                        1,955,000(3)      24%        11,730,000           35%               $6.00(4)

Exercise of Stock
Options                            12,385         --             10,403           --                $0.84

Exercising Warrant
Holders(5)                      2,700,938         33%        19,919,418           60%               $7.375
                                ---------        ----       -----------        -----

        Total                   8,082,639(6)     100%       $33,422,435          100%
                                =========        ====       ===========         =====

----------

(1) Includes a shareholder's contribution of $738,000 of a $1,200,000 note due from the Company in October, 1996.

(2) Does not include 465,000 shares of Common Stock sold by the Bridge Financing Selling Stockholders in the Public Offering.

(3) Includes 1,490,000 and 465,000 shares of Common Stock sold by the Company and by the Bridge Financing Selling Stockholders, respectively, in the Public Offering.

(4) Of the Public Offering Price of $6.00, $5.90 was attributed to one share of Common Stock and $.10 was attributed to one Warrant.

(5)  Assumes all of the 2,700,938 outstanding Warrants are exercised.

(6) Does not reflect the issuance of up to (i) 170,000 shares of Common Stock issuable upon exercise of the Representative's Options and 170,000 shares of Common Stock issuable upon exercise of the Warrants included in the Representative's Options, (ii) 1,487,615 shares of Common Stock issuable upon the exercise of options either currently outstanding or reserved for future grants under the Company's Stock Option Plan, (iii) 375,000 shares of Common Stock issuable upon exercise of the Dominick's Warrant, and (iv) 260,000 shares of Common Stock issuable upon exercise of the Principal Stockholder's Warrant, the exercise or issuance of any of which could have a substantial dilutive effect to new investors. See "Description of Securities", "Recent Underwriting" and "Management - Stock Option Plan".

                                 CAPITALIZATION

        The following table sets forth the short-term debt and capitalization of the Company (i) as of June 30, 1997, and (ii) on a pro forma basis as adjusted to give effect to the exercise of all of the Warrants and the application of the net proceeds therefrom as described under "Use of Proceeds". This table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

                                                         JUNE 30, 1997
                                                         (IN THOUSANDS)
                                                   ---------------------------
                                                     ACTUAL     AS ADJUSTED(1)
                                                   --------     --------------

Current portion of long-term debt                  $    264        $    264
                                                   --------        --------

Long-term debt, net of current portion                  981             981
                                                   --------        --------

Shareholder's equity:
    Common stock; $.01 par value,
        authorized 15,000,000 shares;
        issued and outstanding
        5,378,085 shares actual;
        8,079,023 shares pro
        forma as adjusted                                54              81
    Additional paid-in capital                       10,120          30,012
    Retained deficit                                 (7,024)         (7,024)
                                                   --------        --------

    Total shareholders' equity                        3,150          23,069
                                                   --------        --------

          Total capitalization                     $  4,395        $ 24,314
                                                   ========        ========
----------
(1) Does not include the issuance of up to (i) 170,000 shares of Common Stock issuable upon exercise of the Representative's Options and 170,000 shares of Common Stock issuable upon exercise of the Warrants included in the Representative's Option, (ii) 1,487,615 shares of Common Stock issuable upon the exercise of options either currently outstanding or reserved for future grants under the Company's Stock Option Plan, (iii) 375,000 shares of Common Stock issuable upon exercise of the Dominick's Warrant, or (iv) 260,000 shares of Common Stock issuable upon the exercise of the Principal Stockholder's Warrant. See "Description of Securities", "Recent Underwriting" and "Management - Stock Option Plan".

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (in thousands, except share and per share data)

     The consolidated financial data set forth below is derived from, should be read in conjunction with and is qualified in its entirety by the more detailed financial statements and notes thereto, and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, appearing elsewhere in this Prospectus.

                                                                                  SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31                JUNE 30
                                              ---------------------------     ---------------------------
                                                  1995            1996            1996            1997
                                              -----------     -----------     -----------     -----------

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

License fees .............................    $       276     $       775     $       460     $       335
Software product resales .................          1,192           2,231           2,059           1,834
Technology equipment resales .............          8,538          12,438           5,110           8,624
Service fees .............................          2,795           2,074           1,250           1,032
                                              -----------     -----------     -----------     -----------

    Total net sales ......................         12,801          17,518           8,879          11,825


Gross profit .............................          2,148           2,570           1,731           1,360
Loss before income taxes .................         (1,301)         (2,919)           (383)         (2,544)
Net loss(1) ..............................         (1,131)         (3,075)           (303)         (2,499)
Net loss per share(1) ....................           (.26)           (.72)           (.07)           (.40)
Weighted average shares outstanding(2) ...      4,362,420       4,266,753       4,071,373       6,209,597


CONSOLIDATED BALANCE SHEET DATA:
                                                        JUNE 30, 1997
                                                  -------------------------
                                                   ACTUAL       ADJUSTED(3)
                                                  -------       ----------
Working capital ..........................        $ 2,538        $22,457
Total assets .............................         11,103         31,022
Long term debt, less current portion .....            981            981
Total liabilities ........................          7,953          7,953
Shareholders' equity .....................          3,150         23,069

----------
(1) The net loss and net loss per share information represent the consolidated historical results of the Company. Included in these amounts are the results from Migration electing to be treated, prior to the Public Offering, as a small business corporation ("S" corporation) under the Internal Revenue Code. As indicated in the Notes to Consolidated Financial Statements, these results would be identical if the results of the S-Corporation entity had been treated as if this entity were taxable as a C-corporation.
(2) Includes the dilutive effect of stock options granted subsequent to December 31, 1995 to purchase an aggregate of 1,332,403 shares of the Company's Common Stock as if outstanding for all periods presented.
(3) As adjusted to give effect to the exercise of 2,700,938 warrants at $7.375 per share, or total gross proceeds to the Company of $19,919,418. See "Use of Proceeds" and "Capitalization".

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW

         Dev-Tech Associates, Inc., NeoMedia's predecessor, was organized in December, 1989, and through the year ended December 31, 1996, a substantial part of NeoMedia's revenue was derived from software resales and equipment resales. NeoMedia couples its proprietary software products with independent vendor products it resells, enabling it to provide a complete "turn-key" service for its customers. Currently, NeoMedia's revenue consists of software license fees, resales of software developed by independent vendors ("software resales"), resales of computer equipment manufactured by independent vendors ("equipment resales"), and fees for services, including consulting, education and postcontract software support. In addition, NeoMedia recently formed its Intelligent Document Solutions Unit to develop enabling technology and applications for printed materials containing high-capacity symbologies, which NeoMedia believes to be an expanding area in the emerging world of electronic commerce.

         NeoMedia's strategy is to increase sales of its proprietary software transition tools and applications as a percentage of total sales. NeoMedia has built and intends to continue to build an infrastructure that assumes this strategy will succeed. Therefore, the failure to achieve this strategy could have a material adverse effect on NeoMedia's business, financial condition and results of operations.

         A substantial portion of NeoMedia's operating expense is related to personnel, facilities and amortization. Such operating expenses cannot be adjusted quickly and are therefore fixed in the short term. NeoMedia's expense levels for these items are based, in significant part, on NeoMedia's expectations of future sales. If actual sales levels are below management's expectations, results of operations are likely to be adversely affected by a similar amount because a relatively small amount of NeoMedia's expense varies with its sales in the short term.

         In general, NeoMedia's sales are difficult to forecast as the market for client/server equipment and software is rapidly evolving and NeoMedia's sales cycle, from the initial proposal to the customer through the purchase of product and related services varies substantially from customer to customer and from product to product. Also, NeoMedia's operating results may fluctuate significantly from period to period as a result of a variety of factors, including changes in the composition of NeoMedia's revenue, the timing of new product introductions and NeoMedia's expenditures on research and development and promotional programs, as well as the general state of the national and global economies. Demand for the products sold by NeoMedia may increase or decrease as a result of a number of factors, such as client preferences and product announcements by competitors.

         In the past, NeoMedia has realized a substantial portion of its sales in the last quarter of the year. It is not uncommon for equipment resellers and software companies to experience strong fourth quarters followed by weak first quarters. Such seasonality arises from many factors, such as the timing of product introductions and business cycles of NeoMedia's customers, and could be material to NeoMedia's interim results. Such cycles vary from customer to customer, and the overall impact on NeoMedia's results of operations cannot be predicted. There can be no assurances that NeoMedia will not display this pattern in future years. In addition, its business and results of operations could be affected by the overall seasonality of the industry.

         NeoMedia's quarterly operating results have been subject to variation and will continue to be subject to variation, depending upon factors, such as the mix of business among NeoMedia's services and products, the cost of material, labor and technology, particularly in connection with the delivery of business services, the costs associated with initiating new contracts or opening new offices, the economic condition of NeoMedia's target markets, and the cost of acquiring and integrating new businesses.

SIX MONTHS ENDED JUNE 30, 1997, AS COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

         GENERAL. Total net sales for the six months ended June 30, 1997 were $11.8 million, which represented a $2.9 million, or 33%, increase from $8.9 million for the six months ended June 30, 1996. This increase primarily resulted from a $3.5 million increase in equipment resales. Cost of sales for the six months ended June 30, 1997 were $10.5 million, which represented a $3.3 million increase from $7.2 million for the six months ended June 30, 1996. This increase primarily resulted from a $3.1 million increase in the cost of equipment resales.

         During the first quarter of 1996, NeoMedia decided to invest in the infra-structure needed to manage current and expected future growth. The total of general, administrative, sales, marketing, research and development expenses increased $2.0 million to $3.9 million for the six months ended June 30, 1997 from $1.9 million during the six months ended June 30, 1996. This increase primarily resulted from NeoMedia investing in the expansion of its infra-structure by hiring management, sales and other personnel to develop, market and sell new products. Using a portion of the proceeds from the Public Offering, NeoMedia intends to continue to expand its development, sales and marketing positions to increase revenue in each of its three business units:
Document Systems Solutions Unit, Systems Transition Solutions Unit and Intelligent Document Solutions Unit.

         The result of these activities was a net loss for the six months ended June 30, 1997 of $2.5 million as compared to a net loss of $303,000 during the six months ended June 30, 1996.

         LICENSE FEES. License fees for the six months ended June 30, 1997 were $335,000 compared to $460,000 for the six months ended June 30, 1996, a decrease of $125,000 or 27.1%. This decrease resulted primarily from the decrease in sales of existing software transition tools during the second quarter of 1997. Costs of sales for license fees consisted primarily of fees paid to an independent software developer for one of the existing software transition tools. Cost of sales as a percentage of related sales was 41.4% during 1997 compared to 30.3% during 1996. This increase in the costs of sales as a percentage of related sales was primarily due to the increased sales, as a percentage of total sales, in the software transition tool where fees are paid to an independent software developer.

         SOFTWARE RESALES. Software resales decreased by $225,000, or 11.0%, from $2.1 million for the six months ended June 30, 1996 to $1.8 million for the six months ended June 30, 1997. This decrease primarily resulted from the discontinuation at the end of 1996 of PRS software sales which contributed $746,000 to sales for the six months ended June 30, 1996 and the $200,000 decrease in resales of UNIX client server administrative software, partially offset with the $778,000 increase in resales of software for micro-mainframe computers. Cost of sales as a percentage of related sales was 87.7% during 1997 compared to 67.2% during 1996. This increase in the cost of sales as a percentage of related sales was primarily due to the discontinuation of PRS software sales with its lower costs as a percentage of sales and the increase in resales of software for micro-mainframe with its higher cost as a percentage of sales.

         EQUIPMENT RESALES. Equipment resales increased by $3.5 million, or 68.8%, to $8.6 million for the six months ended June 30, 1997, as compared to $5.1 million for the six months ended June 30, 1996. This increase primarily resulted from equipment resales related to Sun Microsystems workstations and servers which increased $3.4 million (primarily due to increased resales to NeoMedia's largest customer - see Note 2 of the Unaudited Notes to Consolidated Financial Statements -- Concentrations of Credit Risk) and IBM Corporation equipment which increased $591,000 (primarily due to IBM enhancing its line of 390 micro-mainframe computers to include the S390). These increases were partially offset with a $500,000 one-time shipment of desktop printers to a major customer in 1996. Cost of sales as a percentage of related sales was 86.9% during 1997, compared to 86.4% during 1996.

         SERVICE FEES. NeoMedia's service fees decreased by $218,000, or 17.5%, to $1.0 million for the six months ended June 30,1997, compared to $1.2 million for the six months ended June 30, 1996. This decrease was primarily due to the $472,000 decrease in services supplied in conjunction with the sales of existing software transition tools, partially offset with $261,000 increase in consulting fees for assisting companies to integrate printers. Cost of service fees as a percentage of related sales increased to 88.7% during 1997 from 74.1% during 1996 primarily due to reduction in the utilization of NeoMedia's system integrators.

         AMORTIZATION OF SOFTWARE. Amortization of software for the six months ended June 30, 1997, as compared to the six moths ended June 30, 1996, increased $26,000 as a result of the amortization of software costs capitalized during 1997 and 1996, and, as a percentage of total net sales, decreased to 2.6% during 1997 from 3.2% during 1996 due to the increase in net sales.

         GENERAL AND ADMINISTRATIVE. General and administrative expenses increased $781,000, or 97.5%, to $1.6 million for the six months ended June 30, 1997, from $802,000 for the six months ended June 30, 1996. This increase was due mainly to NeoMedia building its administrative infrastructure, including compensation and related expenses and legal and professional fees, to manage current and expected future growth.

         SALES AND MARKETING. A portion of the compensation to the sales and marketing staff constitutes salary and is fixed in nature, and the rest of this compensation is directly related to sales volume. Sales and marketing expenses increased $886,000, or 90.8%, to $1.9 million for the six months ended June 30, 1997 from $973,000 for the six months ended June 30, 1996, as a result primarily of hiring managers to direct current and expected future growth. NeoMedia anticipates that sales and marketing costs will increase as NeoMedia grows.

         RESEARCH AND DEVELOPMENT. During the six months ended June 30, 1997, NeoMedia charged to expense 3.5% of total net sales in research and development expenses as compared to 1.4% during the six months ended June 30, 1996. This percentage increase was due to an increase in the number of software developers employed by NeoMedia to expand its product lines. NeoMedia currently intends to contiue to make significant investments in research and development.

         INTEREST EXPENSE, NET. Interest expense consists primarily of interest paid to creditors as part of financed purchases, capitalized leases and NeoMedia's asset-based collateralized line of credit. Interest expense decreased by $164,000, or 75.9%, to $52,000 for the six months ended June 30, 1997 from $216,000 for the six moths ended June 30, 1996, due to the repayemnt of debt in the fourth quarter of 1996 and interest income earned on the proceeds from the Public Offering.

         BENEFIT FOR INCOME TAXES. The benefits for income taxes recorded during the six months ended June 30, 1997 and 1996 represented the recovery of income taxes paid in prior years from the carryback of operating losses.

FOR THE YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

         GENERAL. Loss before income taxes for the year ended December 31, 1996 was $2.9 million as compared to $1.3 million during the year ended December 31, 1995. During the first quarter of 1996, NeoMedia decided to invest in the infra-structure needed to manage current and expected future growth. The 1996 loss resulted primarily from increased general, administration, sales and marketing expenses associated with NeoMedia investing in expanding its infra-structure by hiring management, sales and other personnel to develop, market and sell new products. Using a portion of the proceeds from the Public Offering, NeoMedia intends to continue to expand its development, sales and marketing positions to increase revenue in each of its three business units:
Document Systems Solutions Unit, Systems Transition Solutions Unit and Intelligent Document Solutions Unit. To a lesser extent, the increased loss was due to an increase in net interest expense, including expense associated with NeoMedia's private placement during the third quarter of 1996 of its 10% uncollateralized subordinated convertible promissory notes, due September 30, 1997.

         LICENSE FEES. NeoMedia's license fees are derived from licensing NeoMedia's internally developed and purchased software tools. During 1994, NeoMedia purchased the intellectual property rights to certain software tools which support migrations from proprietary computer environments to multiple varieties of UNIX systems. Additionally, NeoMedia developed its own proprietary software products for high speed printing and migration services. License fees for the year ended December 31, 1996 were $775,000 compared to $276,000 for the year ended December 31, 1995, an increase of $499,000 or 180.8%. This increase resulted primarily from $88,000 of initial sales of newly developed software and the $411,000 increase in sales of existing software transition tools. Cost of sales for license fees consisted primarily of fees paid to an independent software developer. Cost of sales as a percentage of related sales increased to 40.8% during 1996 from 30.1% during 1995 primarily due to the increased sales where fees were paid to an independent software developer.

         SOFTWARE RESALES. NeoMedia's software resales are derived from NeoMedia's strategic alliances with independent manufacturers of client/server computer equipment and independent developers of software applications and tools. Software resales increased by $1.0 million, or 87.2%, from $1.2 million for the year ended December 31, 1995 to $2.2 million for the year ended December 31, 1996. Reselling of UNIX client server administrative software began during 1996 and contributed $631,000 of sales for 1996. NeoMedia also began selling newly introduced micro-mainframe computers, which contributed $245,000 of sales for 1996. Cost of sales as a percentage of related sales increased to 63.0% during 1996 from 39.7% during 1995. This increase resulted primarily from the cost of the newly introduced products being 68.6% on average of related sales, while the cost of the existing software products resold being 59.4% on average of related sales. In addition, cost of sales for 1996 were affected by certain inventory received in 1994 at approximately $135,000 less than its estimated fair market value of $260,000 in exchange for an agreement with the vendor to pay the vendor royalties based on future sales. The inventory received was recorded at NeoMedia's estimated obligation under this royalty agreement. This inventory was depleted during 1995 resulting in an increase in the cost of sales during 1996.

         EQUIPMENT RESALES. NeoMedia's equipment resales are also derived from NeoMedia's strategic alliances with independent manufacturers of client/server computer equipment, including IBM Corporation and Sun Microsystems Computer Company. These alliances provide marketing support and sales leads in the client/server marketplace. Equipment resales increased by $3.9 million, or 45.7%, to $12.4 million for the year ended December 31, 1996, as compared to $8.5 million for the year ended December 31, 1995 primarily as the result of an expanded customer base. For the year ended December 31, 1996, increased equipment resales related to IBM RS/6000 workstations totaled $2.2 million principally as a result of changes in a vendor's sales incentive programs. Also, additional sales of Sun Microsystems workstations and servers were $1.7 million, while sales of mid-range printers decreased $176,000. Cost of sales as a percentage of related sales increased to 85.7% during 1996 from 83.3% during 1995 primarily due to a $500,000 one-time shipment of desktop printers to a major customer at cost.

         SERVICE FEES. NeoMedia's service fees consisting of sales from consulting, education and postcontract support services decreased by $721,000, or 25.8%, to $2.1 million for the year ended December 31, 1996, as compared to $2.8 million for the year ended December 31, 1995. A customer specific development project was completed during 1995, which contributed service fees of $133,000 during 1995. Moreover, NeoMedia's focus changed during 1995 to providing services using NeoMedia's proprietary software tools and licensing software rather than through service fees. Cost of services as a percentage of related sales increase to 91.9% during 1996 from 86.4% during 1995 primarily due to an increase in compensation expenses.

         AMORTIZATION OF SOFTWARE. Amortization of software for the year ended December 31, 1996, as compared to the year ended December 31, 1995, increased $84,000 as a result of the amortization of software costs capitalized during 1996; however, as a percentage of total net sales decreased to 3.7% during 1996 from 4.5% during 1995 due to the increase in net sales.

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


         GENERAL AND ADMINISTRATIVE. General and administrative expenses increased $1.4 million, or 152.3%, to $2.3 million for the year ended December 31, 1996, from $907,000 in the year ended December 31, 1995. This increase was due mainly to an increase in the provision for bad debts, rent expenses, professional fees and compensation as NeoMedia builds an administration infra-structure to manage current and expected future growth.

         SALES AND MARKETING. A portion of the compensation to the sales and marketing staff constitutes salary and is fixed in nature, while the rest of this compensation is directly related to sales volume. Sales and marketing expenses have increased $500,000, or 27.4%, to $2.3 million for the year ended December 31, 1996 from $1.8 million for the year ended December 31, 1995, as a result of the increase in net sales. NeoMedia anticipates that sales and marketing costs will increase as NeoMedia grows.

         RESEARCH AND DEVELOPMENT. During the year ended December 31, 1996, NeoMedia charged to expense 1.9% of total net sales in research and development expenses as compared to 3.4% during the year ended December 31, 1995. This percentage decrease was due to an increase in total net sales. NeoMedia currently intends to continue to make significant investments in research and development.

         INTEREST EXPENSE, NET. Interest expense consists primarily of interest paid to creditors as part of financed purchases, capitalized leases, the bridge loan received by NeoMedia in August, 1996 in a private placement and NeoMedia's asset-based collateralized line of credit. Interest expense increased by $260,000, or 92.9%, to $540,000 for the year ended December 31, 1996 from $280,000 for the year ended December 31, 1995, due to an increase in debt outstanding during 1996 over 1995.

         PROVISION (BENEFIT) FOR INCOME TAXES. During 1996, NeoMedia established in its provision for income taxes a valuation allowance for all of the net deferred income tax assets. As of December 31, 1996, NeoMedia had a $1.6 million net operating loss carryforward which does not include the net operating losses of DTM prior to the Migration Merger. Until the Migration Merger, DTM was treated as an S Corporation for federal and state income tax purposes. Accordingly, federal income taxes on any earnings of DTM were payable by DTM's shareholder rather than by NeoMedia. With the Migration Merger, the S Corporation status of Migration was terminated and Migration became subject to statutory corporate income taxes. Consequently, the benefit for income taxes differs from the amount computed by applying the statutory federal rate of 34% primarily because of the net losses incurred by Migration.

LIQUIDITY AND CAPITAL RESOURCES

         Since inception, the Company has financed its operation through shareholder loans and borrowings from a commercial bank and under a line of credit. In December, 1995 and in January, 1996, in several series of transactions between affiliates, funds were loaned and borrowed pursuant to promissory notes bearing interest at the rate of 8% per annum. In June, 1996, a shareholder lent additional funds to the Company. In October, 1996, this shareholder contributed $738,000 of these notes to additional paid-in capital. In December, 1996 and February, 1997, the Company repaid in full the balance of all of these related party loans. Also, in January, 1996, the Company borrowed $250,000 from a commercial bank bearing interest at the bank's prime rate plus 0.5%.

         During 1995, the Company had available a line of credit with a commercial bank that permitted borrowings up to the lesser of $2.0 million or 80% of eligible accounts receivable, as defined in the financing agreement. The line of credit had an interest rate equal to the bank's prime rate plus 1.0%. The line of credit was collateralized by accounts receivable and inventories, and required the Company to maintain certain financial ratios. The Company used this facility for funding its operations during 1995 and through the closing of the Public Offering shortly after which the Company repaid in full the line of credit with its commercial bank.

         In November, 1996, the Company completed its Public Offering receiving net proceeds of $5.7 million. In January, 1997, the Company closed the Public Offering's over-allotment and received net proceeds of $1.3 million. As of June 30, 1997, the Company's working capital was $2.5 million which represented a $2.4 million decrease from December 31, 1996. The Company is currently in discussions with a number of financial institutions for a line of credit to replace the bank line repaid in November, 1996, and enhance the line of credit with a commercial finance company.

         Net cash used in operating activities for the six months ended June 30, 1997 and 1996, was $1.9 million and $151,000, respectively. During 1997, trade accounts receivable increased $1.5 million, while accounts payable increased $1.6 million. During 1996, trade accounts receivables increased $795,000, while accounts payables increased $884,000.

         The Company's net cash flow used in investing activities for the six months ended June 30, 1997 and 1996, was $1.0 million and $53,000, respectively. Net cash provided by financing activities for the six months ended June 30, 1997 and 1996, was $1.2 million and $526,000, respectively. During January 1997, the Company sold the over-allotment of its Public Offering receiving net cash proceeds of $1.3 million.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"), which becomes effective for the Company for the year ended December 31, 1997. FAS 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share which excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share pursuant to Accounting Principles Board Opinion No. 15, "Earnings Per Share." FAS 128 also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structure and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. For the six months ended June
30, 1997, basic and diluted earnings per share would have been $(.47).

         In addition, during 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("FAS 129"), No 130, "Reporting Comprehensive Income" ("FAS 130"), and No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 129 consolidates the existing requirements relating to disclosure of certain information about an entity's capital structure. FAS 130 establishes standards for reporting comprehensive income to present a measure of all changes in equity that result from renegotiated transactions and other economic events of the period other than transactions with owners in their capacity as owners. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources and includes net income. FAS 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. FAS 131 requires that management identify operating segments based on the way that management disaggregates the entity for making internal operating decisions. These financial accounting standards are effective for fiscal years beginning after December 31, 1997. Management has not determined what impact these standards, when adopted, will have on the Company's financial statements.

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


                                    BUSINESS

GENERAL

         COMPANY'S ORGANIZATIONAL HISTORY. Dev-Tech Associates, Inc. ("Dev-Tech"), the Company's predecessor, was organized in Illinois in December, 1989. In March, 1996, Dev-Tech's Common Stock was split, with an aggregate of 2,551,120 shares of Common Stock being issued in exchange for the 164 then issued and outstanding shares of Common Stock. NeoMedia Technologies, Inc. (the "Company") was incorporated under the laws of the State of Delaware on July 29, 1996, under the name DevSys, Inc. On August 5, 1996, as the result of a tax-free merger, the Company acquired all of the shares of Dev-Tech in exchange for the issuance of shares of the Company's Common Stock to the stockholders of Dev-Tech. Each stockholder of Dev-Tech received one share of the Company's Common Stock in exchange for one share of Dev-Tech's common stock. The merger was effected under applicable provisions of the Internal Revenue Code as a tax-free transaction to the corporations and stockholders. The former stockholders of Dev-Tech received an aggregate of 2,551,120 shares of the Company's Common Stock in the merger. As a result of the merger, holders of options to purchase Dev-Tech common stock have the right to purchase the Company's Common Stock. As an additional result of the merger, the Company is the successor to the business and the operations of Dev-Tech. In October, 1996, the Company's name was changed to NeoMedia Technologies, Inc., and in November, 1996, a reverse stock split was effected whereby each shareholder received
 .90386 shares of Common Stock for each one share of Common Stock then owned.

         Dev-Tech Migration, Inc., an Illinois corporation ("Migration") and an affiliate of Dev-Tech, provided migration services. Migration services consist of adapting computer software that operates only with a specific brand of hardware and operating and data base software (called a "legacy system"), such as Wang, to operate with most, if not all brands of hardware and operating software (called an "open system platform" or an "open system environment"). Management of the Company determined that Migration's services complimented the Company's services as a systems integrator, and that the synergies between the two companies would be beneficial. Accordingly, immediately prior to the date of the Public Offering in November, 1996, Migration was merged into NeoMedia Migration, Inc., a wholly-owned subsidiary of the Company in exchange for the issuance of shares of the Company's Common Stock to Charles W. Fritz, the sole stockholder of Migration and a principal shareholder, officer and director of the Company. See "Principal Stockholders" and "Certain Transactions". Mr. Fritz received an aggregate of 827,525 shares of Common Stock on the basis of one share of Migration's common stock for .90386 share of the Company's Common Stock. As a result of the merger, holders of options to purchase Migration common stock have the right to purchase the Company's Common Stock. Accordingly, an aggregate of 323,132 shares of Common Stock have been reserved for issuance upon exercise of such options. As with the merger of the Company and Dev-Tech, this merger was also effected under applicable provisions of the Internal Revenue Code as a tax free transaction to the corporations and Mr. Fritz. As a result of this merger, the Company's subsidiary is the successor to the business and operations of Migration.

         As a result of the Company's reverse stock split in November, 1996, and following the merger with Migration, prior to the Public Offering, there were 3,133,378 shares of Common Stock issued and outstanding.

         In August, 1996, Migration formed a wholly-owned subsidiary, Distribuidora Vallarta, S.P.A., a Guatemalan corporation where the Company employs computer developers and system integrators.

BUSINESS OVERVIEW

         The Company provides computer software and consulting services:

/asterisk/   to link printed documents to computers, the Internet and the World
             Wide Web,
/asterisk/   to assist clients in the creation, production and management of printed documents, and
/asterisk/   to enable clients to update their computer software that operates only with a specific brand of hardware such as Wang, to operate with most, if not all, brands of hardware and, optionally, to convert such software so that it will function properly with data having dates subsequent to the year 2000, commonly referred to as the "Year 2000" or "Millenium" problem.

         The Company's predecessor, Dev-Tech, was organized in 1989 to provide consulting, software and systems integration services for printing and document processing applications. The Company provides these solutions using its own proprietary software products, and equipment and software of third parties, such as IBM Corporation, Xerox Corporation, Sun Microsystems Computer Company, and Oracle Corporation. These products and services enable their customers, such as Fidelity Investments, Discover Card Services, Inc., Charles Schwab & Co., Inc. and the State of Wisconsin, to reduce their costs by using computer technology to produce on demand customized forms instead of using more expensive pre-printed stock forms. These products and services also allow the Company's customers to customize the data contained in these forms on demand for marketing and communications purposes. In addition, they also allow them to implement their high speed production printing systems on lower cost distributed client-server platforms. The Company places special emphasis on applications that involve both print and electronic media.

         Such solutions often require the Company to recommend, specify, supply and install equipment and software products from third party suppliers, many of whom have associations with the Company. The Company acts as a re-marketer of equipment and software products for a number of suppliers and, to date, has generated substantial revenue from these activities.

         As the result of a merger in November, 1996, the Company's former affiliate, Dev-Tech Migration, Inc., is now a wholly-owned subsidiary. This subsidiary provides consulting and systems integration services to facilitate the migration of business applications running on legacy systems, such as the Wang environment, to open-system platforms, such as Unix. Such migrations can reduce customer capital, training and operating costs as well as improve performance and increase functionality in the new system environment. Migration has a group of proprietary programs

("tools") which facilitate this process and reduce the time, cost and risk involved in such development efforts. The products and services offered by Migration complement the Company's more general systems integration products and services, which Management believes provide clear synergies with the Company's other commercial activities.

         The Company currently offers its services and products through the following three principal business units, which although separate in name, operate under common management and often function as a team in providing solutions for its customers:

         /bullet/ DOCUMENT SYSTEM SOLUTIONS UNIT assists clients in optimizing their document creation, production and management processes. These efforts have historically focused on designing and providing high speed and high volume document formatting and printing solutions. This recently has been expanded to include document management, scanning and archive management, as well as automated format conversion for alternative electronic distribution channels, such as the Internet and World Wide Web. The revenue recognized by the Document System Solutions Unit represents 7% of the Company's total sales for the six months ended June 30, 1997.

         /bullet/ SYSTEMS TRANSITION SOLUTIONS UNIT enables clients to migrate software currently running on legacy systems, such as Wang, to more cost effective and extendable open systems platforms, such as Unix. Such migration allows the continued use of existing software resulting in little or no retraining. In addition, the Company also provides proprietary tools and services to render both migrated and non-migrated software in the Wang, IBM DOS/VSE and HP 3000 systems to be in compliance with data and operations having dates subsequent to the Year 2000. The Company provides strategic consulting, systems design and development, systems integration and support services to provide these solutions. The Company has a comprehensive set of proprietary software tools to accelerate such conversions, which Management believes provides it with a competitive advantage in the marketplace. In addition, after the Company has completed the migration of a client's legacy software to an open system, this software can be modernized (i.e., updated) to take advantage of modern technologies to improve system performance, enhance user interfaces and generally to bring the system into an "up-to-date" condition. The Company's "migration and modernization" approach allows for fast, cost effective migration with a minimum of disruption to the client's business operations. The revenue recognized by the Systems Transition Solutions Unit represents 93% of the Company's total sales for the six months ended June 30, 1997.

         /bullet/ INTELLIGENT DOCUMENT SOLUTIONS UNIT -- The Company has developed its own technology, and has rights to use the technology of others, to generate printed documents which can be automatically "read" by machines, such as computers equipped with scanners and appropriate software. These "machine readable" documents incorporate printed codes which contain thousands of bytes of information, including computer programs rendering them functionally equivalent to a computer floppy disk with a limited capacity to hold information. These codes are referred to in the industry as "high capacity symbologies" and "multi-dimensional" or "two-dimensional" bar codes. Any printed document incorporating such codes is referred to by the Company as an "Intelligent Document".

                   Management believes that Intelligent Document technology can be used to increase operational efficiencies in a business by reducing the labor currently required to manually re-enter data conveyed by computer generated print documents into data processing systems for transaction, document and record management purposes. In contrast to traditional "first generation" linear bar codes which, due to space limitations, only hold less than 40 characters, the high capacity symbologies used in Intelligent Documents convey significantly greater amounts of information; up to 2,000 characters in single symbols and tens of thousands when multiple symbols are used. In addition, unlike traditional linear bar codes, high capacity symbologies are not limited to representing solely character information but can also convey pure binary data including formatting information, charts and graphs, multi-media elements such as color photographs and audio and fully executable programs and macros. High capacity symbologies, in conjunction with other Intelligent Document software technology that the Company has developed, can also be used to automatically link any printed document, such as books, newspapers, magazines, invoices and cards, to on-line sources of computer information including those available through the Internet and the World Wide Web. The Company has also developed, filed for patents on, and hopes to introduce products based on what it believes to be a proprietary technology which enables such linkage with conventional linear or "one-dimensional" bar codes incorporating data compression. The Company refers collectively to these applications as "net-thread" applications.

                   The Company believes that its Intelligent Document technology is broad and generally innovated which can be applied in a variety of industries including information management services, banking and financial services, health care, government services, publishing, advertising, gaming and entertainment. The Company's Intelligent Document Solutions Unit provides software, systems and services which enable clients to embed and extract data and executable programs in printed documents when used in conjunction with conventional document printing and scanning equipment. Since the Intelligent Document Solutions Unit has only been formed recently and has only recently completed development of its initial products, to date it has provided only limited software and consulting services. Due to the rapidly emerging era of electronic commerce fostered by the proliferation of the Internet and the World Wide Web, the Company anticipates that the large number of potential Intelligent Document applications will, in terms of revenue, make this the fastest growing unit of the Company, although no assurances can be given that this will occur.

         As part of the services provided in connection with the solutions it offers, the Company often recommends, specifies, supplies and installs equipment and software products from third party suppliers, many of whom have associations with the Company. The Company acts as a re-marketer of equipment and software products for a number of suppliers and, to date, has generated the largest portion of its revenue from these activities.

         The Company renders its services to all sizes and types of organizations, from the small, privately-owned company to large, multi-national organizations, and has performed services for many customers, such as Discover Card Services, Inc., SunTrust Bank, Inc., Charles Schwab & Co., Inc., Fidelity Investments and the State of Wisconsin. In addition, the Company currently has strategic business relationships with many industry leaders, such as IBM Corporation, Sun Microsystems Computer Company, Xerox Corporation, Symbol Technologies, Inc., Oracle Corporation and Netscape. See "Business - Customers."

DOCUMENT SYSTEMS SOLUTIONS UNIT

         The function of the Document Systems Solutions Unit is to assist clients in optimizing their document creation, production and management processes. These efforts have historically focused on designing and providing high speed document formatting and printing solutions, although services of this unit have recently been expanded to include document management, scanning and archive management, as well as automated format conversion for alternative electronic distribution channels, such as the Internet. In connection with the services of this unit, the Company is a supplier of proprietary and third party software and third party equipment. The companies represented by the Company in the sale of software and/or equipment include Oracle Corporation, IBM Corporation, Xerox Corporation, Symbol Technologies, Elixir and I-Data.

         The services of this unit are directed principally to firms which operate high speed and large volume printing operations. The development of reliable high speed laser printers not only resulted in the creation of large print-to-mail operations, it also facilitated the production and delivery of large volumes of documents in relatively short time frames, permitting printing and mailing of as many as 30 million documents in a month. The United States Postal Service ("USPS") has encouraged the production of high speed computer generated mail by providing postage discounts to those companies which produce their mail in a manner that assists the USPS routing and delivery process. Large volume mailers have been able to reduce their postage expenses significantly by using computers to prepare and print mail in USPS specified delivery sequence. There are now many print-to-mail sites in the United States generating enormous volumes of documents per month. The Document Systems Solutions Unit provides services and products to these high volume printing operations to automate and control their document production process.

SERVICES

         The Company provides services in this market as both a consultant and systems integrator, consisting of the following:

         /bullet/ ENTERPRISE OUTPUT STRATEGIES are consulting engagements in which Company professionals analyze customer business requirements and design comprehensive document systems solutions to resolve business problems. The Company has rendered services to a number of Fortune 100 and 500 clients since its inception in 1989, which typically have focused on business enablement and market share growth through enhanced document solutions. Recent emphasis has focused on the design of systems that provide a technology bridge from paper to electronic media.

         /bullet/ DOCUMENT MANUFACTURING EXECUTION SYSTEMS is the application of technology used in the typical manufacturing operation to the document production process. Large scale print-to-mail operations are essentially manufacturing operations. However, unlike successful manufacturing operations, print-to-mail operations typically lack control systems, such as those to ensure quality. The Company actively consults in these areas and is currently developing customized versions of established manufacturing execution systems for the document generation environment.

         /bullet/ INTELLIGENT DOCUMENT SOLUTIONS, in the context of the Document Systems Solutions Unit, are the consulting and systems integration of the software products and applications provided by the Intelligent Document Solutions Unit. As related to the document production process, Intelligent Documents can also be used to control such processes and facilitate document return processing and archive retrieval.

SOFTWARE PRODUCTS

         RAPID APPLICATION DEVELOPMENT ("RAD") TOOLS. These involve the delivery of software tools (programs) that enhance the development of print application programs. In the past, computer programmers spent considerable time writing software programs that controlled the "look" of documents printed off computers. The Company's RAD tools, however, allow technicians to do this in significantly less time than previously was required. These tools also provide solutions for firms that want to move their applications to UNIX or other client server technologies. Currently, the RAD tools are organized into two product groupings, Elixir and the ToolKit Series. Elixir tools are offered through distribution agreements with its developer. The ToolKit Series is a Company product series.

         The RAD tools are essential to firms that are attempting to use documents that are more personalized to the receiver of the document than a generic one sent in a blanket mailing. An example of such a personalized document is the statement used by Sears with its Discovercard. This statement, which contains individualized coupons based upon the customer's buying patterns, is a sophisticated example of this. The Company helped to develop the software which produces this statement. These RAD tools provide a wide range of data driven functions so that in a customer statement, for example, the information, formatting, market messages and color of the document can vary with each customer based on such things as their account balance, interest rate, length of time as a customer or buying habits. All of this individualization is accomplished without any mainframe programming changes, since RAD tools are installed between the computer and the high speed printing systems, thereby resulting in significant savings to the customer.

         ELIXIR PRODUCTS. Elixir is a turn-key systems solution of the Company which includes a personal computer and third-party Elixir software provided through a non-exclusive third party licensing agreement. This system is used to create fonts, forms and graphics needed to print applications on IBM, Siemens and Xerox high speed laser printers. In the computer industry, the fonts, forms and graphics are referred to as "functions", and the manner in which they are contained in a document is referred to as the "presentation" of the document. Software containing sophisticated functions are referred to as "advanced". The Elixir sub-systems provide the user with advanced function presentation ("AFP"), and are so powerful and cost effective that in many cases they have replaced an entire inventory of mainframe print application development tools. Application development for AFP applications is provided in full WYSIWYG (What You See Is What You Get), which dramatically reduces the time required for application development.

         NEOMEDIA TOOLKIT SERIES. The NeoMedia ToolKit Series is an evolving family of proprietary programmer productivity tools which provide enhanced resource conversion, testing and debugging features that reduce the time needed to successfully create and test AFP applications. Recent versions fully map the AFP object structure and allow interactive inspection of AFP code which provides great functional utility to AFP novices and casual users. The ToolKit Series is sold as stand-alone software.

         DOCUMENT MANUFACTURING EXECUTION SYSTEM COMPONENTS. As described above, with respect to its Document Manufacturing Executions Systems services, the Company offers a series of software programs to support the implementation of integrated print-to-mail solutions.

         Standard modules include front-end scheduling and modeling software customized from a third party product pursuant to a exclusive licensing agreement and a proprietary production management application.

         Optional Modules include a variety of proprietary applications and utilities mostly used to implement Intelligent Document technology solutions in the document manufacturing execution system environment. They also include a variety of nonproprietary industry standard utilities and applications including relational data base management systems, network management and print formatting software.

STRATEGIC PARTNERS

         In providing Document Systems Solutions to customers, the Company often "partners" with companies such as Dazel Corporation, Baan, ICS, Elixir Technologies, Xerox Corporation, IBM and I-Data. These arrangements often result in the "partner" introducing customers to the Company, that purchase the Company's and/or the "partner's" services and/or products, the use by the partner of the Company as a subcontractor, the re-marketing by the Company of the "partner's" products, and the sharing of responsibility with the partner. Depending upon the product or service involved, the association with the partner may be on an exclusive basis.

SYSTEMS TRANSITION SOLUTIONS UNIT

         LEGACY ENVIRONMENT AND OPEN SYSTEMS DEVELOPMENT. Prior to the late 1980s, mid-sized to large companies relied upon either a mainframe or minicomputers to perform critical business functions, such as inventory and production control, financial reporting, document generation and mailing and administrative support functions. Each manufacturer of these computers sought to differentiate and gain competitive advantage by developing "closed" environments which would work only with that manufacturer's proprietary equipment and software products. This approach effectively "locked" a customer into a given supplier for equipment and systems software including data-communications networks, databases and application development environments. This in turn resulted in the development of business software which would run only on these closed proprietary systems. These closed, proprietary systems and applications are referred to in the industry as "legacy systems".

         In the late 1980's and early 1990's, widespread technological advances in microprocessors and memory devices, communications networks, peripheral storage devices and system software made practical the implementation of enterprise wide distributed computing environments which offered price/performance advantages over traditional closed systems. It became possible to connect large numbers of personal computers ("PCs") via local area networks ("LANs"). Even though the operating systems for these PCs and LANs were generally proprietary (e.g., MS DOS, Novell, branded-UNIX), they were "open" in that they could be installed on equipment from a variety of manufacturers and allowed widespread software development in standard computer languages. The result was rapid proliferation of these "open system platforms" solutions, and market competition led to rapid improvements in price/performance for open systems.

         In addition to price/performance benefits, software written for use with these open systems also provided functionality which was largely absent from traditional legacy systems. A significant innovation was the widespread implementation of graphical user interfaces ("GUIs") - "point and click" applications - on networked PCs and workstations, which greatly improved ease of use and training and increased productivity. Another advantage of using open systems is the ability to facilitate cooperative work among users by managing the distribution of data and applications in a networked client-server environment. In addition, client-server systems are scalable in that additional capacity can be added in small increments, essentially on an individual workstation basis, as compared to the major investment required to add incremental capacity to traditional mainframe and minicomputer systems.

         MIGRATION TO OPEN SYSTEM ENVIRONMENT. As a result of these developments and the cost and productivity advantages of the open system environment, many business users employing legacy systems desired to convert their systems to the open system environment. However, in many cases, the applications used on the legacy systems could not be moved directly from their "closed" environment to the open, client-server system. Two solutions typically used to implement this conversion have been (1) to move directly to a client-server application, resulting in the loss of use of the existing applications on the legacy system, incurring the consequent loss of specific functionality and increase in training, or (2) to rewrite the existing application in the open systems environment, which was expensive, time-consuming and often not entirely effective in transferring functionality.

         A third approach to this conversion, and the one employed by the Company, is to employ migration "tools" (programs) which translate legacy application programs and databases from their closed proprietary form to equivalent source code and record structures which can be run directly in the open client-server environment. The advantages of this migration approach is that (1) most, if not all, of the functionality of the original legacy application is maintained in the new open environment, (2) the conversion entails less time, resources and risk than other methods, and (3) the conversion provides a base for modernization of the legacy application in the new open environment.

         Since technology in the computer industry changes so rapidly, the "new and improved" system of today is the legacy system of tomorrow. Consequently, the Company believes that there is a substantial and will continue to be a continuing market for transition services.

         THE NEOMEDIA SOLUTION. In 1994, Migration acquired and has since further developed a group of automated legacy conversion tools. These proprietary tools support migrations from proprietary Wang VS and Hewlett Packard HP3000 to multiple varieties of UNIX systems.

         The Company takes an evolutionary, rather than a revolutionary, approach to migration. When assisted by the Company, the client takes smaller, safer and more manageable steps toward its conversion objective. At the completion of each "migration" stage, the client evaluates a variety of "modernization" paths which may be available to it, such as running Microsoft Windows interfaces to their applications, taking advantage of special features of a new database or development environment, integrating their custom application with third-party applications or enhancing their abilities to create custom form documents from their internal applications.

         The "modernization" aspect of the Company's migration services highlights the synergies that exist with the Company's expertise in providing products and services for open systems. After the Company has completed the migration of the client's legacy software to an open system, this software can be modernized (i.e. updated) to take advantage of modern technologies to improve system performance, enhance user interfaces and generally bring the system into an up-to-date condition. The Company's "migration and modernization" approach allows for fast, cost effective migration of legacy software with a minimum of disruption to the client's business operations, coupled with controlled modernization projects that, in a well-planned and logical manner, result in the legacy software having the latest technology. Since the Company has the expertise to accomplish both the migration from the legacy platform to the open system and to modernize the software, it acts as "one-stop shopping" for all of its client's needs. The Company believes that since it has the capability to be a single source of solutions for its customers, it has a competitive advantage.

         YEAR 2000 OR MILLENNIA ISSUES. Computer programs for the past thirty-five years have relied on the assumption that the dates used in their calculations occur within the twentieth century. For example, in these programs the year "1901" is often represented only by its last two digits ("01") with the "19" being assumed. This method of programming allowed programmers to make optimal use of memory resources which, until fairly recently, were limited. Unfortunately, at the fast approaching turn of the century, programs that have not been corrected and are still relying on these methods will introduce errors into processes that rely upon date calculations. For example, unless corrected, the date "2001" will be interpreted by an affected computer as "1901", introducing critical errors in a variety of financial processes, such as mortgage calculations. This is commonly referred to as the Year 2000 or "Millennia" problem. The Company is actively involved in developing, marketing and applying proprietary tools targeted for specific system platforms that are expected to be affected. The Company believes that it will enjoy a competitive advantage in these markets since it is well positioned to provide both Year 2000 conversions alone, as well as in conjunction with system migrations, which provides the additional advantage of reduced systems operations costs over time. Toward that end, the Company has introduced, and plans to continue to introduce, suites of software tools that provide Year 2000 program and database conversion capabilities expressly targeted for legacy systems using HP 3000, Wang, AS/400, VSE and other mid-range systems platforms.

SERVICES

         The Systems Transition Solutions Unit of the Company presently offers four approaches to assist clients to implement business applications in open computing environments:

         /bullet/ OPEN SYSTEM DEVELOPMENT. This approach is employed when an application must be written or rewritten for use on an open systems platform. The Company provides consulting services for technology assessment, systems analysis and design as well as full systems integration and support services. These services include mainframe and workstation integration, application program selection and design, custom program development, equipment and software installation, customer training and acceptance testing. The initial focus of these services was on the Unix workstation and server environment due to its "open" nature and ability to support enterprise database applications on workstation environments. These services have broadened to include other platforms, including Windows NT, which the Company believes will be increasingly competitive during the latter half of this decade.

         /bullet/ TOTAL ASSISTED MIGRATION. This approach is employed when the legacy application effectively can be converted and "ported" (moved) to the open system environment using largely automated processes with minimal custom development. This approach is superior to the Open System Development in time, cost and development risk. Consequently, it is usually preferred. Conversion and porting of the legacy application is accomplished by the use of the proprietary migration tools employed by the Company. The Company's migration-development tools and application products are based on the technology of widely used Informix, Microsoft Corporation, IBM, Hewlett Packard, Oracle Corporation, Sun Microsystems Computer Company, Micro Focus Cobol and Accucobol.

         /bullet/ MICRO-MAINFRAME PORTS. In 1997, IBM introduced a family of products (IBM S390 processors), which allows users to run mainframe applications on a downsized air cooled platform. In contrast to former IBM P390 and R390 products, the S390 is a fully functional mainframe that does not rely on an ancillary control processor using another operating system. It is, therefore, a preferred platform for the Company's micro-mainframe ports. On these new systems, users can run and maintain the integrity of existing and proven mainframe systems at a price and support cost comparable to the cost of an open system. While the transfer of applications to these new processors is not a conversion, it does involve migration services since special expertise is required in the configuration and tuning of the new processors in order to host proprietary IBM applications. The Company, as an authorized re-marketer for IBM, offers these new systems and provides migration services in connection with their installation.

         /bullet/ INTERNET EXTENSIONS. Information currently on the Internet is predominately housed in open system environments, primarily UNIX servers which have become the machine of choice in academic and other distributed computing environments during the past decade. The vast majority of new information currently being formatted for the World Wide Web is also hosted in open system environments. However, the majority of corporate information is housed in legacy mainframe and mini-computer environments which are not connected to the Internet, primarily for security reasons. This condition is the major barrier to the application of Internet technology to inter and intra enterprise communications and applications often referred to as Intranet solutions. The Company now offers services in this arena, which include:

           /asterisk/   Implementation of new Internet compatible systems
                        through open systems integration products and services.

           /asterisk/   Migrations of existing proprietary legacy applications
                        and databases to open system platforms compatible with modernization to the Internet environment.

           /asterisk/  Porting of IBM mainframe applications to air cooled micro-frames which bridge both legacy and open system environments.

         /bullet/ MILLENNIA CONVERSION TOOLS AND SERVICES. The Company uses its expertise to advise clients as to the extent of their Year 2000 problem for their particular computer system and software. The Company has developed a proprietary line of tools and services to assess and correct the Millennia problems. These tools automate both the diagnostic and correction processes and are used by both the Company systems integrators and licensed third party resellers. The Company has determined to primarily focus its efforts in this area in the markets in which it performs migration and modernization services, and in particular to users of Wang, IBM DOS/VSE, AS/400, HP 3000 systems and other mid-range systems. This will allow the Company to specialize on a specific market, and will also afford it additional opportunity to sell its migration and modernization services. Thus, by assisting in the Year 2000 problem, the Company is cross-marketing its services.

         In addition to these services, the Company plans to engage in the design and development of proprietary applications to enhance ported systems when the migration is complete. These proprietary systems will include the support of Virtual Private Networks which emulate local area network access via the Internet using secure encryption methods to route data traffic. The result will be a Virtual Private Web which will allow computers within companies to be networked via the Internet, with the assurance of security so that there would not be any unauthorized use.

         In each of these areas of service, the Company provides consulting services which include strategic consulting, analysis and evaluation of user applications, systems analysis, design, implementation, integration and support services and client training and configuration, installation and maintenance of equipment.

          For the fiscal years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, revenues recognized from the Company's migration business represented approximately 1%, 11%, 8% and 4%, respectively, of the Company's total revenue.

         As a systems integrator, the Company supplies and installs, as a re-marketer for a number of companies, a variety of computer and related products. For fiscal years ended December 31, 1994, 1995 and 1996, and the six months ended June 30, 1997, revenues from this activity represented approximately 74%, 67%, 71% and 73%, respectively, of the Company's total revenue.

BUSINESS RELATIONSHIPS

         As part of the services provided in connection with the Systems Transition Solutions Unit, the Company acts as a re-marketer of equipment in connection with open systems development and migrations. The Company has maintained relationships with a number of major companies under which the Company re-markets the equipment and software products of those companies. These relationships include those identified with respect to the Document Systems Solutions Unit.

PROPRIETARY MIGRATION SOFTWARE TOOLS AND PRODUCTS

         The Company has acquired and developed a line of proprietary products and software tools utilized in its migrations services solutions, including:

         /bullet/ OPEN BASIC 2000. A development and run-time environment to migrate legacy applications written in proprietary Wang VS Basic to "C" source code. The conversion maintains the basic "look and feel" of the Wang application environment thereby reducing or eliminating user retraining following migration.

         /bullet/ WISP. A development and run-time environment to migrate legacy applications written in proprietary Wang VS COBOL to most UNIX and PC DOS platforms.

         /bullet/ OPEN 3000. A development and run-time environment to migrate legacy applications written in proprietary Hewlett Packard HP3000 COBOL to most UNIX and PC DOS platforms.

         /bullet/ COSTAR FOR WISP. A terminal emulator which allows direct conversion of Wang and Hewlett Packard "green screen" character based user interfaces to a fully functional Windows environment.

         /bullet/ VS EDIT. A full screen editor which emulates those routinely used for development in the legacy environment. By providing the functionality, look and feel of the legacy environment editor, VS Edit significantly reduces the time required to develop and maintain applications in the new environment. The VS Edit is sold as an integral part of all WISP migration solutions.

         /bullet/ PACEPORT. A suite of automated tools to migrate legacy applications developed for the proprietary Wang VS PACE database to most UNIX platforms in a native Oracle or Informix relational data base management systems environment. Following migration, client applications can either maintain the original Wang look and feel minimizing retraining or adopt the graphical user interface of the target data base environment.

         /bullet/ ABSOLUT. A powerful 4GL development tool primarily used for the development and support of migrated Wang PACE applications.

         In addition, the Company has the right or exclusive right from third parties to use the following software product:

         /bullet/ UNIQUE. A print server providing the features and functionality found in a mature Wang legacy server environment, provided as part of all Wang migrations.

PROPRIETARY YEAR 2000 TOOLS AND PRODUCTS

         The Company owns WISP/2000 and VSE/2000 which are millennium conversion tool sets for automating source code analysis, data conversion and source code modification for Wang VS COBOL and IBM VSE COBOL applications, respectively. WISP/2000 and VSE/2000 provide the analysis, control and automation for Wang VS systems and VSE systems, respectively, to become Year 2000 compliant, and greatly reduce costs in the process. Although not every aspect of a Year 2000 project can be fully automated, the rules-based paradigm, powerful code parsing/generating capabilities and library of date processing routines of both WISP/2000 and VSE/2000 greatly reduce the need for manual intervention. Furthermore, the code converter of each tool leaves a complete audit trail of the changes made in the conversion.

INTELLIGENT DOCUMENT SOLUTIONS UNIT

         THE LIMITATIONS OF PRINTED DOCUMENTS. Printed documents constitute the principal means by which information has been transmitted and exchanged in recorded form for hundreds of years. As such, they have provided the basis and infrastructure for formal communication and commerce worldwide.

        During the past half century, electronic data processing systems have played an increased role in the distribution and storage of information and are rapidly supplanting the use of printed information as the standard for communication. However, even in today's world of electronic "information on demand", it is useful, and often necessary, to transfer computer based information into printed form since paper continues to be an inexpensive, portable and non-volatile display and storage media ideally suited for computer-to-human communications. The result, therefore, has been that instead of decreasing the number of documents generated, the adoption of electronic data processing has actually increased the volume of computer generated print documents.

         Unfortunately, the conversion of information to print has traditionally been a one way street -- from electronic media to a printed form. Although it is now easier to convert information from electronic media ("machine readable information") to printed human readable information through "print-on-demand", it is exceedingly difficult, and often impossible, to reverse this process and convert information in printed form back into a machine readable format. This is not a trivial problem. For example, it is common in business and government operations to take information stored in an electronic media format and print it into human readable form and then re-enter the same information back into electronic format. This process of printing and re-entering into electronic format often occurs multiple times since the information in the electronic format must be available for multiple parties or business departments in traditional human readable print in addition to its original electronic format. Text conversion from printed "human readable" form to a machine readable format can be accomplished through either manual re-entry or through the use of optical character recognition ("OCR") software contained in scanning devices. Neither manual transcription nor the use of scanning devices are an efficient or effective method of conversion. Manual transcription is both labor intensive and error prone. Scanning devices are, at best, 98% efficient which is not suitable for transcription of un-proofed text and is potentially disastrous for the conversion of documents containing numerical information. Furthermore, neither method can fully restore a print document to its original machine readable form which often contains non-printable "latent" information, such as spreadsheet formulas, database references, embedded programs and multi-media data.

         PRESERVING MACHINE READABLE INFORMATION IN HUMAN READABLE PRINT DOCUMENTS. The use of high capacity symbologies is today the most effective and efficient means of transmitting printed information between computers. High capacity symbologies are data communications protocols which allow the preservation and communication of virtually all machine readable data represented as highly structured patterns on conventional print media. These patterns can be decoded using conventional document scanning devices and appropriate software. The result is a system which literally functions as a "modem" for print, virtually eliminating the need for manual or OCR conversion while providing 100% accuracy and preserving the "latent" elements previously available only in the electronic data processing environment. This technology has been thoroughly designed, developed and tested during the past decade, and has resulted in its recent commercial introduction in a variety of applications, such as shipping documents and identification cards, in the United States and abroad.

         The Company is developing and is currently introducing properietary software which implements and substantially enhances the application of this technology including: compression and decompression, encryption and decryption, encoders and decoders for specific printing and scanning hardware and classes of printing and scanning hardware, as well as installable utilities and functional end-user applications . Most of this technology has or is being developed by the Company; however, some has been licensed from third parties to reduce development cost and time to market. In addition to the technology and applications themselves, the Company has applied and will continue to apply for patents and other intellectual property coverage in these and related areas.

         LINKING PRINTED MATERIAL AND OBJECTS TO ELECTRONIC SOURCES OF INFORMATION. In addition to embedding machine readable information in human readable print, as described above, the Company is also actively engaged in developing technology and software which link printed documents and marked objects to electronic sources of information, such as computer data records and on-line databases and services, such as the Internet and the World Wide Web. The Company's goal is to provide greatly simplified methods to access print or object related information which require little, if any, training and thereby greatly simplify operation. One such method embeds information identifying the source document or object, the address of the related electronic information, and demographic information regarding the user in either a two-dimensional or one-dimensional barcode, the latter using proprietary compression methods. When scanned and decoded with proprietary software, the user is automatically linked to on-line information, such as specific web content, without the need for search engines or keyboard entry. In addition, the on-line service receives demographic characteristics of the user, which can then be used for a variety of purposes, such as marketing by the on-line service. Other techniques are also being developed which use greatly simplified keyboard input. The Company refers to this as a "threaded" information access method, since it directly links the document or other object to its related information without the need for search engines or pre-configured programs which selectively capture and display categorized information. The Company has been, and continues to be, engaged in developing technology, software and hardware products to support this access method, as well as intellectual property to cover the base technology, systems, and applications.

         The Company refers to documents that incorporate high capacity symbologies or threaded information as "Intelligent Documents", and intends to offer systems that incorporate this technology, including those containing proprietary components and configurations. Management believes that the Company has the expertise, and is positioned, to commercially link the worlds of print and electronic media through this technology.

SERVICES AND PRODUCTS

         The Company either currently provides or plans to provide the following Intelligent Document service and software products:

         /bullet/ TECHNOLOGY AND SOLUTIONS CONSULTING are engagements where the Company consults with clients to advise them on general capabilities of Intelligent Document technology and specific advantages and limitations of different implementations, including custom solution designs and impact studies to assist them in their businesses.

         /bullet/ SYSTEMS DEVELOPMENT AND INTEGRATION is the design, development, implementation and service of Intelligent Document systems and applications for client purposes. It is anticipated that these systems will incorporate both equipment and software available from third party suppliers, as well as proprietary components and licenses developed by and controlled by the Company.

         /bullet/ INTELLIGENT DOCUMENT MIDDLEWARE includes multi-platform utility software products, such as print drivers, symbology encoders and decoders, compaction modules and application engines which support and enable Intelligent Document applications.

                   The Company believes that it is currently one of the leading providers of high capacity symbology print drivers to the high speed printing environment. The Company has provided such services to various customers, such as UPS and Symbol Technologies, Inc. and their customers, such as J.C, Penney, Amway, various state departments of motor vehicles, and the country of Bahrain.

         /bullet/ INTELLIGENT DOCUMENT APPLICATIONS includes specific applications software which apply Intelligent Document technology and principles to provide specific commercial solutions.

                   Applications currently in development include:

                  /bullet/ WEBDISPATCH(TM). WebDispatch(TM) is a set of proprietary software products which allow licensed resellers and Company systems integrators to develop and implement threaded Intelligent Documents systems which link printed information and objects to on-line sources of information. WebDispatch(TM) is currently in alpha release and is currently being used to develop beta applications for the financial services market.

                  /bullet/ PAPERDATA(TM). PaperData(TM) is a set of proprietary software products which allow licensed resellers and Company systems integrators to develop and implement Intelligent Document systems which embed and retrieve machine readable information and programs from printed documents. The PaperData(TM) product currently under development is based on proprietary technology licensed from Symbol Technologies, Inc., and it is currently contemplated that it will also contain considerable enhancements and application specific elements proprietary to the Company.

                  /bullet/ SECURE DOCUMENTS. The Company has recently entered into a worldwide exclusive agreement for a ten-year term with United States Check Company, Inc. ("U.S. Check") to market their patented UV Smart(R) enhanced documents for non-check applications, including money orders, gift certificates and coupons. UV Smart(R) allows automated detection of fraudulent documents and augments detailed processing of human readable information in document image processing equipment. This provides protection against "convenience counterfeiting" of negotiable items using color copiers and imaging printers. In addition, the Company and U.S. Check are jointly developing technology to incorporate the Company's proprietary Intelligent Document technology into checks and other negotiable documents to enhance systems which also incorporate the UV Smart(R) technology.

                  /bullet/ USPS INFORMATION BASED INDICIA PROGRAM ("IBIP"). The United States Postal Service ("USPS") IBIP program, announced in 1996 and currently under development, is a standard for a mail franking method which will print postage directly on documents and envelopes using conventional imaging printers employing high capacity symbology print drivers, custom software and USPS approved postal security devices to store and manage funds. The placing of postage directly on the envelope while it is in the print process eliminates the step of taking the envelope to another site for postage marking, as is currently required with conventional postage meters. In a large volume mailing center, such as those in which the Company currently operates, this can save considerable time and expense. Guidelines outlining qualifications, rights and responsiblities of manufacturers and users and design have been published, and the Company does not know when these guidelines will be finalized; however, when finalized, private companies will be able to apply to be approved for commercial use of their technology as meeting the final qualifications. Since the Public Offering, progress toward formal adoption by the USPS has slowed and, until the guidelines are adopted, the Company has decided to direct its resources to more imminent market opportunities while continuing to develop technology needed to meet IBIP standards when approved, since much of the technology needed to implement an IBIP solution is common to other Intelligent Document applications.

         The Company believes that the market for these products and services will grow dramatically during the next few years as evidenced by recent widespread adoption of a variety of Intelligent Document related standards for domestic and international shipping and logistics applications, government documents and material inventory and process control in manufacturing and asset management.

         The Company currently plans to aggresively market Intelligent Document solutions for electronic data processing environments including archive document indexing, security and computer mediated transaction applications, including applications which incorporate electronic commerce on the World Wide Web. Management intends to attempt to secure intellectual property rights covering a variety of these applications and their unique aspects. As electronic commerce migrates from PC based solutions to "web aware" interactive television, the Company anticipates the demand for Intelligent Documents will continue to grow for use with the "web aware" interactive television due to their unique user-friendliness as an interface between print media and the electronic environment.

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


CUSTOMERS

         Although the Company provides services and products to a spectrum of customers, ranging from closely-held companies to Fortune 100 and 500 companies, for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997, one customer, Ameritech Services, Inc. ("Ameritech"), accounted for approximately 62%, 49%, 40% and 34%, respectively, of the Company's revenue. The Company expects sales to Ameritech as a percentage of total sales to continue to decline. Furthermore, the Company does not have a written agreement with Ameritech and, therefore, there are not any contractual provisions to prevent Ameritech from terminating its relationship with the Company at any time. Accordingly, the loss of this customer, or a significant reduction by it in buying the products and services offered by the Company, absent diversification, would materially and adversely affect the Company's revenues and results of operations. In addition, the equipment and software which is re-marketed to this customer is supplied by a single supplier. Accordingly, the loss of this supplier would materially adversely affect the Company. For these reasons, the Company is seeking, and continues to seek, to diversify its sources of revenue.

SALES AND MARKETING

         The Company markets its products, as well as those for which it acts as a re-marketer, and its services primarily through its direct sales force, which is currently composed of 16 full-time and 2 part-time personnel. The Company currently maintains sales locations in 4 states. The sales organization is responsible for achieving annual sales quotas, and, to a significant extent, is compensated based upon the profitability of their efforts. The Company also relies upon its strategic alliances with industry leaders to help market its products and services, provide lead referrals and establish informal co-marketing arrangements. Although the Company in the past has engaged in limited telemarketing activities, it may in the future expand such marketing activities. Representatives of the Company also attend seminar and trade shows, both as speakers and participants, to help market its products and services.

         The Company currently has arrangements with independent distributors to promote their products and services outside of the United States. The Company currently has representation in England, the Netherlands, Canada, Central America, South America and Singapore, although its revenue from sales outside the United States is insignificant.

RESEARCH AND DEVELOPMENT

         The computer industry is characterized by rapid technological change, frequent new product and service introductions, evolving industry standards and changes in customer demands. The introduction of products and services embodying new technologies and the emergence of new industry standards can, in a relatively short period of time, render existing products and services obsolete and unmarketable. The Company, therefore, believes that its success depends upon its ability to continuously develop new products and services, as well as enhancements to its existing products, and to introduce them promptly into the market. Research and development is especially critical to the Company's intention to develop new software products and services related to high capacity symbologies. The Company currently employs nine persons in the area of product development.

         The Company presently has patent applications pending with respect to certain of its proprietary technology; however, no assurances can be given that any patent for such technology will be granted. Furthermore, if there are other patents or patents pending by competitors for technology similar to the Company's, this would materially adversely affect the business of the Company's Intelligent Document Solutions Unit and the Company's competitive position, and would materially adversely effect the Company's operating results and financial condition. The Company currently relies upon copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary technology, all of which afford only limited protection. Although the Company takes steps to protect its trade secrets, such as requiring employees with access to the Company's proprietary information to execute confidentiality and non-disclosure agreements, it may be possible for unauthorized parties to copy or reverse engineer all or part of any one of the Company's proprietary technology and products. Furthermore, just as there can be no assurance that a misappropriation of the Company's proprietary technology and products will not occur, there can be no assurance that copyright, trademark and trade secret laws will be available in all circumstances to protect the Company's rights. In addition, although the laws of the United States may protect the Company's proprietary rights in its technology and products, the laws of foreign countries where the Company's products may be used may not protect its proprietary rights at all or to the same extent as the laws of the United States.

         The Company currently has applied for patent protection for certain of its proprietary technology related to Intelligent Documents; however, no assurances can be given that such protection or copyright or trademark protection will be granted, and if granted, that it will be adequate to protect the Company's rights.

         The Company believes that its proprietary technology and products do not infringe upon the rights of any third parties; however, there can be no assurance that a third party will not in the future claim infringement by the Company. Similarly, infringement claims could be asserted against products and technologies which the Company licenses from third parties. The Company has never received notification that any of its products, products it licenses or the technology of such products infringe upon the proprietary rights of third parties.

         The Company may provide some of its products to end users using non-exclusive, non-transferable licenses which provide that the licensee may use the software solely for internal operations on designated computers at specific sites or by a specified number of users. The Company generally does not make source codes available for the Company's products.

         Due to the difficulty of doing so, the Company has never policed, nor has it ever attempted to police, the unauthorized use of its products. Even though piracy of the Company's proprietary rights could materially adversely affect it, the Company believes that the threat of piracy, or the unavailability of protection under applicable laws, is less significant to its competitive and fiscal well being than its ability to respond to the rapid change in technology which characterizes the computer industry.

COMPETITION

         The markets in which the Company competes are highly competitive, and the Company believes that such competition is likely to intensify. Many of the Company's competitors have substantially greater financial resources, larger research and development and sales staffs and greater name recognition than the Company and, therefore, can respond more quickly and efficiently to changing technology and user needs. As usually occurs when competition increases, there is corresponding downward pressure on prices and profit margins, either of which could materially and adversely affect the Company. The Company believes that a potential source of competition is from its present customers who could choose to develop and produce products and render services in-house similar to those provided by the Company.

         Since the Company offers a variety of products and services, no generalities can be made as to its competitors, all of which differ depending upon the product or service offered.

         The largest competition, in terms of number of competitors, is for customers desiring systems integration, including the re-marketing of another party's products, and document solutions. These competitors range from the local, small privately held company to the large national and international organizations, including the large consulting firms, such as Andersen Consulting. A large number of companies act as re-marketers of another party's products, and therefore, the competition in this area is intense. In some instances, the Company, in acting as a re-marketer, may compete with the original manufacturer.

         There are a number of companies that compete with the Company for customers wishing to migrate from a legacy to an open systems environment. In addition, there are different competitors, depending upon the platform from which the migration is being done. Generally, as with competitors for the Company's open systems services and products, the competitors for transition services business range from small to large companies. The Company believes, however, that not a significant number of its competitors for the transition services business use automated tools to facilitate the migration. This, the Company believes, gives it a competitive advantage in this area.

         Since the development of high capacity technologies and document linkage and Internet access methods are in their relative infancy, at the current time there is very little competition. However, it can be expected that as this area develops, competitors will appear and competition will be significantly increased. No assurances can be given that the Company will be able to compete successfully in this area should this occur.

         New or improved products and services can be expected from the Company's competitors in the future. Market participants must compete on many fronts, including development time, engineering expertise, product quality, performance and reliability, price, name recognition, customer support and access to distribution channels. The Company believes that it has been able to compete to date primarily through product quality, technical excellence, customer service and its ability to achieve desired results. The Company's ability to compete in the future will depend upon many factors, including the ability to attract new customers and to diversify its customer base and products and services so as not to be dependent upon any one or several customers or product or service, to attract and retain qualified management, sales and technical personnel, to develop new products and services and to respond quickly and efficiently to new technology. There is no assurance that the Company will be able to compete successfully or develop competitive products and services in the future.

LIABILITY INSURANCE

         The Company has never had any liability claim asserted against it. However, the Company could be subject to liability claims in connection with the use of the products and services that it sells. There can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from these claims or would be able to have its customers indemnify or insure the Company against such claims. The Company currently maintains product liability and errors and omission insurance; however, there can be no assurance that such coverage will be adequate in terms and scope to protect the Company against material adverse effects in the event of a successful claim.

GOVERNMENT REGULATION

         The Company has no knowledge of any government regulation to which it is subject or which would materially adversely affect its business operations.

ENVIRONMENTAL PROTECTION COMPLIANCE

         The Company has no knowledge of any federal, state or local environmental compliance regulations which affect its business activities. The Company has not expended any capital to comply with any environmental protection statutes and does not anticipate that such expenditures will be necessary in the future.

EMPLOYEES

         As of the date hereof, the Company employs 63 full-time and 4 part-time employees, located in 8 states and two foreign countries, which include
15 full-time employees and 2 part-time employee in systems integration, 9 full-time employees in product development, 16 full-time employees and 2 part-time employees in sales, 10 full-time employees in marketing and 13 full-time employees in executive and administrative positions. None of the Company's employees are represented by a labor union or bound by a collective bargaining agreement. The Company believes that its employee relations are good.

FACILITIES

         The Company's principal executive, marketing, development and support facility was moved in December, 1996, from Naperville, Illinois, and is currently located at 2201 Second Street, Suite 600, Fort Myers, Florida 33901, where the Company occupies approximately 10,615 square feet under the terms of a lease from an unaffiliated party expiring on February 11, 2000.

         The Company also leases, from unaffiliated parties, the following:

                   (1) approximately 6,050 square feet of office space, pursuant to a written lease terminating April 30, 2000, at the Lisle Business Center, 2150 Western Court, Lisle, Illinois 60532-1898.

                   (2) approximately 880 square feet of office space, pursuant to a written lease terminating January 31, 1998, at 12 Calle 1-25 Zona 10, Edificio Geminis, Torre Norte Oficina 1006, Guatemala City, Guatemala 01010.

                   (3) approximately 9,324 square feet under the terms of written lease expiring on December 31, 2000 at 280 West Shuman, Naperville, Illinois. The Company subleases to an unaffiliated party all of the space under the terms of a written sub-lease expiring on December 31, 2000.

         The Company also leases from Charles W. Fritz (the Company's President) and his wife, pursuant to a verbal, month-to-month lease, space at 6054 Timberwood Circle, #240, Ft. Myers, Florida 33908, at $950 per month. Although this lease is between affiliated parties, the Company believes that it is on terms no less favorable to it than could be obtained from unaffiliated parties. See "Certain Transactions".

         The Company believes that its existing office space is adequate to meet its current and short-term requirements.

FINANCIAL CONSULTANTS

         In addition to the Representative and Compass Capital, Inc., each of which the Company has retained as a financial consultant, see "Recent Underwriting", in March, 1997, the Company also retained Dominick & Dominick Incorporated ("Dominick"), as a non-exclusive financial advisor to advise the Company on, among other things, mergers, acquisitions, joint ventures, potential public and private financings, bank borrowings, licensing and other business arrangements. For its advisory services, Dominick received a $15,000 engagement fee and receives a $15,000 quarterly retainer fee, in addition to any additional fees paid to it for transactions and financings entered into by the Company and to which Dominick is entitled to fees in accordance with its agreement with the Company. For a nominal consideration, the Company also sold Dominick a warrant, exercisable until November 25, 2001, to purchase 375,000 shares of Common Stock at $7.375 a share.

LEGAL MATTERS

         The Company is currently not a defendant in any legal proceedings.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Company's executive officers and directors are:

NAME                            AGE             POSITION HELD
----                            ---             -------------

Charles W. Fritz                41              President, Chief Executive Officer, Director and Chairman of
                                                the Board

William E. Fritz                67              Secretary and Director

Charles T. Jensen               53              Chief Financial Officer, Vice-President and Treasurer and
                                                Director

Robert T. Durst, Jr.            44              Chief Technical Officer, Vice-President of Technology and
                                                Director

Dan Trampel                     44              Senior Vice-President -- Sales

A. Hayes Barclay                66              Director

James J. Keil                   69              Director

Paul Reece                      60              Director

         CHARLES W. FRITZ is a founder of the Company and has served as its President and a Director since its inception, and as Chief Executive Officer and the Chairman of the Board of Directors since August 6, 1996. Prior to founding the Company, Mr. Fritz was an Account Executive with IBM Corporation from 1979 to 1988, Director of Marketing and Strategic Alliances for the Information Consulting Group from 1988-1989, and a Consultant for McKinsey & Company. Mr. Fritz holds an M.B.A. from Rollins College and a B.A. in finance from the University of Florida. Mr. Fritz is the son of William E. Fritz, a Director of the Company and its Secretary. Mr. Fritz is a member of the Company's Compensation Committee.

         WILLIAM E. FRITZ is a founder of the Company and has served as Secretary and a Director of the Corporation since its inception. He also served as Treasurer of the Company from its inception until May 1, 1996. Mr. Fritz, who has over thirty-two years in establishing and operating privately owned companies, has been an officer and either the sole stockholder or a majority stockholder, of G. T. Enterprises, Inc. (formerly Gen-Tech, Inc.), D. M., Inc. (formerly Dev-Mark, Inc.) and EDSCO, three companies formerly in the business of railroad freight car equipment manufacturing. Mr. Fritz also has ownership interests and executive positions in several other companies. Mr. Fritz holds a B.S.M.E. and a Bachelor of Naval Science degree from the University of Wisconsin. Mr. Fritz is the father of Charles W. Fritz, the Company's President, Chief Executive Officer and Chairman of the Board.

         CHARLES T. JENSEN has been Chief Financial Officer, Treasurer and Vice President of the Company since May 1, 1996. He has been a Director since August 6, 1996. Prior to joining the Company in November, 1995, Mr. Jensen, who has over 27 years of audit, finance and business experience, including audit experience with Price Waterhouse & Co., was Chief Financial Officer of Jack M. Berry, Inc., a Florida corporation which grows and processes citrus products, from December, 1994 to October, 1995, and at Viking Range Corporation, a Mississippi corporation, a manufacturer of gas ranges from November, 1993 to December, 1994. From December, 1992 to February, 1994, Mr. Jensen was Treasurer of Lin Jensen, Inc., a Virginia corporation specializing in ladies clothing and accessories. Prior to that, from January, 1982 to March, 1993, Mr. Jensen was Controller and Vice-President of Finance of The Pinkerton Tobacco Co., a tobacco manufacturer. Mr. Jensen holds a B.B.A. in Accounting from Western Michigan University and is a Certified Public Accountant. Mr. Jensen is a member of the Company's Compensation Committee.

         ROBERT T. DURST, JR. has been Chief Technical Officer and Vice-President of Technology since April 1, 1996. In addition, from April, 1996, to April, 1997, Mr. Durst served as Vice-President of Business Development. He has been a Director since August 6, 1996. Prior to joining the Company, Mr. Durst held management positions with Symbol Technologies, Inc., Bohemia, New York, from February, 1992 to March, 1995 where, among other things, he worked extensively on two dimensional bar code technology. From March, 1986 to February, 1992, Mr. Durst was employed as a Technical Director by Pitney Bowes, Inc., Stamford, Connecticut. Mr. Durst holds a M.A. in Cognitive Psychology from the University of Illinois and a B.A. from Allegheny College.

         DAN TRAMPEL has been Senior Vice-President of Sales since July 3, 1996. Mr. Trampel has approximately twenty years of experience in sales, marketing, sales management and general management. Prior to joining the Company, from September, 1993 to May, 1994, Mr. Trampel was Vice-President of Sales for the Great Lakes region for Hitachi Data Systems, a California based company which markets mainframe computers and peripherals to Fortune 500 companies. From July, 1991, to August, 1993, Mr. Trampel was Vice-President of Sales, Marketing and Customer Support for Data-Link Systems, Incorporated, an Indiana based company which acts as a data servicer and software development concern to large banks and mortgage servicers. From February, 1989 to January, 1991, Mr. Trampel was Vice-President of Sales for the Central Region for Network Equipment Technologies, Incorporated, a California based company which provides high-speed hardware and software to Fortune 500 companies desiring to install and operate their own private data networks. From July, 1974 to February, 1989, Mr. Trampel worked for IBM Corporation where he worked in its Data Processing Division and National Accounts Division until 1985, when he became the Branch Manager of its Midtown Branch in Chicago, Illinois. Mr. Trampel holds a B.A. in Economics and Public Administration from Drake University.

         A. HAYES BARCLAY has been a Director of the Company since August 6, 1996. Mr. Barclay has practiced law for approximately 33 years and since 1985, has been an officer, owner and employee of the law firm of Barclay & Damisch, Ltd. and its predecessor, with offices in Chicago, Wheaton, and

Arlington Heights, Illinois. Mr. Barclay holds a B.A. degree from Wheaton College, a B.S. from the University of Illinois and a J.D. from the Illinois Institute of Technology - Chicago Kent College of Law. Mr. Barclay is a member of the Company's Stock Option Committee.

         JAMES J. KEIL has been a Director of the Company since August 6, 1996. He is founder and president of Keil & Keil Associates, a business and marketing consulting firm located in Washington, D.C., specializing in marketing, sales and document technology projects. Prior to forming Keil & Keil Associates in 1990, Mr. Keil worked for approximately thirty-eight years at IBM Corporation and Xerox Corporation in various marketing and sales positions. From 1989-1995, Mr. Keil was on the Board of Directors of Elixir Technologies Corporation, and from 1990-1992 was the Chairman of its Board of Directors. From 1992-1996, Mr. Keil served on the board of directors of Document Sciences Corporation. Mr. Keil holds a B.S. degree from the University of Dayton. Mr. Keil is a member of the Company's Stock Option and Compensation Committees.

         PAUL REECE has been a Director of the Company since August 6, 1996. From 1987 until 1994, when he retired from Pitney Bowes, Inc., Stamford, Connecticut, Mr. Reece served at various times as its Vice-President of Operations and Technology Division, Vice-President of Technical Systems and Advanced Products and Vice-President of Corporate Engineering and Technology. Prior to joining Pitney Bowes, Inc., Mr. Reece worked for nineteen years at General Electric Company in various technical, marketing and engineering positions. Mr. Reece holds a B.S., M.S. and Ph.D. in electronics and engineering from the University of Manchester, England. Mr. Reece is a member of the Company's Compensation Committee.

CERTAIN SIGNIFICANT EMPLOYEES

         KEVIN E. LEININGER was in charge of managing the Company's systems transition solutions business from May, 1996 to April, 1997, when he was promoted to Vice-president of Business Development. From 1991 to 1996, he managed the Company's open systems development services, which currently are part of the Company's systems transition solutions services. From 1987 to 1991, prior to joining the Company, Mr. Leininger held a Group Leadership Position with Fermi National Accelerator Laboratories. To date, Mr. Leininger has authored or co-authored six books on UNIX and the Internet, three of which have been McGraw Hill Book of the Month selections. Mr. Leininger holds a M.B.A. from the University of Chicago and a B.S. in Physics and Math from Iowa State University.

         RICK D. HOLLINGSWORTH has been Vice President of Technical Operations since August 19, 1996. Mr. Hollingsworth has twenty years of experience in software development. Prior to joining the Company, from December, 1994 to August, 1996, Mr. Hollingsworth served as a consultant for a number of organizations in Southwest Florida. From June, 1992, to November, 1994, he was with Allen Systems Group as Chief Technical Officer. Prior to serving in this position, he served as its Executive Vice President for product development. From May, 1986 to June, 1992, he served as Executive Vice President of Master Control Systems where he coordinated the development and marketing of new products. Mr. Hollingsworth holds a Bachelor of Business Administration from Baylor University.

         Directors are elected on an annual basis. Each director of the Company holds office until the next annual meeting of the shareholders or until that director's successor has been elected and qualified. At present, the Company's by-laws provide for not less than one director nor more than ten. Currently, there are seven directors. The Company's by-laws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers of the Company are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified.

         The Company has agreed, for a period of four years from the consummation of this offering, if so requested by the Representative, to nominate a designee of the Representative as a director of the Company, and if the Company is unable to obtain directors and officers liability insurance, the Representative has the right to designate a consultant to the Company's Board of Directors, who has the right to attend directors' meetings and will be compensated on the same basis as non-employee members of the Board of Directors.

DIRECTOR COMPENSATION

         Directors are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors and non-employee directors receive options to purchase 3,000 shares of the Company's Common Stock when first becoming a director and options to purchase 1,000 shares when re-elected, if such person is re-elected. See "Management - Stock Option Plan". The Company anticipates that the Board of Directors will meet at least five times a year.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Company's Board of Directors has an Audit Committee, Compensation Committee and a Stock Option Committee. The Board of Directors does not have a Nominating Committee, and the functions of such committee are performed by the Board of Directors.

         AUDIT COMMITTEE. The Company's Board of Directors will act as the Audit Committee, which is responsible for nominating the Company's independent accountants for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent accountants, and reviewing the financial statements, audit practices and internal controls of the Company.

         COMPENSATION COMMITTEE. The Compensation Committee is responsible for recommending compensation and benefits for the executive officers of the Company to the Board of Directors and for administering the Company's Incentive Plan for Management. See "Management - Incentive Plan for Management". Charles W. Fritz, Charles T. Jensen, James J. Keil and Paul Reece are the current members of the Company's Compensation Committee.

         STOCK OPTION COMMITTEE. The Stock Option Committee, which is comprised of non-employee directors, is responsible for administering the Company's Stock Option Plan. See "Management - Stock Option Plan". A. Hayes Barclay and James J. Keil are the current members of the Company's Stock Option Committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION

         As permitted by the Delaware General Corporation Law ("DGCL"), the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

         The Certificate of Incorporation and the by-laws of the Company provide that the Company is required and permitted to indemnify its officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. In accordance with its agreement with the Representative, the Company has obtained directors and officers liability insurance. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission ("Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

         The following table sets forth certain information with respect to the compensation paid to (i) the Company's Chief Executive Officer and (ii) each of the Company's other executive officers who received aggregate cash compensation in excess of $100,000 for services rendered to the Company (collectively, "the Named Executive Officers") during the years ended December 31, 1996, 1995 and 1994:

                                               SUMMARY COMPENSATION TABLE


                                                                                   SECURITIES
                                                     ANNUAL COMPENSATION (1)       UNDERLYING
                                                 -----------------------------      WARRANTS/      ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR        SALARY    BONUS(2)     OPTIONS       COMPENSATION
---------------------------                      ----        --------  --------    ----------     ------------
Charles W. Fritz                                 1996       $146,666   $ 36,667      260,000(3)    $5,486(4)
   President and Chief Executive Officer         1995        110,000      ---
                                                 1994        145,000    230,000

Charles T. Jensen                                1996         95,000     50,782       90,386(5)    $3,780(4)
   Chief Financial Officer,Vice-President        1995(6)      10,833      ---
    and Treasurer                                1994(7)      ---         ---

Robert T. Durst, Jr.                             1996        104,994     22,967      153,657(5)    $4,704(4)
   Chief Technical Officer and Vice-President    1995(7)      ---         ---
   of Technology and Business Development        1994(7)      ---         ---

------------------------

(1) In accordance with the rules of the Securities and Exchange Commission ("Commission"), other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the Named Executive Officer for such year.
(2) The 1996 bonuses were paid in February, 1997, except $30,000 of the bonus to Mr. Jensen which was paid in August, 1996. The 1994 bonus was paid in December, 1994.
(3) Represents a warrant, exercisable for a period of four years commencing November 25, 1997, to purchase up to 260,000 shares of common stock at an exercise price of $8.85.
(4)  Includes life insurance premiums and the corresponding income tax effects.
(5)  Represents options granted under the Company's Stock Option Plan.
(6) Amounts cover the period from date of employment by the Company in November, 1995 until December 31, 1995.
(7)  Was not employed by the Company during this year.


EMPLOYMENT AGREEMENTS

       The Company has entered into five year employment agreements ending April 30, 2001, with each of Charles W. Fritz, its President and Chief Executive Officer and Charles T. Jensen, its Chief Financial Officer and Treasurer, and with Robert T. Durst, Jr., its Chief Technical Officer and Vice-President of Technology, ending March 31, 2001. The employment agreements for Messrs. Fritz, Durst and Jensen provide for an annual salary of $170,000, $140,000 and $110,000, respectively, subject to annual review by the Board of Directors which may increase but not decrease, such salary, and participation in all benefits and plans available to executive employees of the Company. Effective April 1, 1997. Mr. Durst's annual salary was increased to $154,000, and Messrs. Fritz and Jensen's annual salaries were increased to $187,000 and $121,000, respectively, effective May 1, 1997. Each employment agreement terminates upon the employee's death or retirement, and may be terminated by the Company upon the employee's total disability, as defined in the agreement, or for cause which is defined, among other things, as the willful failure to perform duties, embezzlement or conviction of a felony. In addition, Messrs. Fritz, Durst and Jensen participate in a special insurance disability plan and receive life insurance benefits not generally offered to other employees and are entitled to certain severance benefits. These severance benefits vary depending upon whether termination occurs prior to or after the date of the Public Offering, the reason for termination and whether there has been a change in control of the Company. Since none of Messrs. Fritz, Durst and Jensen were terminated from their employment with the Company prior to the Public Offering, the provisions relating to severance benefits payable if termination occurs prior to the Public Offering are no longer applicable. If termination occurs following the Public Offering by the Company (except for cause or total disability) or by the employee for good reason, as defined in the employment agreement, the agreement provides that the Company will pay to the terminated employee (i) his salary through the date of termination, (ii) any deferred and unpaid amounts due under the Company's Incentive Plan for Management, (iii) any accrued deferred compensation, (iv) an amount equal to two times the sum of his annual base salary plus his highest incentive compensation for the last two years, (v) unpaid incentive compensation including a pro rata amount of contingent incentive compensation for uncompleted periods, (vi) in lieu of any stock options granted whether under the Stock Option Plan or otherwise (which are canceled upon the following payment) a cash amount equal to the aggregate spread between the exercise prices of all options held at such time by such terminated employee and the higher of the highest bid price of the Common Stock during the twelve months immediately preceding the date of termination, or the highest price per share of Common Stock actually paid in connection with any change in control (as defined in the employment agreement) of the Company provided that such payments do not violate the provisions of any option or the Stock Option Plan or other plan then in effect, (vii) an amount equal to any taxes payable on these payments, (viii) all relocation expenses if he moves his principal residence more than 50 miles within one year from the date of termination, and (ix) all legal fees and expenses incurred as a result of the termination. In addition, unless termination is for cause, the Company must continue to fund through the terminated employee's normal retirement age any key man insurance that is in effect on the date of termination, or make a lump sum payment necessary to continue to pay such premiums and, for a period of two years following termination, maintain in effect for the benefit of the terminated employee all employee benefit plans, programs or arrangements in effect immediately prior to the date of termination. If the terminated employee's continued participation under such plan and programs is not allowable, the Company is obligated to provide him with similar benefits. Each employment agreement provides that services may be performed for companies, other entities and individuals whether or not affiliated with the Company provided that the performance of such services does not prevent the employee from attending to the affairs of the Company and such companies are not in competition with the Company. The employment agreements of Messrs. Fritz and Durst contain provisions prohibiting their competing with the Company both during and, depending upon the reason for such termination, for one year following the termination of their employment.

INCENTIVE PLAN FOR MANAGEMENT

     Effective as of January 1, 1996, the Company adopted an Annual Incentive Plan for Management ("Incentive Plan"), which provides for annual cash bonuses to eligible employees based upon the attainment of certain corporate and individual performance goals during the year. The Incentive Plan is designed to provide additional incentive to the Company's management to achieve these growth and profitability goals. Participation in the Incentive Plan is limited to those employees holding positions assigned to incentive eligible salary grades and whose participation is authorized by the Company's Compensation Committee which administers the Incentive Plan, including determination of employees eligible for participation or exclusion. The Board of Directors can amend, modify or terminate the Incentive Plan for the next plan year at any time prior to the commencement of such next plan year on January 1.

     To be eligible for consideration for inclusion in the Incentive Plan, an employee must be on the Company's payroll for the last three months of the year involved. Death, total and permanent disability or retirement are exceptions to such minimum employment, and awards in such cases are granted on a pro-rata basis. In addition, where employment is terminated due to job elimination, a pro rata award may be considered. Employees who voluntarily terminate their employment, or who are terminated by the Company for unacceptable performance, prior to the end of the year are not eligible to participate in the Incentive Plan. All awards are subject to any governmental regulations in effect at the time of payment.

     Performance goals are determined for both the Company's and the employee's performance during the year, and if performance goals are attained, eligible employees are entitled to an award based upon a specified percentage of their base salary.

STOCK OPTION PLAN

     Effective as of February 1, 1996 (and amended and restated effective July 18, 1996 and further amended through November 18, 1996), the Company adopted its 1996 Stock Option Plan ("Stock Option Plan"), the purpose of which is to retain the services of selected employees and attract new employees, consultants and directors by providing them with the opportunity to acquire a proprietary interest in the Company and thus share in its growth and success. The Stock Option Plan provides for the granting of non-qualified stock options and "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and provides for the issuance of a maximum of 1,500,000 shares of Common Stock. Incentive stock options may be granted only to employees of the Company or its subsidiaries. Stock options, other than incentive stock options, may be granted to any employee, officer or consultant. An employee may receive more than one grant of a stock option, including simultaneous grants of different forms of stock options. Options to purchase up to 3,000 shares of Common Stock are granted to non-employee directors on the date that such person first becomes a member of the Board of Directors. In addition, beginning with the Company's first annual stockholder's meeting following the date of the Public Offering, options to purchase up to an additional 1,000 shares of Common Stock will automatically be granted to each non-employee director as of the date of each annual meeting at which such person is re-elected or continues to serve as a director. Accordingly, since Messrs. Barclay, Keil and Reece were re-elected as directors of the Company at the first annual stockholder's meeting in July, 1997, they each were issued options to purchase 1,000 shares of the Company's Common Stock.

     The Stock Option Plan is currently administered by the Stock Option Committee of the Board of Directors and is currently composed of Messrs. A. Hayes Barclay and James J. Keil. An officer or employee of the Company may not serve on this Committee. No member of the Committee is eligible to receive stock options under the Stock Option Plan while serving on the Committee other than the automatic grant of options to non-employee directors. Subject to the provisions of the Stock Option Plan, the Committee has exclusive authority to interpret and administer the Stock Option Plan, to select the persons to whom stock options are granted, to determine the number of shares to be covered by each stock option and whether the option granted is an incentive stock option or a non-qualified stock option, to determine whether the shares covered by the option are restricted as to transferability and to determine the terms and conditions upon which each stock option may be exercisable. No stock options under the Stock Option Plan can be granted after January 31, 1999, and the maximum term of an option is ten years from the date of its grant. Upon the occurrence of certain transactions, including a sale, transfer or other disposition resulting in Charles W. Fritz, William E. Fritz and their affiliates owning less than a specified percentage of the voting stock of the Company or the execution of a definitive agreement for the sale of all or substantially all of the Company's assets or its consolidation or merger (except for the merger of Dev-Tech Associates, Inc. into the Company) where the Company is not the surviving entity, each then outstanding option immediately becomes exercisable. Under certain circumstances, the shares of Common Stock issuable upon exercise of the options may be increased or decreased.

     The exercise price of each option is determined by the Committee and must be either the fair market value of each share subject to the option on the date the option is granted, or at such other price as the Committee determines, but not less than 100% of the fair market value on the date of the grant.

     In lieu of tendering a cash payment to satisfy the option price, the optionee may, in the Committee's discretion, satisfy all or a portion of such option price by delivering shares of the Company's Common Stock. Such shares of Common Stock are valued at their fair market value at the time of exercise.

     Options under the Stock Option Plan are non-transferable other than by will, the laws of descent or distribution or pursuant to a qualified domestic relations order. Options may be exercised only during the lifetime of the optionee and, except as may otherwise be provided, only by such individual. The Committee, in its discretion, may provide that an option is exercisable in installments and at specified times, and, at any time after the granting of an option, may accelerate the installment exercise dates. Each grant of an option is confirmed by an agreement ("Stock Option Agreement") between the Company and the optionee, which provides, among other things, that shares received upon exercise of the option cannot be sold, transferred or otherwise disposed of for at least six months from the date of the Stock Option Agreement, none of the outstanding options can be exercised by the optionee thereof unless such optionee has been in the continuous employ of the Company to the date of exercise, subject to termination of employment, death and disability and gives the Company the right, under certain circumstances, to suspend an optionee's right to exercise an option.

     For options granted prior to July 18, 1996, depending upon the circumstances of an optionee's termination of employment, such optionee's stock options may be exercisable following such termination for up to three months, which is extended to twelve months from the date of death if the optionee dies during such three month period. If the termination is due to death, the option is exercisable for twelve months following the date of death. If the optionee's employment with the Company is terminated without the consent of the Company (other than due to the optionee's death) or for cause, as determined by the Committee, then such optionee's right to exercise the then-outstanding stock options terminates immediately. Options granted subsequent to July 18, 1996, terminate on the earlier of an optionee's termination of employment for any reason or the expiration of the term of the option, although the Committee, in its sole discretion, may allow the option to be exercised for any period following such termination but no longer than the expiration of the term. If at any time after termination an optionee engages in "detrimental activity", as defined in the Stock Option Plan, the Committee, in its discretion, may cause the optionee's right to exercise the option to be forfeited. Options then exercisable held by a non-employee director when such person ceases being a director must be exercised within twelve months following the date such person is no longer serving as a director, unless such termination of service as a director is due to such person's death, permanent disability or retirement pursuant to a Company policy, in which case, such options are exercisable during their remaining terms. The employment agreements of Messrs. Fritz, Durst and Jensen each provide that upon termination of employment by the Company, other than for cause, death or retirement, or by the employee for "Good Reason" as defined in the employment agreement, any time following the Public Offering, any options granted to the terminated employee are canceled and, in lieu thereof, such terminated employee is to receive a cash amount equal to the aggregate spread between the exercise prices of all options held at such time by such terminated employee and the higher of the highest bid price of the Common Stock during the twelve months immediately preceding the date of termination, or the highest price per share of Common Stock actually paid in connection with any change in control of the Company (as defined), provided that such payments do not violate the provisions of any option or the Stock Option Plan or other plan then in effect.

     As of the date hereof, options to purchase an aggregate of 679,728 shares of Common Stock, at an exercise price of $.84, were granted and are outstanding under the Company's Stock Option Plan, including options to Charles T. Jensen, its Chief Financial Officer, and to Robert T. Durst, Jr., its Vice-President of Technology, to purchase 90,386 and 153,657 shares of Common Stock, respectively. In addition, as of July 31, 1997, options to purchase an aggregate of 349,407 shares of Common Stock in a range of $4.19 to $9.25 have also been granted to employees, directors and consultants and are outstanding.

     Effective February 1, 1996 (and amended and restated effective July 18,
1996), Migration adopted a 1996 stock option plan providing for the issuance of a maximum of 400,000 shares of Migration common stock and identical in all other material respects to the Company's Stock Option Plan. As a result of the merger of Migration into the Company's wholly-owned subsidiary, the Migration stock option plan is no longer in effect, no further options under the Migration stock option plan will be issued and holders of options to purchase shares of Migration common stock will, in lieu thereof, receive shares of the Company's Common Stock upon exercise of their options. As of the date hereof, options to purchase 323,132 shares of Migration common stock, at an exercise price of $.84 per share have been granted and are outstanding.

     Following the merger of Migration into the Company's wholly-owned subsidiary, the aggregate number of shares of Common Stock issuable under the Company's Stock Option Plan was not increased by the number of shares of stock issuable under the Migration stock option plan but remains at a maximum of 1,500,000 shares, including options granted under the Migration stock option plan. As of the date of this Prospectus, of the 1,500,000 options issuable under the Company's Stock Option Plan, there are currently options granted to purchase an aggregate of 1,352,267 shares of Common Stock (including 323,132 options granted under Migration's stock option plan), and 135,348 options reserved for future issuance under the Stock Option Plan.

     The Company has agreed with the Representative that except with respect to options granted as of the date of this Prospectus and the grant of options under the Stock Option Plan, it will not, for a period of one year from the date of this Prospectus, issue any options without its approval.

     The Company's Board of Directors has authorized Management to explore the possibility of establishing a second stock option plan.

     The following presents certain information on stock options and warrants for the Named Executive Officers of the Company for the Year Ended December 31, 1996:

                         OPTION/WARRANT GRANTS IN 1996

                                          INDIVIDUAL GRANTS
                       ---------------------------------------------------------
                       NUMBER OF       PERCENTAGE OF
                       SECURITIES      TOTAL OPTIONS/
                       UNDERLYING         WARRANTS
                        OPTIONS/         GRANTED TO
                        WARRANTS        EMPLOYEES IN   EXERCISE      EXPIRATION
        NAME            GRANTED             1996         PRICE          DATE
        ----           -----------     -------------   --------      ----------

Charles W. Fritz        260,000(1)         100.0%        $8.85        11/25/01

Charles T. Jensen        90,386(2)           6.4%        $ .84        02/01/06

Robert T. Durst, Jr.    153,657(2)          10.8%        $ .84        04/01/06
------------------------------------------------

(1) Represents a warrant ("Principal Stockholder's Warrant"), exercisable for four years commencing November 25, 1997, granted in consideration of loans made to the Company. Since this was the only warrant granted, it represents 100% of all warrants of this kind granted. When combined with all options granted under the Company's 1996 Stock Option Plan, the Principal Stockholder's Warrant represents 14.3% of all options and warrants granted by the Company in 1996.

(2)  Represents options granted under the Company's 1996 Stock Option Plan.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth options exercised by the Company's Named Executive Officers during fiscal 1996, and the number and value of all unexercised options at fiscal year end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of the Company's stock on December 31, 1996.

                                                                     VALUE OF
                                                                    UNEXERCISED
                                                   NUMBER OF       IN-THE-MONEY
                                                  UNEXERCISED       OPTIONS AT
                                                  SECURITIES       DECEMBER 31,
                                                  UNDERLYING           1996
                                                   OPTIONS AT       (BASED ON
                                                  DECEMBER 31,        $4.785
                                                      1996          PER SHARE)
                     SHARES ACQUIRED    VALUE     #EXERCISABLE/    #EXERCISABLE/
     NAME              ON EXERCISE     REALIZED   UNEXERCISABLE    UNEXERCISABLE
     ----            ---------------   --------   -------------    -------------

Charles W. Fritz           --             --        0/260,000       $0/$0

Charles T. Jensen          --             --        0/90,386        $0/$432,497

Robert T. Durst, Jr.       --             --        0/153,657       $0/$735,249

     For the year ended December 31, 1996, there have not been any long term incentive plan awards made to a Named Executive Officer.

401(K) PLAN

     The Company maintains a 401(k) Profit Sharing Plan and Trust (the "401(k) Plan"). All employees of the Company who are 21 years of age and who have completed three months of service are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may make elective contributions of up to 20% of such participant's pre-tax salary (up to a statutorily prescribed annual limit, which is $9,500 for 1997) to the 401(k) Plan, although the percentage elected by certain highly compensated participants may be required to be lower. All amounts contributed to the 401(k) Plan by employee participants and earnings on these contributions are fully vested at all times. The 401(k) Plan also provides for matching and discretionary contributions by the Company. To date, the Company has not made any such contributions.

NONSOLICITATION AND CONFIDENTIALITY AGREEMENT

     All of the Company's employees have signed a Nonsolicitation and Confidentiality Agreement. This Agreement requires the employee both during and following employment with the Company to keep confidential, and not disclose, the confidential information of the Company, which is defined to include all product drawings, technological information, sales and marketing data, account names and data, customer lists, margin and pricing data and all other materials or data not otherwise generally available to the public. In addition, the employee is prohibited from soliciting the Company's customers upon termination of employment. Even though the Company has all employees sign this Agreement, a court may refuse to enforce it, either fully or even partially.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the date of this Prospectus, (i) by each person or entity known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) by each of the Company's directors,
(iii) by each executive officer of the Company named in the Summary Compensation Table and (iv) by all executive officers and directors of the Company as a group.

                                                     SHARES                PERCENTAGE
                                                  BENEFICIALLY            BENEFICIALLY
NAME AND ADDRESS OF OWNER                           OWNED(1)                OWNED(1)
-------------------------                         ------------            ------------
Charles W. Fritz (2)(3)......................       1,446,569                 26.9%

Fritz Family Limited
Partnership (2)(4)...........................       1,511,742                 28.1%

Chandler T. Fritz
1994 Trust(2)(5)(6)..........................          58,489                  1.1%

Charles W. Fritz
1994 Trust(2)(5)(7)..........................          58,489                  1.1%

Debra F. Schiafone
1994 Trust(2)(5)(8)..........................          58,489                  1.1%

Charles T. Jensen(2)(9)......................          90,386                  1.7%

Robert T. Durst, Jr.(2)(9)...................         153,657                  2.8%

Dan Trampel(2)(9)............................          90,386                  1.7%

A. Hayes Barclay(10).........................           1,000                 *

James J. Keil(11)............................           5,000                 *

Paul Reece(12)...............................           4,000                 *

All executive officers and
 directors as a group (8 persons)(13)........       3,478,207                 60.8%

---------------------------------
* Less than one percent.

Footnotes are on the following page.

(1) Beneficial ownership is determined in accordance with rules of the Commission, and includes generally voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within sixty days of July 31, 1997 are deemed outstanding for computing the beneficial ownership percentage of the person holding such options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Options granted under the Company's 1996 Stock Option Plan to Messrs. Barclay, Keil and Reece and warrants (the "Principal Stockholder's Warrants") granted to Charles Fritz are not currently exercisable or exercisable within sixty days from July 31, 1997. Accordingly, the number of shares of common stock issuable upon the exercise of any option or warrant owned by such person or entity are not included in this table. Except as indicated by footnote, to the knowledge of the Company, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)  c/o NeoMedia Technologies, Inc.
     2201 Second Street, Suite 600
     Fort Myers, Florida  33901

(3) Mr. Charles Fritz may be deemed to be a parent and promoter of the Company, as those terms are defined in the Securities Act. Shares beneficially owned
     (i) include 200 shares of Common Stock (50 shares owned by each of Mr. Charles Fritz's four minor children for an aggregate of 200 shares), (ii) include 200 five-year redeemable publicly traded warrants to purchase Common Stock at a price of $7.375 (50 warrants owned by each of Mr. Charles Fritz's four minor children for an aggregate of 200 warrants), and (iii) do not include the Principal Stockholder's Warrants to purchase 260,000 shares of common stock at $8.85 per share after November 25, 1997.

(4) William E. Fritz, Secretary of the Company, and his wife, Edna Fritz, are the general partners of this Limited Partnership, and therefore each are deemed to be the beneficial owner of the 1,511,742 shares held in the Fritz Family Partnership. As Trustee of each of the Chandler T. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, William E. Fritz is deemed to be the beneficial owner of the shares of the Company held in each trust. Accordingly, Mr. William E. Fritz is deemed to be the beneficial owner of an aggregate of 1,687,209 shares (175,467 of which as a result of being trustee of the Chandler T. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, and 1,511,742 shares as a result of being co-general partner of the Fritz Family Partnership). Mr. William E. Fritz may be deemed to be a parent and promoter of the Company, as those terms are defined in the Securities Act.

(5) William E. Fritz is the Trustee of this Trust and therefore is deemed to be the beneficial owner of such shares.

(6) Chandler T. Fritz, son of William E. Fritz, is primary beneficiary of this trust.

(7) Charles W. Fritz, son of William E. Fritz and President and Chief Executive Officer of the Company, is primary beneficiary of this trust.

(8) Debra F. Schiafone, daughter of William E. Fritz, is primary beneficiary of this trust.

(9) Represents options granted under the the Company's Stock Option Plan which can be exercised, but cannot be sold until after November 25, 1997 in accordance with an agreement made with the Representative.

(10) c/o Barclay & Damisch Ltd
     115 West Wesley Street
     Wheaton, Illinois 60187
     Does not include 1,000 shares of common stock owned by Mr. Barclay's adult child living at Mr. Barclay's home, beneficial ownership of which is disclaimed.

(11) c/o Keil & Keil Associates
     733 15th Street, N.W.
     Washington, D.C. 20005

(12) 380 Gulf of Mexico Drive
     Long Boat Key, Florida  34228
     Includes 2,000 Warrants owned by Mr. Reece.

(13) Includes an aggregate of 334,429 options granted under the Company's 1996 Stock Option Plan and 2,200 Warrants.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     In its Certificate of Incorporation, the Company elected not to be subject to the provisions of Section 203 of the DGCL, which provides, with certain exemptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless certain conditions are satisfied. An "interested stockholder" is defined to include any person, and the affiliates and associates of such person, that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

                       BRIDGE FINANCING PRIVATE PLACEMENT

     In August, 1996, the Company consummated the sale of an aggregate of $2,975,000 principal amount of 10% Unsecured Subordinated Convertible Promissory Notes, due September 30, 1997 (the "Bridge Promissory Notes"), in a private placement to certain investors (the "Bridge Financing Private Placement"). In November, 1996, prior to the Public Offering, the Company prepaid an aggregate of $262,500 principal amount of the Bridge Promissory Notes. Upon consummation of the Public Offering, the Bridge Promissory Notes were automatically converted for each $50,000 principal amount into 13,750 shares of Common Stock and 13,750 Warrants. Since $2,712,500 aggregate principal amount of the Bridge Promissory Notes were outstanding following such prepayment, upon the consummation of the Public Offering, the Bridge Promissory Notes were automatically converted into an aggregate of 745,938 shares of Common Stock of the Company (the "Converted Shares") and 745,938 Warrants, and the Bridge Promissory Notes were no longer outstanding. All of the Converted Shares and the Warrants were registered pursuant to the Registration Statement for the Public Offering and 465,000 Converted Shares were sold in the Public Offering and 280,938 Converted Shares may be sold from time to time in the open market by the holders of the Converted Shares (the "Bridge Financing Selling Stockholders"), at any time after November 25, 1997, one year from the consummation of the Public Offering. The Warrants owned by the Bridge Financing Selling Stockholders are not subject to any restrictions on sale and may be sold at any time; however, the Common Stock received by a Bridge Financing Selling Stockholder upon exercise of such a Warrant may not be sold by a Bridge Financing Selling Stockholder until November 25, 1997, one year from the consummation of the Public Offering. See "Bridge Financing Selling Stockholders" and "Additional Registered Securities".

                      BRIDGE FINANCING SELLING STOCKHOLDERS

     The following table sets forth information with respect to the Bridge Financing Selling Stockholders, who owned an aggregate of 745,938 shares of Common Stock and 745,938 Warrants which were issued upon conversion of the Bridge Promissory Notes, and all of which were registered in the Registration Statement for the Public Offering. Of the Common Stock received upon conversion, an aggregate of 465,000 of such shares were sold in the Public Offering by the Bridge Financing Selling Stockholders. See "Bridge Financing Private Placement". The Company did not receive any proceeds from the sale of these shares. With respect to these shares, the Representative received from the Company a non-accountable expense allowance equal to two and one-half percent of the total proceeds from the sale of those shares. The cost of qualifying these shares under federal and state securities laws, together with other costs in connection with their offering and sale, was paid by the Company. The remainder of the shares of Common Stock owned by the Bridge Financing Selling Stockholders may be sold at any time after November 25, 1997, one year from the consummation of the Public Offering. The Warrants are exercisable and may be sold at any time after November 25, 1996; however, the Common Stock received by a Bridge Financing Selling Stockholder upon exercise of such a Warrant may not be sold by a Bridge Financing Selling Stockholder until November 25, 1997, one year from the consummation of the Public Offering. See "Additional Registered Securities".

                                          SHARES OF COMMON STOCK
                              ---------------------------------------------             WARRANTS
                              RECEIVED ON                                               RECEIVED ON
                              CONVERSION                           OWNED                CONVERSION OF
                              OF BRIDGE            OFFERED         AFTER                BRIDGE PROMISSORY
NAME                          PROMISSORY NOTES     HEREBY          OFFERING                  NOTES
----                          ----------------    --------         --------             -----------------
Allen, Howard L., BSSC
   Master Def. Contribution
   Profit Sharing Plan                6,875         4,285           2,590                  6,875
Almeida, Donald F.                    6,875         4,285           2,590                  6,875
Arvay, Drew                           3,438         2,143           1,295                  3,438
Atkinson, Catherine S.                6,875         4,285           2,590                  6,875
Atlantis Capital Partners             6,875         4,285           2,590                  6,875
Baron, Hazen J.                       6,875         4,285           2,590                  6,875
Baxter, John F.                      11,000         6,857           4,143                 11,000
Bianchini, Peter J. & Gloria M.      19,250        12,001           7,249                 19,250
Bixler, Marvin                        6,875         4,285           2,590                  6,875
Campos, J. Felix                      5,500         3,428           2,072                  5,500
Caribou Bridge Fund LLC              20,625        12,858           7,767                 20,625
Dancer, Gordon A.                     5,500         3,428           2,072                  5,500
DiPasquale, John                      2,750         1,714           1,036                  2,750
Duchoissois, Craig J.                27,500        17,144          10,356                 27,500
Dukes, LeRoy A.                       6,875         4,285           2,590                  6,875
Fefferman, Valerie R.                 4,125         2,571           1,554                  4,125
Fischman, Irwin                       9,625         6,000           3,625                  9,625
Frank, Stephen A.                    13,750         8,572           5,178                 13,750
Friedman, Jack                       13,750         8,572           5,178                 13,750
Friedman, Neil R.                     5,500         3,428           2,072                  5,500
Friedman, Richard                    13,750         8,572           5,178                 13,750
Generation Capital                   13,750         8,572           5,178                 13,750
Gennace, Timothy, IRA                11,000         6,857           4,143                 11,000
Gorter, David F.                      6,875         4,285           2,590                  6,875
Greenberg, Ray and Nancy              3,438         2,143           1,295                  3,438
Greenberg, Robert S. & Debra A.       2,750         1,714           1,036                  2,750
Hall, James M.                       27,500        17,144          10,356                 27,500
Hanfling, Robert                     13,750         8,572           5,178                 13,750
Homburger, John                      20,625        12,858           7,767                 20,625

                                          SHARES OF COMMON STOCK
                              ---------------------------------------------             WARRANTS
                              RECEIVED ON                                               RECEIVED ON
                              CONVERSION                           OWNED                CONVERSION OF
                              OF BRIDGE            OFFERED         AFTER                BRIDGE PROMISSORY
NAME                          PROMISSORY NOTES     HEREBY          OFFERING                  NOTES
----                          ----------------    --------         --------             -----------------
Ingles, Eugene F.                    27,500        17,144          10,356                 27,500
Kahn, Sanford & Judy                 11,000         6,857           4,143                 11,000
Karabetsos, Tom                       6,875         4,285           2,590                  6,875
Kiawah Capital Partners               6,875         4,285           2,590                  6,875
Levenreich, David C.                 17,188        10,715           6,473                 17,188
Lewis, Michael S.                     4,125         2,571           1,554                  4,125
Linden, David & Fran                  5,500         3,428           2,072                  5,500
Lindvall, Jon                         8,250         5,142           3,108                  8,250
Lyons, Allan R.                       3,437         2,142           1,295                  3,437
Markowitz, Jeffrey                   13,750         8,572           5,178                 13,750
Morton, Keith                         2,750         1,714           1,036                  2,750
Mulvaney, Larry                       5,500         3,428           2,072                  5,500
Neider, Robert M.                    10,312         6,428           3,884                 10,312
Pannu, Jaswant S. & Debra B.          5,500         3,428           2,072                  5,500
PGS Enterprises                       3,437         2,142           1,295                  3,437
Quad Capital Partners                13,750         8,572           5,178                 13,750
Rainbow International Ltd. Ptns.     13,750         8,572           5,178                 13,750
Regan, Michael A. & Jean H.          82,500        51,432          31,068                 82,500
Retis, James A.                      13,750         8,572           5,178                 13,750
RF Corporation, c/o CIBC
   Trust Co. Ltd., Bahamas           20,625        12,858           7,767                 20,625
Ritchie, James E.                    55,000        34,289          20,711                 55,000
Ritchie, Mark                        13,750         8,572           5,178                 13,750
Rosenbaum, Alan J.                    3,438         2,143           1,295                  3,438
Rothstein, Paul L.                    6,875         4,285           2,590                  6,875
Schlacter, Harvey                     6,875         4,285           2,590                  6,875
Schwartzberg, Debbie                 13,750         8,572           5,178                 13,750
Sesso, FBO Ralph, IRA                 5,500         3,428           2,072                  5,500
Shladovsky, David                     2,750         1,714           1,036                  2,750
Simms, Clifford M. & Pamela J.        5,500         3,428           2,072                  5,500
Thomas, Robert W.                     6,875         4,285           2,590                  6,875
Vecchione, Fred and Hillary           6,875         4,285           2,590                  6,875
Wauterlak, Anthony                    9,625         6,000           3,625                  9,625
Wauterlak, John                      11,000         6,857           4,143                 11,000
Willeke, Renee L.                     6,875         4,285           2,590                  6,875
Williams, Justin C.                  11,000         6,857           4,143                 11,000
                                     ------         -----           -----                 ------

Totals                              745,938       465,000         280,938                745,938
                                    =======       =======         =======                =======

                        ADDITIONAL REGISTERED SECURITIES

     Upon conversion of the Bridge Promissory Notes, the Bridge Financing Selling Stockholders received 745,938 shares of Common Stock and 745,938 Warrants. Of such 745,938 shares of Common Stock, 465,000 were sold in the Public Offering by the Bridge Financing Selling Stockholders and 280,938 shares of Common Stock were not offered or sold in the Public Offering. Such 280,938 shares and the 745,938 Warrants were registered simultaneously with the Public Offering for resale by the Bridge Financing Selling Stockholders; however, sales of such shares of the Common Stock cannot be made until after November 25, 1997, twelve months from the consummation of the Public Offering. The Warrants owned by the Bridge Financing Selling Stockholders are not subject to any restriction on sale and may be sold at any time following the Public Offering; however, the Common Stock received by a Bridge Financing Selling Stockholder upon exercise of such a Warrant may not be sold by a Bridge Financing Selling Stockholder until after November 25, 1997, one year from the consummation of the Public Offering.

     There are no material relationships between any of the Bridge Financing Selling Stockholders and the Company, nor have any such material relationships existed within the past three years. Other than the shares of Common Stock sold by the Bridge Financing Selling Stockholders, at the time of the Public Offering, the Company was informed by the Representative and the other underwriters that there were no agreements between any of the Representative and the other underwriters and any of the Bridge Financing Selling Stockholders regarding the distribution of their respective Common Stock or Warrants. At the time of the Public Offering, the Company was further advised by the Representative that to its knowledge none of the Bridge Financing Selling Stockholders had any current plan or other arrangement or commitment with respect to the sale of their respective Common Stock or Warrants. The Representative is a market maker in the Company's Securities. The Representative could discontinue such market making activities at any time.

     The sale of the Common Stock or Warrants by the Bridge Financing Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Bridge Financing Selling Stockholders) in the over-the-counter market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. Sales by the Bridge Financing Selling Stockholders, or even the potential of such sales, would likely have an adverse effect on the market prices of the Common Stock or Warrants. Bridge Financing Selling Stockholders may effect such transactions by selling directly to purchasers, through broker/dealers acting as the seller's agents or to broker/dealers who may purchase such securities as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker/dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the sellers and/or the purchasers from whom such broker/dealer may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker/dealer may exceed customary commissions).

     At the time a particular offer of Common Stock or Warrants is made by or on behalf of a Bridge Financing Selling Stockholder, to the extent required, a prospectus will be distributed which will set forth the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for such securities purchased from the seller thereof and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     If any of the following events occur, the prospectus will be amended to include additional disclosure before offers and sales of the Common Stock or Warrants by the Bridge Financing Selling Stockholders are made: (i) to the extent such securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would be set forth in the prospectus; (ii) if the securities are sold in block transactions and the purchaser wishes to resell, such arrangements would be described in the prospectus; and (iii) if the compensation paid to broker/dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the prospectus. The prospectus would also disclose if there are other changes to the stated plan of distribution, including arrangements that either individually or as a group would constitute an orchestrated distribution of the securities.

     Under applicable rules and regulations under the Securities Exchange Act of 1934 (the "Exchange Act"), subject to certain exceptions, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to any securities of such company for a period commencing one or five business days prior to the determination of the offering price or such time that such person becomes a participant in the distribution and ending upon such person's completion of participation in the distribution. Accordingly, in the event that the Representative or any of the other underwriters is engaged in a distribution of the Company's securities, they will not be able to make a market in the Company's securities during the applicable restrictive period or during any period that they are engaged in the distribution except for passive market making in accordance with Commission Rules. However, neither the Representative nor any of the other underwriters has agreed to or are any of them obligated to act as broker/dealer in the sale of the Securities by the Bridge Financing Selling Stockholders and the Bridge Financing Selling Stockholders may be required, and in the event that any of the Representative or the other underwriters is a market maker, will likely be required, to sell such securities through another broker/dealer. In addition, each Bridge Financing Selling Stockholder desiring to sell securities will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder which provisions may limit the timing of the purchases and sales of the Company's securities by such Bridge Financing Selling Stockholders.

     The Bridge Financing Selling Stockholders and broker/dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities may be deemed underwriting discounts and commissions under the Securities Act.

                              CERTAIN TRANSACTIONS

     In 1994, the Company paid to William E. Fritz the aggregate amount of $390,000 for a series of loans, in the aggregate amount of $803,000, made by him to the Company in 1993 and 1994. The net result of such transactions was that as of December 31, 1994, the Company was indebted to Mr. Fritz in the aggregate amount of $413,000, which was represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of nine percent payable on the last day of each calendar month. As described below, in the series of transactions occurring in December, 1995, and January, 1996, this loan was repaid in full, with $230,000 and $183,000 of this loan being repaid in December, 1995 and January, 1996, respectively.

     At various times, D.M., Inc. ( formerly Dev-Mark, Inc.), ("Dev-Mark"), an Illinois corporation, solely owned by William E. Fritz, and G.T. Enterprises, Inc. (formerly Gen-Tech, Inc.), ("Gen-Tech"), an Illinois corporation, owned by William E. Fritz (or a limited partnership of which Mr. Fritz is a general partner) and three minority stockholders, each of which is a separate trust, with William E. Fritz, as trustee, and one of his three children (including Charles W. Fritz) as the primary beneficiary of one of the trusts, loaned money to the Company and Migration. Until March 13, 1996, Dev-Mark and Gen-Tech were shareholders of the Company, at which time the respective stock ownership in the Company of such corporations was distributed to their respective stockholders.

     In 1994, Dev-Mark, in several transactions loaned to the Company the aggregate principal amount of $255,000, $180,000 of which was repaid within approximately one week. The remaining $75,000 was represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of nine percent payable on the last day of each calendar month. As set forth below, in the series of transactions occurring in December, 1995, and January, 1996, this loan was paid in full in January, 1996.

     In November, 1994, the Company borrowed from Charles W. Fritz the principal sum of $45,000, which was repaid in less than one week.

     In 1994, Charles W. Fritz loaned Migration the principal sum of $10,000, represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of nine percent payable on the last day of each calendar month. This loan was paid in full in February, 1997.

     In December, 1994, William E. Fritz loaned Migration the principal sum of $90,000, represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of nine percent, payable on the last day of each calendar month. As described below, in the series of transactions occurring in December, 1995, and January, 1996, $70,000 and $20,000 of this loan were repaid in December, 1995, and January, 1996, respectively.

     In August, 1995, Gen-Tech loaned Migration the principal sum of $150,000, represented by a promissory note, payable within thirty days of demand, bearing interest at nine percent payable on the last day of each calendar month. As described below in the series of transactions occurring in December, 1995, and January, 1996, this loan was paid in full in December, 1995.

     In December, 1994 and throughout 1995, the Company loaned to Migration the aggregate principal amount of approximately $600,000, represented by a $500,000 promissory note, payable within five days of demand, bearing interest at the prime rate of interest announced from time to time by NBD Bank, plus one percent, payable on the last day of each calendar month. This loan was paid in full in the series of transactions described below occurring in December, 1995, and January, 1996, with $230,000 being repaid in December, 1995, and $370,000 being repaid in January, 1996.

DECEMBER, 1995 AND JANUARY, 1996 TRANSACTIONS

     In December, 1995 and January, 1996, in a series of transactions between affiliates, monies were loaned and borrowed between Charles W. Fritz, William E. Fritz, Gen-Tech, Dev-Mark, Migration and the Company.

     In the transactions occurring in December, 1995: (1) Charles W. Fritz loaned $450,000 to Migration, which used such monies to pay existing indebtedness of $230,000, $150,000 and $70,000 to the Company, Gen-Tech and William E. Fritz, respectively, and (2) the Company paid $230,000 to William E. Fritz in partial payment of existing indebtedness.

     In the transactions occurring in January, 1996: (1) Charles W. Fritz loaned $750,000 to Migration, which used such monies to pay existing indebtedness of $20,000 and $370,000 to William E. Fritz and the Company, respectively, (2) Migration loaned $360,000 to the Company, (3) the Company paid $183,000 and $75,000 to William E. Fritz and Dev-Mark, respectively, for existing indebtedness, and (4) the Company loaned William E. Fritz $472,000.

     The result of such transactions occurring in December, 1995, and January, 1996, with respect to the Company was that (1) the Company and Migration paid in its entirety any indebtedness owed by them to William E. Fritz, (2) the Company loaned to William E. Fritz the principal sum of $472,000, represented by a note payable within 30 days of demand, bearing interest at eight percent per annum,
(3) the Company paid in its entirety any indebtedness owed by it to Dev-Mark,
(4) Charles W. Fritz loaned to Migration the aggregate principal sum of $1,200,000, represented by notes payable within thirty days of demand, bearing interest at eight percent per annum, (5) Migration paid to William E. Fritz, the Company and Gen-Tech, in their entirety, any indebtedness existing prior to or incurred as a result of such transactions, and (6) Migration loaned to the Company the principal sum of $360,000, which is represented by a note payable within 30 days of demand, bearing interest at eight percent per annum. The $472,000 loan receivable from William E. Fritz was repaid in full in February, 1997.

     Following these series of transactions occurring in December, 1995 and January, 1996, Migration was indebted to Charles W. Fritz in the aggregate principal amount of $1,210,000, which was comprised of the $1,200,000 resulting from these transactions and a $10,000 loan in 1994 described above. This $1,210,000 principal amount remained unpaid until October, 1996, at which time Mr. Fritz contributed $738,000 of such indebtedness to additional paid-in capital of Migration, thus reducing such aggregate principal indebtedness to him from Migration to $472,000. This loan was repaid in full in February, 1997.

     Past transactions between the Company and related parties may not have been transacted on an arm's length basis. The terms of the Company's loan to William
E. Fritz may not have been on as favorable terms as could have been negotiated with an independent third party. Any future transactions between the Company and any executive officer, director, five percent beneficial owner of the Company's Common Stock or any member of the immediate family of any of the foregoing in which one or more of the foregoing individuals or entities has a material interest will be on terms no less favorable to the Company than can be obtained from unaffiliated parties. Any such transaction is subject to approval by a majority of the board of directors, including a majority of the independent, disinterested directors.

     In December, 1994, and in June, 1995, Brandon Edenfield, then the Chief Operating Officer of Migration, loaned Migration the principal sums of $46,748 and $20,000, respectively, each represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of nine percent payable on the last date of each calendar month. Part of the proceeds of the Public Offering were used to pay these loans.

     In March, 1996, Dev-Mark loaned to the Company the principal sum of $135,000, represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of eight percent payable on the last day of each calendar month. This loan was repaid in full in December, 1996.

         In March, 1996, Charles W. Fritz loaned the Company the principal sum of $35,958.19, represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of eight percent payable on the last day of each calendar month. $6,000 of the principal amount of this loan was repaid in several days from the date of the loan. The remaining principal amount of $29,958.19 was paid in full in August, 1996 with proceeds received from the Bridge Financing Private Placement.

     In June, 1996, Charles W. Fritz loaned the Company the principal sum of $200,000, represented by a promissory note, payable within thirty days of demand, bearing interest at the rate of eight percent payable on the last day of each calendar month. This loan was repaid in full in December, 1996.

     In June, 1996, in consideration of loans made by Charles W. Fritz to it, the Company granted to him a warrant (the "Principal Stockholder's Warrant") to purchase up to 260,000 shares of Common Stock at an exercise price of $8.85, 150% of the initial public offering price of the Common Stock. This warrant is exercisable for a period of four years commencing one year after the date of the Public Offering and contains anti-dilution provisions.

     In connection with the extension of credit facilities by NBD Bank to the Company in 1994, and in connection with the renewal of such credit facility (1) Gen-Tech (with respect to the first renewal in 1995 of the facility) and Dev-Mark (with respect to the initial facility) guaranteed the Company's obligations to the Bank; (2) William E. Fritz pledged to the lender, as collateral for the loan, all shares of Gen-Tech stock owned by him until the second renewal in August, 1996, when such stock was released; (3) the Company assigned to the Bank all of its rights in the demand promissory note for $500,000 from Migration to the Company, and the security agreement between the Company and Migration until the second renewal in August, 1996, when the Company and Migration became co-borrowers; and (4) William E. Fritz (and Dev-Mark and Gen-Tech with respect to the first renewal of the facility) subordinated rights to the Bank. In February, 1997, William E. Fritz, Dev-Tech and Gen-Tech

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

were released from the guarantees on the NBD Credit facility, including the $750,000 letter of credit which William E. Fritz had pledged a $750,000 certificate of deposit which was in his name

     In July, 1995, the Company purchased from the estate of a deceased stockholder of the Company, 36 shares (560,161 shares on a post-exchange basis) of the Company's Common Stock for $450,000. The purchase price, which was arrived at through negotiations between Management and the estate of the deceased stockholder, is evidenced by a non-interest bearing promissory note payable in 36 equal installments of $12,500 each. Such shares were all of the shares of Common Stock owned by such deceased stockholder and represented 18% of the then issued and outstanding shares of Common Stock of the Company.

     During the years ended December 31, 1996 and 1995, the Company performed administrative services for Migration in the amount of $1,800 and $18,000, respectively. Since Migration has merged into a wholly-owned subsidiary of the Company, these amounts were eliminated.

     During the years ended December 31, 1996, 1995 and 1994, the Company performed administrative services for Gen-Tech in the amount of $6,838, $3,500 and $4,010, respectively, and for Dev-Mark in the amount of $11,363, $27,364 and $127,065, respectively. During the six months ended June 30, 1997, the Company did not perform administrative services for Gen-Tech or Dev-Mark.

     During the years ended December 31, 1996, 1995 and 1994, the Company performed administrative services for Storage 2000, Inc., an affiliated company, in the amount of $9,048, $8,400 and $2,000, respectively, and for The Loop Group, Inc., an affiliated company, in the amount of $-0-, $3,000 and $1,225, respectively. In addition, for the years ended December 31, 1996 and 1995, the Company received rental payments from Storage 2000, Inc. in the amount of $10,912 and $2,748, respectively. During the six months ended June 30, 1997, the Company did not perform administrative services for Storage 2000, Inc. and the Loop Group, Inc. and did not receive rental payments from Storage 2000, Inc.

     From July 15, 1995 to February 15, 1996, Charles W. Fritz and his wife, pursuant to a verbal lease, leased space owned by them at 6054 Timberwood Circle, #240, Ft. Myers, Florida 33908, to the Company for use as an office at a monthly rental of $350. During this period, the condominium was also used by several employees as their personal living quarters, who paid Mr. Fritz monthly rental of $500. Since February 15, 1996, the space has been leased exclusively to the Company at a monthly rental of $950.

     Charles W. Fritz, Gen-Tech and Dev-Mark each previously guaranteed the Company's obligations to IBM Credit Corp. ("ICC") under credit and financing accommodations granted by ICC to the Company. In addition, each guarantor subordinated to ICC any liabilities and obligations owed to them by the Company. If any guarantor breached the guaranty, ICC had the right, among other things, to require immediate payment of all indebtedness of the Company. In February, 1997, Gen-Tech and Dev-Mark were released from the guarantees to ICC.

     In November, 1996, the Company entered into a lease with William E. Fritz whereby Mr. Fritz leased to the Company an exhibition booth which cost $85,435. The lease is for 36 months with monthly payments of $2,858.

                            DESCRIPTION OF SECURITIES

UNITS

     Each Unit sold in the Public Offering consisted of one share of Common Stock and one Warrant which entitles the holder thereof to purchase one share of Common Stock. The Common Stock and the Warrant constituting a Unit were immediately separately transferable. The Units are not traded on NASDAQ or elsewhere.

COMMON STOCK

     The Company is authorized to issue 15,000,000 shares of Common Stock, $.01 par value, of which 5,381,701 shares are currently outstanding, including an aggregate of 745,938 shares of Common Stock which were issued upon conversion of the Bridge Promissory Notes, see "Bridge Financing Private Placement", assuming no exercise of the Warrants, the Representative's Options, the Dominick's Warrant, the Principal Stockholder's Warrant or any of the remaining unexercised outstanding options under the Company's Stock Option Plan.

     Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds available therefor, subject to any priority as to dividends for any preferred stock that may be outstanding. There currently is no preferred stock authorized or outstanding. Holders of Common Stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes, including the election of directors. Cumulative voting for the election of directors is not permitted. The holders of more than thirty-three and one-third percent of the Common Stock issued and outstanding and entitled to vote, present in person or by proxy, constitute a quorum at meetings of stockholders and the vote of the holders of a majority of Common Stock present at such a meeting will decide any question brought before such meeting, except for certain actions such as amendments to the Company's Certificate of Incorporation, mergers or dissolutions, all of which require the vote of the holders of a majority of the outstanding Common Stock. Upon liquidation or dissolution, the holder of each outstanding share of Common Stock will be entitled to share ratably in the net assets of the Company legally available for distribution to such stockholder after the payment of all debts and other liabilities and after distributions to preferred stockholders, if any, legally entitled hereto. No holder of Common Stock has any preemptive or preferential rights to purchase or subscribe for any part of any unissued or any additional authorized stock or any securities of the Company convertible into shares of its stock, nor does any holder of Common Stock have redemption or conversion rights. The outstanding shares of Common Stock are, and the Common Stock offered hereby will be when issued and paid, fully paid and nonassessable.

     Prior to the Public Offering, there were five holders of record, and there are currently approximately 59 holders of record of the Common Stock. Management of the Company believes that it has a greater number of shareholders because Management believes that a substantial number of the Common Stock is held of record in street name by broker/dealers for their customers.

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

WARRANTS

     Other than the Warrants, the Principal Stockholder's Warrant, see "Certain Transactions", and the Dominick's Warrant, there currently are no warrants issued by the Company. There are currently 2,700,938 Warrants issued and outstanding (consisting of 1,955,000 Warrants sold by the Company in the Public Offering and upon exercise of the Over-allotment Option and the 745,938 Warrants issued to the 64 Bridge Financing Selling Stockholders upon consummation of the Public Offering). Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price equal to $7.375 (125% of the initial offering price of a share of the Common Stock in the Public Offering), subject to adjustment, for a period of five years ending November 25, 2001. No holder of Warrants, as such, will be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Warrants have been duly exercised and the purchase price has been paid in full. Each Warrant is redeemable by the Company for $.05 per Warrant at any time one year after November 25, 1996, the effective date of the Public Offering ("Effective Date") (which such period may be reduced or waived by the Representative in its sole discretion), upon thirty days' prior written notice, at any time if the closing price per share of Common Stock for twenty consecutive trading days within the thirty-day period prior to the date notice of redemption is given equals or exceeds $8.85, 150% of the Public Offering price of a share of Common Stock, and at such time there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. The Company presently expects to call all of the Warrants for redemption as soon as the trading price of its Common Stock meets the minimum amount for the specified number of days provided it is one year from the Effective Date (or such earlier date as may be determined by the Representative) and a current Prospectus relating to the Common Stock underlying such Warrants is then in effect. In the event the Company gives notice of its intention to redeem, a holder would be forced to exercise such holder's Warrants within the period set forth in the notice of redemption and pay the exercise price at a time when it may be disadvantageous for such holder to do so, to sell the Warrants at the current market price when such holder might otherwise wish to hold them or to accept the redemption price which will be substantially less than the market value of the Warrants at the time of redemption. The Warrants will be entitled to the benefit of adjustments in the exercise price of the Warrants and in the number of shares of Common Stock and/or other securities delivered upon the exercise thereof upon the occurrence of certain events, such as stock dividends, stock splits, recapitalizations, consolidations or mergers.

     The Warrants will be exercisable only when there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. If the Company does not or is unable to maintain a current effective registration statement, the Warrant holders will be unable to exercise the Warrants and the Warrants may become valueless. Because the Warrants may be transferred, it is possible that the Warrants may be acquired by persons residing in states where the Company has not registered or is exempt from registration, such that the shares of Common Stock underlying the Warrants may not be sold or transferred upon exercise of the Warrants. Warrant holders residing in those states would have no choice but to attempt to sell their Warrants or let them expire unexercised.

     Holders of the Warrants will be able to sell the Warrants if a market exists rather than exercise them. However, there can be no assurance that a market will continue as to such Warrants.

     Each Warrant is exercisable by surrendering the Warrant certificate, with the formal subscription form on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. Prior to their expiration or redemption by the Company, the Warrants will be exercisable in whole or, from time to time, in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

OPTIONS

     As of the date hereof, options to purchase an aggregate of 1,352,267 shares of Common Stock (including options granted under Migration's stock option plan) have been granted and are outstanding. Options to purchase an aggregate of 135,348 shares of Common Stock are reserved for future issuance under the Stock Option Plan. See "Management - Stock Option Plan". Shares of Common Stock received upon the exercise of such options are subject to the provisions of Commission Rule 144.

REPRESENTATIVE'S OPTIONS

     At the closing of the Public Offering, the Company sold to the Representative, for an aggregate purchase price of $170, a warrant (the "Representative's Options") to purchase up to 170,000 Units (each Unit consisting of one share of Common Stock and one Warrant, each identical to the shares of Common Stock and Warrants sold in the Public Offering). The Representative's Options are exercisable for a period of four years commencing November 25, 1997, one year after the Effective Date at $8.85, 150% of the Public Offering Price, and contains anti-dilution provisions satisfactory to the Representative.

     The Representative has certain registration rights with respect to the Representative's Options and the Warrants and Common Stock underlying such Representative's Options for a period of four years commending one year after the date of the Public Offering. The exercise of such registration rights by the Representative may result in dilution in the interests in the Company of then-present stockholders, hinder efforts by the Company to arrange future financings of the Company and/or have an adverse effect on the market price of the Company's Common Stock and Warrants. See "Underwriting - Representative's Options".

TRADING SYMBOL

     The Common Stock and Warrants are listed for quotation on NASDAQ under the symbols "NEOM" and "NEOMW", respectively. Prior to the Public Offering, there was no public trading market for any such Securities. Although there currently is a public trading market for these securities, there can be no assurance that it will be maintained. Although it has no legal obligation to do so, the Representative from time to time may act as a market maker and otherwise effect transactions for its own account, or for the account of others, in the Company's Securities. The Representative, if it so participates, may be a dominating influence in any market that may develop for any of the Company's Securities.

TRANSFER AGENT AND REGISTRAR

     The transfer agent for the Company's Common Stock and the Warrant Agent for the Company's Warrants is American Stock Transfer and Trust Company, New York, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE

     There are currently 5,381,701 shares of Common Stock outstanding, including 745,938 shares issued upon conversion of the Bridge Promissory Notes, out of a total of 15,000,000 shares of Common Stock authorized, not including up to (i) 2,700,938 shares of Common Stock issuable upon exercise of the Warrants (including 745,938 Warrants issued to the Bridge Financing Selling Stockholders), (ii) 170,000 shares of Common Stock issuable upon exercise of the Representative's Options, (iii) 170,000 shares of Common Stock issuable upon exercise of the Warrants included in the Representative's Options, (iv) 375,000 shares of Common Stock issuable upon exercise of the Dominick's Warrant, (v) 1,487,615 shares reserved for issuance under the Company's Stock Option Plan and
(vi) 260,000 shares of Common Stock issuable upon exercise of the Principal Stockholder's Warrant. Of the 5,381,701 shares of Common Stock outstanding, the 1,490,000 shares of Common Stock sold in the Public Offering by the Company (including 255,000 shares sold upon exercise of the Over-allotment Option) and the 465,000 shares of Common Stock sold in the Public Offering by the Bridge Financing Selling Stockholders are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of the Company (in general, a person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144 under the Securities Act. In addition to the 465,000 shares of Common Stock sold in the Public Offering by the Bridge Financing Selling Stockholders, an additional 280,938 shares of Common Stock issuable upon conversion of the Bridge Promissory Notes were registered simultaneously with the Public Offering for resale by the holders thereof from time to time after November 25, 1997. When sold, such shares will be freely tradable without restriction or further registration under the Securities Act. See "Additional Registered Securities". The remaining 3,145,763 shares of Common Stock outstanding are deemed to be "restricted securities", as the term is defined under Rule 144 promulgated under the Securities Act, in that such shares were purchased by the stockholders of the Company prior to the offering (3,133,378 shares) or upon exercise of options granted under the Company's Stock Option Plan (12,385 shares) in transactions not involving a public offering and as such may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act. Of such 3,145,763 restricted shares of Common Stock, all are currently eligible for sale under Rule 144, subject to the volume limitations prescribed by Rule 144 and to the contractual restrictions described below, from time to time. Rule 144 provides, in essence, that a person (including a group of persons whose shares are aggregated) and including any person who may be deemed an "affiliate" of the Company, as that term is defined under the Securities Act, who has satisfied a one-year holding period for such restricted securities may sell within any three-month period, under certain circumstances, an amount of restricted securities which does not exceed the greater of 1% of that class of the company's outstanding securities or the average weekly trading volume of that class of securities during the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. In addition, pursuant to Rule 144, persons who are not affiliated with the Company and who have held their restricted securities for at least three years are not subject to the quantity limitations or the manner of sale restrictions of the rule. As of the date hereof, all of the 3,145,763 shares of Common Stock are available for resale pursuant to Rule 144; however, pursuant to an agreement with the Representative, the holders of all of such shares are restricted from selling them for a period of twelve months from the Effective Date. See "Underwriting - Lock-Up Agreement". A sale of shares by the Company's current stockholders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of the Securities in any market for them that may develop. To the extent that these shares enter the market, the value of the Common Stock in the over-the-counter market may be reduced. See "Risk Factors".

     Commission Rule 144A permits unlimited resales of restricted securities of any issuer provided that the purchaser is a qualified institutional buyer (as that term is defined therein) that at the end of its most recent fiscal year has assets invested in securities of non-affiliated entities that were purchased for a total of more than $100 million. Rule 144A allows holders of restricted shares of the Company to sell such shares to such institutions without regard to any volume or other restrictions.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 under the Securities Act may be relied upon with respect to the resale of Common Stock originally purchased from the Company, or issuable upon exercise of options originally granted by the Company to its employees, directors, officers, consultants or advisers before the date the Company becomes subject to the reporting requirements of the Exchange Act, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. Beginning 90 days after the date of the Public Offering (subject to the one year restriction on the sale of stock received upon the exercise of the options), Common Stock issued in reliance on Rule 701 may be sold by persons other than affiliates subject only to the manner-of-sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements. See "Management - Stock Option Plans" and "Underwriting - Lock-Up Agreements".

     In the event that shares of Common Stock which are not currently saleable become saleable by means of registration, eligibility for sale under Rule 144 or otherwise and the holders of such shares of Common Stock elect to sell such shares of Common Stock in the public market, there is likely to be a negative effect on the market price of the Company's Securities and on the ability of the Company to obtain additional equity financing. No predictions can be made as to the effect, if any, that sales of the Common Stock or the availability of the Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, the foregoing could adversely affect prevailing market prices.

                               RECENT UNDERWRITING

     Under the terms and subject to the conditions of the Underwriting Agreement, the Underwriters named below, for whom Joseph Charles & Associates, Inc. acted as representative (the "Representative"), purchased from the Company and the Bridge Financing Selling Stockholders, and the Company and the Bridge Financing Selling Stockholders sold to the Underwriters named below, the aggregate number of Units set forth opposite their respective names in the table below at $5.46 per Unit. The Units were resold in November, 1996 to the public by the Underwriters at a price of $6.00 per Unit. The Units were sold on a firm commitment basis.

    UNDERWRITERS                                        NUMBER OF UNITS
    ------------                                        ---------------

    Joseph Charles & Associates, Inc.                       900,000
    Cohig & Associates, Inc.                                200,000
    Kashner Davidson Securities Corp.                       200,000
    Neidiger/Tucker/Bruner, Inc.                            200,000
    Shepherd Financial Group, Inc.                          200,000
                                                          ---------
    Total                                                 1,700,000
                                                          =========

OVER-ALLOTMENT OPTION

     The Company granted to the Representative an option, exercisable for sixty days after November 25, 1997, the effective date of the Public Offering, to purchase up to a maximum of 255,000 Units (each Unit consisting of one share of Common Stock and one Warrant) at the Public Offering Price, less the underwriting discounts. The Representative could exercise such option only to cover over-allotments made in connection with the sale of the Common Stock and Warrants offered the Public Offering.

     In January, 1997, the Representative exercised the Over-allotment Option and an additional 255,000 Units were sold by the Company to the public.

NON-ACCOUNTABLE EXPENSE ALLOWANCE

     The Company paid to the Representative a non-accountable expense allowance equal to two and one-half percent of the total proceeds of the Public Offering, or $186,413 (based upon a Public Offering Price of $6.00). The Representative's expenses in excess of the non-accountable expense allowance were borne by the Representative. To the extent that the expenses of the Representative were less than the non-accountable expense allowance, the excess is deemed to be underwriting compensation. In addition to the Underwriter's discount and the non-accountable expense allowance, the Company paid the costs of qualifying the Securities under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with the Public Offering.

     The Company also paid to the Representative a non-accountable expense allowance equal to two and one-half percent of the total proceeds of the sale by the Bridge Financing Selling Stockholders of their 465,000 shares of Common Stock sold in the Public Offering, or $68,588 (based upon a Public Offering Price of $6.00 per Unit and attributing $5.90 thereof to the offering price of a share of Common Stock). In addition, the Bridge Financing Selling Stockholders sold such shares to the Underwriter less a discount equal to nine percent of the offering price. The costs of qualifying these shares under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with the offering, were paid by the Company.

REPRESENTATIVE'S FINANCIAL CONSULTANT AGREEMENT

     The Company retained the Representative as a financial consultant for a period of two years from the date of the Public Offering for a fee of $2,500 per month which was paid in advance at the closing of the Public Offering. The financial consulting services to be provided by the Representative include assisting in the development of a long-term financial strategy and working with financial analysts.

DESIGNEE TO THE BOARD OF DIRECTORS

     The Company has agreed, for a period of four years from the date of the Public Offering, at the option of the Representative, to nominate a designee of the Representative, reasonably acceptable to the Company, for election to the Company's Board of Directors or, at the option of the Representative, if the Company is unable to obtain directors and officers insurance satisfactory to the Representative, to designate a consultant to the Board of Directors who will have the right to attend all Board and Board committee meetings and will be compensated on the same basis as non-employee members of the Board.

WARRANT SOLICITATION

     The Company has agreed with the Representative not to solicit Warrant exercises other than through the Representative. Upon exercise of any Warrants, commencing November 25, 1997, one year from the effective date of the Public Offering, the Company will pay the Representative a fee of 3% of the aggregate exercise price, if (i) the market price of the Company Common Shares on the date the Warrant is exercised is greater than the then exercise price of the Warrant;
(ii) the exercise of the Warrant was solicited by a member of the National Association of Securities Dealers, Inc. who is so designated in writing by the holder exercising the Warrant; (iii) the Warrant is not held in a discretionary account except where prior specific written approval for the exercise has been received; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Warrant; (v) the solicitation of the exercise of the Warrant was not in violation of Commission Rules; and
(vi) the Representative provides bona fide services in connection with the solicitation of the Warrant. No solicitation fee will be paid to the Representative on Warrants exercised within one year from November 25, 1996, of the date of the Public Offering or on Warrants voluntarily exercised at any time without solicitation. In addition, unless granted an exemption by the Commission from its Rules under the Exchange Act, the Representative will be prohibited from engaging in any market making activities or solicited brokerage activities until the later of the termination of such solicitations activity or the termination by waiver or otherwise of any right the Representative may have to receive a fee for the exercise of the Warrants following such solicitation. Such a prohibition, while in effect, could impair the liquidity and market price of the Securities.

CONSULTANT'S FEE

     For services rendered by it to the Company, Compass Capital, Inc. ("Compass") was paid by the Company, a fee of $102,000, which was equal to one percent of the gross proceeds in the Public Offering. Compass is a Washington corporation which provides general corporate and financial consulting services to companies. It is not a broker-dealer and has no affiliation or association with the National Association of Securities Dealers, Inc. No principal of Compass is affiliated with the Company. Compass has rendered general corporate and financial consulting services to the Company, such as reviewing the Company's corporate structure, its strategies and financial needs, assistance in retaining a chief financial officer, advice and assistance regarding private and public offerings, including advice and assistance in selecting the underwriters in the Public Offering and assisting Company personnel during the underwriting process of the Public Offering. Compass continues to provide general corporate and financial consulting services to the Company following the Public Offering.

REPRESENTATIVE'S OPTIONS

     The Company sold to the Representative, for an aggregate purchase price of $170, as additional compensation in connection with the Public Offering, warrants (the "Representative's Options") to purchase up to 170,000 Units (each consisting of one share of Common Stock and one Warrant). The Units and the shares of Common Stock in the Representative's Options are identical to the Units sold in the Public Offering, and the Warrants underlying the Representative's Options have an exercise price and other terms identical to the Warrants sold in the Public Offering except that such Warrants are not redeemable. The Representative's Options are exercisable for a four-year period commencing November 25, 1997, one year from the effective date of the Public Offering, and entitles the Representative to purchase up to 170,000 Units at an exercise price of $8.85, 150% of the Public Offering Price of the Units, subject to adjustment in certain events. The Representative's Options are restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of the Public Offering except to officers or partners of the Representative, other Underwriters, and members of the selling group and/or their officers or partners. The Representative's Options contain anti-dilution provisions providing for adjustment of the exercise prices as well as the number of shares of Common Stock and Warrants issuable upon the occurrence of certain events, including the issuance of shares of Common Stock or Warrants at a price per share or per Warrant less than the exercise price or the market price of the security, or in the event of any recapitalization, reclassification, stock dividend, stock split, stock combination, or similar transaction. The Representative's Options grant to the holders thereof certain piggyback and demand registration rights as described below.

     If the holders of at least a majority of the Representative's Options or the securities underlying them wish to register the Representative's Options or any of the securities underlying them during the period commencing November 25, 1997, one year following the effective date of the Public Offering and ending four years thereafter, the Company has agreed to register or qualify such shares, one time only, upon the request of the holders of at least a majority of such Representative's Options or the securities underlying them ("Demand Registration Right"). The Company will bear the full expense of such registration, which may be substantial. If the Demand Registration Right is exercised, the Company at its option may purchase the Representative's Options for the difference between their exercise price and fair market value. In addition, the Company has also agreed for a period of five years commencing on November 25, 1996 to give notice to the holder or holders of the Representative's Options, or the

Common Stock and Warrants underlying the Representative's Options, of its intention to file a registration statement under the Securities Act, and in that event the holders of the Representative's Options or the Securities underlying such options shall have the right to request the Company to include the Representative's Options and such Securities underlying them in such Registration Statement. The Representative's Options and the Securities underlying it were registered as part of the Registration Statement for the Public Offering.

     The holders of the Representative's Options have no voting, dividend or other rights as shareholders of the Company with respect to the shares of Common Stock underlying the Representative's Options until the Representative's Options have been exercised. The Company is obligated at all times to set aside and have available sufficient number of authorized but unissued shares of Common Stock and Warrants to be issued upon exercise of the Representative's Options.

     It may be expected that the Representative's Options will be exercised only if it is advantageous to the holders thereof. It may also be expected that if the Representative's Options are exercised, the value of the Company's Common Stock and Warrants held by public investors will be diluted if the value of such stock immediately prior to the exercise exceeds the exercise price. Therefore, for the life of the Representative's Options, the holders thereof are given, at a nominal cost, the opportunity to profit from a rise in the market price of the Company's Common Stock. Further, the terms upon which the Company could obtain additional capital during such period may be adversely affected, since the holders of the Representative's Options might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain additional needed capital on terms more favorable than those provided for by the Representative's Options. Any gain realized on any resale of the Representative's Options and/or underlying shares may be deemed additional underwriting compensation.

LOCK-UP AGREEMENT

     Except in connection with acquisitions or the exercise of options and warrants that have been previously granted and the grant of options under the Company's Stock Option Plan, the Company has agreed, for a period of one year from the closing of the Public Offering, not to issue, sell or purchase any shares of Common Stock or other equity securities of the Company without the prior written consent of the Representative. The holders of the shares not sold in the Public Offering and the officers, directors and present stockholders agreed that they will not offer, sell or otherwise dispose of any shares of the Company owned by them to the public for a period of at least twelve months from the closing of the Public Offering. The Representative may, in its discretion, waive such restrictions with respect to the officers, directors and present stockholders and permit such holders otherwise agreeing to restrict their shares to sell any or all of their shares.

     In addition, grantees of options to purchase Common Stock who are eligible to resell the Common Stock issuable upon exercising the option under Rule 701 of the Securities Act have agreed (i) not to sell such Common Stock until November 25, 1997, one year from the date of the Public Offering and (ii) following such period, to sell in accordance with the volume limitations of Rule 144(e)(1) of the Securities Act which limits the number of shares that may be sold by such person during any three month period to no more than the greater of (a) one percent of the Company's then outstanding shares of Common Stock or (b) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of notice of sale with the Commission, or if no notice is required to be filed, the date of receipt by a broker to sell or the date of execution of the sale.

INVESTORS RELATIONS

     In accordance with its agreement with the Representative, the Company engaged the services of an investor relations advisory firm, acceptable to the Representative, for at least one year following the consummation of the Public Offering.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

     In accordance with its agreement with the Representative, the Company acquired a reasonable amount of directors and officers liability insurance.

RECIPROCAL INDEMNIFICATION

     The Underwriting Agreement with respect to the Public Offering provided for reciprocal indemnification between the Company, the Bridge Financing Selling Stockholders and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act or to contribute to payments that may be required to be made. Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DETERMINATION OF OFFERING PRICE

     Prior to the Public Offering, there was no public market for the Common Stock or Warrants. The purchase price for the Common Stock and Warrants and the exercise price and other terms of the Warrants and the Representative's Options were determined by negotiations between the Company and the Representative, are not necessarily related to the assets, book value, earnings or net worth of the Company or any other established criteria of value, and should in no event be regarded as an indication of any future market price of these securities. Among the factors considered in determining the initial public offering price and the exercise price of the Warrants were the prospects for the Company, an assessment of the industry in which the Company operates, the assessment of management, the number of Common Stock and Warrants offered, the price that purchasers of such securities might be expected to pay given the nature of the Company and the general condition of the securities markets at the time of the Public Offering. Accordingly, the initial public offering price of the Common Stock and of the Warrants and the exercise price of the Warrants should not be considered an indication of the actual value of such Securities. The price of the Common Stock is subject to change as a result of market conditions and the price of the Securities is subject to change due to other factors, and no assurance can be given that the Common Stock received upon exercise of the Warrants can be resold at its exercise price.

     The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement, copies of which are on file at the offices of the Representative, the Company, the Securities and Exchange Commission, Washington, D.C., and the Chicago Regional Office of the Securities and Exchange Commission, Chicago, Illinois. See "Additional Information".

     In connection with the Bridge Financing Private Placement (see "Bridge Financing Private Placement"), the Company paid the Representative a commission in the amount of $277,500 and reimbursed the Representative for its non-accountable expenses relating to the Bridge Financing Private Placement in the amount of $25,000, including fees and expenses of its counsel. In addition, the Company issued warrants to the Representative which were canceled upon the effective date of the Public Offering.

     A significant amount of Securities offered hereby were sold to customers of the Representative or the other Underwriters and the concentration of customers of the Representative or the other Underwriters may adversely affect the market for and liquidity of the Company's Securities. Such customers subsequently may engage in transactions for the sale or purchase of such Securities through or with the Representative or the other Underwriters. Although they have no obligation to do so, the Representative or the other Underwriters may make a market in the Company's Securities and may otherwise effect transactions in such Securities. If it or the other Underwriters participates in the market, the Representative or the other Underwriters may exert a dominating influence on the market for the Securities described in this Prospectus. Such market activity may be discontinued at any time. The price and liquidity of the Securities may be significantly affected by the degree, if any, of the Representative's or the other Underwriter's participation in such market.

                                     EXPERTS

     The consolidated balance sheets as of December 31, 1995 and 1996, and the consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years then-ended included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     Fishman & Merrick, P.C., 30 North LaSalle Street, Chicago, Illinois 60602 has acted for the Company in connection with this offering. Krys Boyle Golz Freedman & Scott, P.C., Dominion Plaza, Suite 2700, South Tower, 600 Seventeenth Street, Denver, Colorado 80202-5427, acted as counsel to the Representative in connection with the Public Offering.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, a registration statement under the Securities Act on Form SB-2 ("Registration Statement") with respect to Common Stock offered hereby. No distribution of the Common Stock will be made until the Registration Statement, as it may be amended, has been declared effective. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits thereto. All of these documents may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C.


INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF NEOMEDIA TECHNOLOGIES, INC. AND
SUBSIDIARIES

                                                                                  PAGE(S)
                                                                                  -------

Report of Independent Accountants                                                   F-1

Consolidated Balance Sheets as of December 31, 1995 and 1996                        F-2

Consolidated Statements of Operations for the years ended
         December 31, 1995 and 1996                                                 F-3

Consolidated Statements of Cash Flows for the years ended
         December 31, 1995 and 1996                                                 F-4

Consolidated Statements of Shareholders' Equity (Deficit) for the years ended
         December 31, 1995 and 1996                                                 F-5

Notes to Consolidated Financial Statements                                       F6 to F-17

Interim Consolidated Balance Sheet as of June 30, 1997 (UNAUDITED)                  F-18

Interim Consolidated Statements of Operations for the six months ended
         June 30, 1996 and 1997 (UNAUDITED)                                         F-19

Interim Consolidated Statements of Cash Flows for the six months ended
         June 30, 1996 and 1997 (UNAUDITED)                                         F-20

Interim Consolidated Statement of Shareholders' Equity for the six months ended
         June 30, 1997 (UNAUDITED)                                                  F-21

Interim Notes to Consolidated Financial Statements (UNAUDITED)                  F-22 to F-24

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and the Board of Directors of NeoMedia Technologies, Inc.

We have audited the accompanying consolidated balance sheets of NeoMedia Technologies, Inc. and subsidiaries ("NeoMedia") as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the NeoMedia's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NeoMedia as of December 31, 1995 and 1996, and the consolidated results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.
----------------------------
COOPERS & LYBRAND L.L.P.

Chicago, Illinois
March 14, 1997


                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                         --------------------
ASSETS                                                                     1995        1996
                                                                         --------    --------
                                                                            (In thousands)
Current assets:
     Cash and cash equivalents .......................................   $     11    $  4,159
     Trade accounts receivable, net of allowance for doubtful
         accounts of $311 and $216 ...................................      3,473       4,983
     Amounts due from related parties ................................         58         496
     Inventories .....................................................        129         105
     Costs and estimated earnings in excess of billings on uncompleted
         contracts ...................................................        127          40
     Deferred income taxes ...........................................        193        --
     Deposits ........................................................        203          19
     Prepaid expenses and other ......................................        340         529
                                                                         --------    --------

         Total current assets ........................................      4,534      10,331
                                                                         --------    --------

Property and equipment, net of accumulated depreciation ..............        269         278
Capitalized software costs, net of accumulated amortization ..........      1,030         657
                                                                         --------    --------

     Total assets ....................................................   $  5,833    $ 11,266
                                                                         ========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable ................................................   $  2,041    $  3,800
     Accrued expenses ................................................        670       1,043
     Bank financing ..................................................      1,625        --
     Notes payable to related parties ................................        352        --
     Current portion of long-term debt ...............................        245         262
     Other ...........................................................        518         245
                                                                         --------    --------

         Total current liabilities ...................................      5,451       5,350
                                                                         --------    --------

Long-term debt, net of current portion ...............................      1,830       1,589
                                                                         --------    --------

         Total liabilities ...........................................      7,281       6,939
                                                                         --------    --------
Shareholders' equity (deficit):
     Common stock, $.01 par value, 15,000,000 shares authorized,
         3,639,539 and 5,114,316 shares outstanding ..................         36          51
     Additional paid-in capital ......................................        (34)      8,801
     Accumulated deficit .............................................     (1,059)     (4,525)
                                                                         --------    --------
         Subtotal ....................................................     (1,057)      4,327
     Less treasury stock, at cost ....................................       (391)       --
                                                                         --------    --------

         Total shareholders' equity (deficit) ........................     (1,448)      4,327
                                                                         --------    --------

     Total liabilities and shareholders' equity ......................   $  5,833    $ 11,266
                                                                         ========    ========

        The accompanying notes are an integral part of these consolidated financial statements.

                                   NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEARS ENDED DECEMBER 31,
                                                  --------------------------
                                                      1995           1996
                                                  -----------    -----------
                                                     (Dollars in thousands,
                                                     except per share data)

NET SALES:
     License fees .............................   $       276    $       775
     Software product resales .................         1,192          2,231
     Technology equipment resales .............         8,538         12,438
     Service fees .............................         2,795          2,074
                                                  -----------    -----------
         Total net sales ......................        12,801         17,518
                                                  -----------    -----------
COST OF SALES:
     License fees .............................            83            316
     Software product resales .................           473          1,406
     Technology equipment resales .............         7,112         10,665
     Service fees .............................         2,414          1,906
     Amortization of capitalized software costs           571            655
                                                  -----------    -----------
         Total cost of sales ..................        10,653         14,948
                                                  -----------    -----------

GROSS PROFIT ..................................         2,148          2,570
General and administrative expenses ...........           907          2,288
Sales and marketing expenses ..................         1,826          2,326
Research and development costs ................           436            335
                                                  -----------    -----------

Loss from operations ..........................        (1,021)        (2,379)

Interest expense, net .........................           280            540
                                                  -----------    -----------

LOSS BEFORE INCOME TAXES ......................        (1,301)        (2,919)

Provision (Benefit) for income taxes ..........          (170)           156
                                                  -----------    -----------

NET LOSS ......................................   $    (1,131)   $    (3,075)
                                                  ===========    ===========

PER SHARE DATA:
     Net loss per share .......................   $     (0.26)   $     (0.72)
                                                  ===========    ===========

     Weighted average common and common
          equivalent shares outstanding .......     4,362,420      4,266,753
                                                  ===========    ===========

        The accompanying notes are an integral part of these consolidated financial statements.


                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEARS ENDED DECEMBER 31,
                                                                           ------------------------
                                                                               1995        1996
                                                                           ----------    ----------
                                                                                (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ..................................................................   $(1,131)   $(3,075)
Adjustments to reconcile net loss to net cash used in operating activities:
     Provision for doubtful accounts ......................................       311        431
     Depreciation and amortization ........................................       679        797
     Gain on sale of property and equipment ...............................         4       --
     Deferred income taxes provision (benefit) ............................      (139)       193
     Changes in operating assets and liabilities:
         Trade accounts receivable ........................................     1,704     (1,941)
         Other current assets .............................................      (353)      (161)
         Accounts payable and accrued expenses ............................    (2,155)     1,759
         Other current liabilities ........................................       143        100
                                                                              -------    -------

         Net cash used in operating activities ............................      (937)    (1,897)
                                                                              -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalization of software development costs and purchased software .......      (278)      (293)
Proceeds from sales of property and equipment .............................        19       --
Acquisition of property and equipment .....................................      (185)      (140)
                                                                              -------    -------

         Net cash used in investing activities ............................      (444)      (433)
                                                                              -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of units .......................................      --        5,701
Advance to shareholders ...................................................      --         (472)
Borrowings under notes payable and long-term debt .........................     3,554      3,225
Repayments on notes payable and long-term debt ............................    (2,311)    (2,283)
Borrowings from shareholders and related parties ..........................       140      1,123
Repayments to shareholders and related parties ............................       (42)      (816)
                                                                              -------    -------

         Net cash provided by financing activities ........................     1,341      6,478
                                                                              -------    -------

NET INCREASE (DECREASE) IN CASH ...........................................       (40)     4,148
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ..............................        51         11
                                                                              -------    -------

CASH AND CASH EQUIVALENTS, END OF YEAR ....................................   $    11    $ 4,159
                                                                              =======    =======

SUPPLEMENTAL CASH FLOW INFORMATION:
     Interest paid ........................................................   $   134    $   566
     Income taxes paid ....................................................        58         65
     Non-cash investing and financing activities:
         Conversion of bridge loan to common stock ........................      --        2,411
         Capital contribution from related party ..........................      --          738
         Retirement (Acquisition) of treasury stock for a note payable ....      (391)       391

        The accompanying notes are an integral part of these consolidated financial statements.


                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                           ADDITIONAL     RETAINED                      NUMBER
                                             COMMON         PAID-IN-      EARNINGS       TREASURY         OF
                                              STOCK         CAPITAL       (DEFICIT)       STOCK         SHARES
                                           ----------     ----------     ----------     ----------     ----------
                                                                 (Dollars in thousands)
Balance, December 31, 1994 ............    $       36     $      (34)    $       72     $     --        3,639,539

Acquisition of treasury stock, at cost           --             --             --             (391)          --

Net loss ..............................          --             --           (1,131)          --             --
                                           ----------     ----------     ----------     ----------     ----------

Balance, December 31, 1995 ............            36            (34)        (1,059)          (391)     3,639,539

Retirement of treasury stock, at cost .            (5)             5           (391)           391       (506,161)

Capital contribution from related party          --              738           --             --             --

Proceeds from issuance of 1,700,000
     units, net of $1,756 of
     issuance costs ...................            17          5,684           --             --        1,700,000

Conversion of bridge loan to
     common stock .....................             3          2,408           --             --          280,938

Net loss ..............................          --             --           (3,075)          --             --
                                           ----------     ----------     ----------     ----------     ----------

Balance, December 31, 1996 ............    $       51     $    8,801     $   (4,525)    $     --        5,114,316
                                           ==========     ==========     ==========     ==========     ==========

        The accompanying notes are an integral part of these consolidated financial statements.

                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION AND NATURE OF BUSINESS OPERATIONS

BASIS OF PRESENTATION

     NeoMedia Technologies, Inc. ("Technologies") was incorporated under the laws of the state of Delaware in July 1996 to acquire by merger Dev-Tech Associates, Inc. ("Dev-Tech"), an Illinois corporation, which was incorporated in December 1989. On August 5, 1996, Technologies acquired all of the shares of Dev-Tech in exchange for the issuance of shares of Technologies' common stock to the shareholders of Dev-Tech. Dev-Tech Migration, Inc. ("DTM") was incorporated in June 1994 in Illinois. On November 20, 1996, DTM was merged into NeoMedia Migration, Inc. ("Migration"), a Delaware corporation and a wholly owned subsidiary of Technologies, in exchange for the issuance of 827,525 shares of Technologies' common stock to the shareholder of DTM (the "Migration Merger"). Technologies and Migration (collectively, "NeoMedia" or the "Company"), since Migration's inception, have shared certain management and were controlled by common shareholders. These transactions have been accounted for in a manner similar to the pooling of interests method of accounting using historical book values rather than fair market value as all entities involved were under common control. Distribuidora Vallarta, S.P.A. is a wholly-owned subsidiary of Migration and was incorporated in Guatemala in August, 1996, to employ computer software developers and system integrators. As these transactions were completed as of December 31, 1996, the financial statements of NeoMedia have been presented on a consolidated basis for all periods presented. The financial position and results of NeoMedia as of and for the periods prior to these mergers have been combined in a manner consistent with NeoMedia's consolidation principles as of December 31, 1996. All significant intercompany accounts and transactions have been eliminated in preparation of the consolidated financial statements.

     The historical number of shares of common stock have been restated to give effect to a stock split in March, 1996, whereby each holder of common stock received 15,555.60975 shares of common stock for each share of common stock then owned and to a reverse stock split on November 1, 1996, whereby each holder of common stock received .90386 shares of common stock for each one share then owned. The reverse stock split applied to all outstanding stock options as of November 1, 1996.

     In July, 1995, Dev-Tech purchased 36 shares of its common stock in exchange for a non-interest bearing uncollateralized note payable for $450,000. The note payable is due in 36 monthly installments of $12,500 commencing August, 1995. As of December 31, 1995, the acquired shares were recorded in treasury stock in the consolidated balance sheet at cost of $391,000 which equals the carrying value of the note discounted at Dev-Tech's incremental borrowing rate of 10%. The discount is being accreted to interest expense over the term of the note. In May, 1996, Dev-Tech filed an amendment to its Articles of Incorporation to retire these 36 shares (506,161 shares on a post-exchange and reverse stock split basis) of common stock.

     The effect of this exchange and reverse stock split has been incorporated into the consolidated financial statements and notes of NeoMedia for all periods presented as follows:

                                                           SHARES ISSUED
                                                       -----------------------
                                                                   SUBSEQUENT
                                                       PRIOR TO        TO
                                                       EXCHANGE    EXCHANGE
                                                       AND SPLIT   AND SPLIT
                                                       ---------   ---------
Dev-Tech:
     Shares outstanding                                     164    2,305,853
     Shares in treasury                                      36      506,161
Migration .......................................         1,000      827,525
                                                                   ---------
Total shares issued as of December 31, 1995 .....                  3,639,539
                                                                   =========

NATURE OF BUSINESS OPERATIONS

     NeoMedia operates in one business segment which is comprised of three principal applications markets: (i) Intelligent Document Solutions, (ii) Document Systems Solutions and (iii) Systems Transition Solutions.

     The INTELLIGENT DOCUMENT SOLUTIONS UNIT was established to assist clients in linking printed material to electronic media. NeoMedia has developed its own technology, and has rights to use the technology of others, to generate printed documents which can be automatically "read" by machines, such as computers equipped with scanners and appropriate software. These "machine readable" documents incorporate printed codes which contain thousands of bytes of information, including computer programs rendering them functionally equivalent to a computer floppy disk with a limited capacity to hold information. These codes are referred to in the industry as "high capacity symbologies" and "multi-dimensional" or "two-dimensional" bar codes. NeoMedia refers to documents that incorporate high capacity symbologies as "Intelligent Documents," and currently provides software and services to support the application of this technology.

     The DOCUMENTS SYSTEMS SOLUTIONS UNIT was established to assist clients in definition, design, implementation and management of their document system environments. These services include strategic consulting to define and optimize enterprise wide documents strategies, as well as systems integration and development to implement effective document generation, archive and management systems. NeoMedia specializes in the technical areas of electronic forms management, document production systems and intelligent document solutions incorporating multi-dimensional bar code technologies. The document system process provided by NeoMedia also includes electronic media alternatives such as Internet and Intranet channels.

     The SYSTEMS TRANSITION SOLUTIONS UNIT was established to enable clients to migrate applications on closed, proprietary ("legacy") systems to more cost effective and extendable open systems platforms. NeoMedia has acquired and developed a line of proprietary products and tools utilized in its migration services. NeoMedia also provides strategic consulting, systems development, systems engineering and support services in connection with its systems transition solutions.

     As part of the services provided in connection with system transition solutions service engagements, NeoMedia acts as a reseller of purchased hardware in connection with open systems development and migrations. NeoMedia maintains relationships with a number of major companies under which NeoMedia sells third party purchased hardware and software products of those companies.

     NeoMedia has established several strategic alliances with third party software and hardware vendors, leading consulting firms and major system integrators. These alliances are integral to NeoMedia's business operations.

     NeoMedia principally markets and distributes its products through distributors in the United States (although it has distributors in Europe, Asia, the Middle East, Indonesia and Latin America), and currently has U. S. district offices located in Illinois, California, Minnesota, and Florida.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     License fees represent revenue from the licensing of NeoMedia's proprietary software tools and applications products. NeoMedia licenses its development tools and application products pursuant to non-exclusive and non-transferable license agreements. Software product and technology equipment sales represent revenue from the resale of purchased third party hardware and software products. Service fees represent revenue from consulting, education, and post contract software support services.

     NeoMedia recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 91-1, "Software Revenue Recognition." Software license fees are recognized upon shipment to the customer to the extent that collection is probable and the remaining obligations of NeoMedia are insignificant. When all components necessary to run hardware have been shipped and only insignificant post-delivery obligations remain, revenue and costs are recognized at the time of shipment, based upon the sales price and the cost of specific items shipped. Historically, product returns and allowances have been insignificant.

     Service revenues include maintenance fees for providing system updates for software products, user documentation and technical support, and sales of NeoMedia's proprietary software which is not bundled with hardware or software of third parties. Hardware maintenance is generally billed to the customers in advance on a monthly, quarterly or annual basis and recognized as revenue ratably over the term of the maintenance contract. Other service revenues, including training and consulting, are recognized as the services are performed. Revenues related to custom programming and other services provided under fixed fee contract arrangements are recognized based on the percentage of completion method, measured by the percentage of direct labor and subcontractor costs incurred to date in relation to total estimated direct labor and subcontractor costs for each contract. Unrecognized amounts are recorded as deferred revenue.

     Contract costs include all direct material, labor and subcontractor costs related to contract performance. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determinable. Changes in job performance, job conditions and estimated profitability, including amounts arising from contract penalty provisions, and final contract settlements may result in revisions to costs and revenue and are recognized in the period in which such revisions are determinable. Costs and estimated earnings in excess of billings on uncompleted contracts, represents revenue recognized in excess of amounts billed.

INVENTORIES

     Inventories are stated at the lower of cost or market and are comprised principally of purchased computer technology resale products including equipment and software products. Cost is determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost less allowances for accumulated depreciation. Repairs and maintenance are charged to expense as incurred. Depreciation is generally computed using the straight line method over the estimated useful lives of the related assets. The estimated useful lives range from three to five years for equipment and up to seven years for furniture and fixtures. Upon retirement or sale, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statement of operations.

CAPITALIZED SOFTWARE COSTS

     Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as product development and expensed as incurred. Once technological feasibility has been determined, additional costs incurred in development, including coding, testing, quality assurance and documentation writing, are capitalized.

     Amortization of purchased and developed software is provided on a product-by-product basis over the estimated economic life of the software, generally not exceeding three years, using the straight-line method. Amortization commences when a product is available for general release to customers. Unamortized capitalized costs determined to be in excess of the net realizable value of a product are expensed at the date of such determination.

INCOME TAXES

     In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), income taxes are accounted for using the assets and liabilities approach. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be recognized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment.

     DTM, with the consent of its shareholder, elected to be treated as a small business corporation (S corporation under the Internal Revenue Code) for income tax purposes. Accordingly, until the Migration Merger, DTM's taxable income and related tax credits were reportable by the shareholder on the individual's income tax returns. The pro forma benefit for income taxes, net loss and per share information for the years ended December 31, 1996 and 1995 of the combined operations of Dev-Tech and DTM calculated using the statutory tax rates in effect during the applicable periods, as if DTM were taxable as a C Corporation, are identical to the historic information presented in NeoMedia's consolidated financial statements. Such pro forma calculations assume the adoption of FAS 109 by DTM as of June 1994 (date of incorporation of DTM). No income tax benefit would have been recognized from the net operating losses of DTM as a 100% valuation allowance would have been recorded against a deferred tax asset as a result of the uncertainty of DTM's ability to generate future taxable income.

COMPUTATION OF LOSS PER SHARE

     The computation of net loss per share is based on the weighted average number of common and common equivalent shares outstanding during the period. Common stock equivalents consist of outstanding stock options, which pursuant to Staff Accounting Bulletin No. 83 of the Securities and Exchange Commission, are included in the weighted average shares as if they were outstanding for the entire period to the extent granted within the twelve months preceding the contemplated public offering date, using the treasury stock method until such time as shares are issued. For the years ended December 31, 1995 and 1996, the computation of the weighted average number of common shares and common share equivalents outstanding was as follows:

                                                       1995             1996
                                                    ---------        ---------

Common stock .............................          3,420,434        3,328,758
Effect of stock options ..................            941,986          937,995
                                                    ---------        ---------
Total ....................................          4,362,420        4,266,753
                                                    =========        =========

     For the years ended December 31, 1995 and 1996, information regarding loss per share computed on a historical basis under the provisions of Accounting Principles Board Opinion No. 15, "Earnings per Share," was as follows:

                                                      1995            1996
                                                   ----------       ----------
Net loss per share ............................    $    (0.33)      $    (0.92)
                                                   ==========       ==========
Weighted average common shares outstanding ....     3,420,434        3,328,758
                                                   ==========       ==========

     In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"), which becomes effective for NeoMedia for the year ended December 31, 1997. FAS 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share which excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share pursuant to Accounting Principles Board Opinion No. 15, "Earnings Per Share." FAS 128 also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structure and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. NeoMedia has not yet determined the impact of implementing FAS 128.

FINANCIAL INSTRUMENTS

     The fair value of NeoMedia's debt, current and long-term, is estimated to approximate the carrying value of these liabilities based upon borrowing rates currently available to NeoMedia for borrowings with similar terms.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject NeoMedia to concentrations of credit risk consist primarily of trade accounts receivable with customers. Credit risk is generally minimized as a result of the large number and diverse nature of NeoMedia's customers which are located throughout the United States. NeoMedia extends credit to its customers as determined on an individual basis and has included an allowance for doubtful accounts of $311,000 and $216,000 in its December 31, 1995 and 1996 consolidated balance sheets, respectively. NeoMedia had net sales to one major customer in the telecommunications industry of $6,257,000 and $6,932,000 during the years ended December 31, 1995 and 1996, respectively, resulting in trade accounts receivable of $1,690,000 and $2,507,000 as of December 31, 1995 and 1996, respectively. Revenue generated from the remarketing of computer equipment has accounted for a significant percentage of NeoMedia's revenue. Such sales accounted for approximately 67% and 71% of NeoMedia's revenue for the years ended December 31, 1995 and 1996, respectively.

ACCOUNTING FOR STOCK OPTIONS

     Effective January 1, 1996, NeoMedia adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") which requires certain disclosures about stock-based employee compensation arrangements, regardless of the method used to account for them, and defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, FAS 123 also allows an entity to continue to measure compensation cost for stock-based compensation plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Entities electing to continue using the accounting method in APB 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been adopted. Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Because NeoMedia elected to continue using the accounting method in APB 25, no compensation expense was recognized in the consolidated statement of operations for the year ended December 31, 1996 for stock-based employee compensation. Assuming a risk-free interest rate of 5.05% with the options granted at $.84 and 6.00% with the remaining options, an expected life of three years, an expected volatility of 25.00% and no expected dividends, the effect of using the fair value method of accounting on net loss for the year ended December 31, 1996 would have increased net loss to $3,399,000, or $(.80) per share.

CASH AND CASH EQUIVALENTS

     For the purposes of the balance sheet and statement of cash flows, all highly liquid investments with original maturities of three months or less are considered cash equivalents.

3.   COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS

     NeoMedia periodically enters into long-term software development and consultation agreements with certain customers. As of December 31, 1995 and 1996, certain contracts were not completed and information regarding these uncompleted contracts was as follows:

                                                                1995      1996
                                                                ----      ----
                                                                (In thousands)

Total amount of contracts in progress ......................    $687      $119
                                                                ====      ====

Costs incurred to date on uncompleted contracts ............    $260      $ 65
Estimated earnings on uncompleted contracts ................     181        54
                                                                ----      ----
    Subtotal ...............................................     441       119
Less customer billings to date .............................     314        79
                                                                ----      ----
Costs and estimated earnings in excess of billings on
    uncompleted contracts ..................................    $127      $ 40
                                                                ====      ====

4.   PROPERTY AND EQUIPMENT

     As of December 31, 1995 and 1996, property and equipment consisted of the following:

                                                                 1995     1996
                                                                 ----     ----
                                                                 (In thousands)

Furniture and fixtures .......................................   $ 130    $ 135
Equipment ....................................................     507      642
                                                                 -----    -----
     Total ...................................................     637      777
Less accumulated depreciation ................................    (368)    (499)
                                                                 -----    -----
Total property and equipment, net of accumulated depreciation    $ 269    $ 278
                                                                 =====    =====

 5.      CAPITALIZED SOFTWARE COSTS

     As of December 31, 1995 and 1996, capitalized software costs consisted of the following:

                                                              1995        1996
                                                             ------     -------
                                                               (In thousands)

Purchased software .......................................   $ 1,567    $ 1,495
Internally developed software ............................       210        459
                                                             -------    -------
     Total ...............................................     1,777      1,954
Less accumulated amortization ............................      (747)    (1,297)
                                                             -------    -------
Total capitalized software costs, net of accumulated
     amortization                                            $ 1,030    $   657
                                                             =======    =======

     During the years ended December 31, 1995 and 1996, NeoMedia recognized amortization expense applicable to purchased software of $500,000 and $531,000, respectively, and amortization expense applicable to internally developed software of $71,000 and $124,000, respectively.

     In October 1994, DTM purchased via seller financing certain computer software from International Digital Scientific, Inc. ("IDSI"). The aggregate purchase price was $2,000,000 and was funded by an uncollateralized seller payable, without interest, in an amount equal to the greater of : (i) 5% of the collected gross revenues of Migration for the preceding month; or (ii) the minimum installment payment as defined. The minimum installment payment is the amount necessary to provide an average monthly payment for the most recent twelve month period of $16,000 per month. The present value of $2,000,000 discounted at 9% (DTM's incremental borrowing rate) for 125 months was approximately $1,295,000, the capitalized cost of the assets acquired. The discount is being accreted to interest expense over the term of the note. The software acquired is being amortized over its estimated useful life of three years. The balance of the note payable, net of unamortized discount, as December 31, 1995 and 1996 was $1,203,000 and $1,115,000, respectively.

     On February 12, 1997, NeoMedia entered into an agreement to purchase certain computer software from Basic Developments, Inc. for an aggregate purchase price of $220,000, of which $120,000 was paid at closing and $100,000 is due on February 12, 1998.

 6.      FINANCING AGREEMENTS

     Technologies entered into an agreement with a commercial finance company that provides short-term financing for certain computer hardware and software purchases. Under the agreement, there are generally no financing charges for amounts paid within 30 or 45 days, depending on the vendor used to source the product. Borrowings are collateralized by accounts receivable generated from the sales of merchandise to NeoMedia's customers and are personally guaranteed by certain shareholders of NeoMedia. As of December 31, 1995 and 1996, amounts due under this financing agreement included in accounts payable were $1,281,000 and $2,275,000, respectively.

     As of December 31, 1995, Technologies had bank notes payable of $1,625,000. The bank notes payable were under a $2,000,000 revolving line of credit facility that accrued interest at the bank's prime rate plus 0.5%, or 9.5% as of December 31, 1995. During August 1996, Technologies replaced this facility with a $2,000,000 promissory note bearing interest at the bank's prime rate plus 1.0%, which was repaid in full on November 30, 1996. The note was collateralized by substantially all of NeoMedia's assets and guaranteed by a certain shareholder and certain affiliated companies.

     As of December 31, 1996, the bank had issued a $750,000 letter of credit to the benefit of the above-mentioned commercial finance company. This letter of credit was guaranteed by a certain shareholder of NeoMedia. In February, 1997, NeoMedia pledged a $750,000 certificate of deposit with the bank to collateralize the letter of credit and the shareholder was released from the guarantee.

 7.      NOTES PAYABLE TO RELATED PARTIES

     During 1995 and 1996, NeoMedia borrowed and made repayments on various notes with certain shareholders and affiliates. As of December 31, 1995, notes payable to related parties consisted of a $277,000 unsecured and subordinated demand note to a shareholder and a $75,000 unsecured demand note to an affiliate. Both of these notes bore interest at 9% and were repaid in full during 1996.

     Additionally, as of December 31, 1995, NeoMedia had a $450,000 long-term note payable to a related party. In January, 1996, NeoMedia borrowed $750,000 (which bore interest at 8% per annum and was payable on demand) from a principal shareholder, increasing the total notes payable (including a third $10,000 loan from 1994) to this shareholder to $1,210,000. In October 1996, this shareholder contributed $738,000 of this note to additional paid-in capital leaving a balance as of December 31, 1996 of $472,000. In February, 1997, NeoMedia repaid the note in full.

8.   LONG-TERM DEBT

     As of December 31, 1995 and 1996, long-term debt consisted of the following:

                                                               1995       1996
                                                             -------    -------
                                                               (In thousands)

Note payable to IDSI, non-interest bearing, due with
     minimum monthly installments of $16,000
     through December 2005 ...............................   $ 1,776    $ 1,584
Note payable to former shareholder, non-interest bearing,
     due  with minimum monthly installments of $12,500
     through July 1998 ...................................       387        237
Note payable to shareholder, 8%, due December 2000 .......       450        472
Capital leases ...........................................        82         44
                                                             -------    -------
     Subtotal ............................................     2,695      2,337
Less:  unamortized discount ..............................      (620)      (486)
                                                             -------    -------
     Total long-term debt ................................     2,075      1,851
Less:  current portion ...................................      (245)      (262)
                                                             -------    -------

Long-term debt, net of current portion ...................   $ 1,830    $ 1,589
                                                             =======    =======

    The long-term debt payments for each of the next five fiscal years ending December 31 were as follows:

                                                          AMOUNT IN
                                                          THOUSANDS
                                                          ---------
         1997  .........................................   $  366
         1998  .........................................      299
         1999  .........................................      192
         2000  .........................................      192
         2001  .........................................      664
         Thereafter ....................................      624
                                                           ------
         Total .........................................   $2,337
                                                           ======

9.   INCOME TAXES

     For the years ended December 31, 1995 and 1996, the components of the benefit for income taxes were as follows:

                                                             1995         1996
                                                            -----         -----
                                                              (In thousands)

Current ............................................        $ (31)        $ (37)
Deferred ...........................................         (139)          193
                                                            -----         -----

Provision (Benefit) for income taxes ...............        $(170)        $ 156
                                                            =====         =====

     The significant components of the deferred tax provision in 1996 were as follows:

                                                                      AMOUNT IN
                                                                      THOUSANDS
                                                                      ---------
Deferred tax benefit, exclusive of the components listed below .....   $  (826)
Tax effect of change in the status of Migration ....................      (391)
Increase in valuation allowance ....................................     1,410
                                                                       -------

     Total .........................................................   $   193
                                                                       =======

     As of December 31, 1995 and 1996, the types of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts which gave rise to deferred taxes, and their tax effects were as follows:

                                                       1995                    1996
                                              --------------------    ---------------------
                                               TEMPORARY     TAX      TEMPORARY       TAX
                                              DIFFERENCE    EFFECT    DIFFERENCE    EFFECT
                                              ----------   -------    ----------   -------
                                                             (In thousands)

Accrued employee benefits .................    $    68     $    27     $   245     $    98
Bad debts .................................        311         124         216          86
Accrued interest payable ..................       --          --           265         106
Deferred revenue ..........................       --          --           234          93
Capitalized software development costs ....       --          --           815         326
Net operating loss carryforwards ..........       --          --         1,644         658
Other .....................................        (14)         (5)        (11)         (4)
Alternative minimum tax credit carryforward                     47                      47
                                                           -------                 -------

Total deferred tax assets .................                    193                   1,410

Valuation allowance .......................                   --                    (1,410)
                                                           -------                 -------

Net deferred income tax asset .............                $   193                 $  --
                                                           =======                 =======

     For the years ended December 31, 1995 and 1996, the benefit for income taxes differed from the amount computed by applying the statutory federal rate of 34% as follows:
                                                   1995               1996
                                            ----------------   ----------------
                                            AMOUNT       %      AMOUNT      %
                                            ------   -------   -------    -----
                                                  (Dollars in thousands)

Benefit at federal statutory rate ........  $(442)     (34)%   $(992)     (34)%
Migration S-corporation loss allocated
     directly to shareholder ............     294       23       321       11
State income taxes, net of federal tax
     effects ...........................      (23)      (2)     --       --
Permanent differences ..................        8        1        11     --
Change in valuation allowance ..........     --       --         826       28
Other ..................................      ( 7)     ( 1)      (10)     (--)
                                            -----    -----     -----    -----

Provision (Benefit) for income taxes ...    $(170)     (13)%   $ 156        5%
                                            =====    =====     =====    =====

     As of December 31, 1996, NeoMedia had net operating loss carryforwards remaining for federal tax purposes of approximately $1,644,000, which may be used to offset future taxable income or will expire, if unused, in 2011. Should certain substantial changes (as defined by the federal income tax code), occur in NeoMedia's ownership, an annual limitation would be imposed on the amount of loss which could be utilized in any one year. Because realization of NeoMedia's net operating losses carried forward is uncertain, a valuation allowance has been established against the related deferred tax assets.

10.      TRANSACTIONS WITH RELATED PARTIES

     NeoMedia made advances to various related parties including companies affiliated through common ownership. These advances arose from expenses paid by NeoMedia on behalf of the affiliated companies and allocations of certain administrative costs for services provided by NeoMedia. Total administrative costs allocated to affiliated companies were $42,000 and $27,000 for the years ended December 31, 1995 and 1996, respectively. As of December 31, 1995 and 1996, the amounts outstanding totalled $48,000 and $24,000, respectively, and were classified as amounts due from related parties in the accompanying consolidated balance sheets. During the years ended December 31, 1995 and 1996, NeoMedia and certain employees leased office and residential facilities from related parties for rental payments totalling $5,000 and $11,000, respectively.

     On January 2, 1996, NeoMedia provided to one of its principal shareholders an advance of $472,000 payable within 30 days of demand by NeoMedia. This loan bore interest at 8% payable on a monthly basis. This loan was repaid in full in February, 1997.

     In March, 1996, NeoMedia borrowed $135,000 from a related entity and $36,000 from a principal shareholder, payable within thirty days of demand, bearing interest at 8% per annum. In June, 1996, NeoMedia borrowed $200,000 from a principal shareholder, payable within thirty days of demand, bearing interest at 8% per annum. The net proceeds from these financing transactions were used for general corporate operating purposes. These loans were repaid in full during 1996. In connection with the June, 1996 note, NeoMedia granted a warrant to the shareholder to purchase up to 260,000 shares of NeoMedia's common stock at an exercise price of $8.85. This warrant is exercisable for four years commencing from November 25, 1997. Assuming a risk-free interest rate of 6.25%, an expected life of three years, an expected volatility of 25.0% and no expected dividends, the effect of using the fair value method of accounting on net loss for the year ended December 31, 1996 would have increased net loss to $3,114,000, or $(.73) per share.

11. LEASES

     NeoMedia leases certain office equipment, principally telecommunication equipment, under leases which are capital in nature. As of December 31, 1995 and 1996, NeoMedia had net assets of $89,000 and $53,000, respectively, under these capital leases.

     NeoMedia leases its office facilities and certain office and computer equipment under various operating leases. These leases provide for minimum rents and generally include options to renew for additional periods. For the years ended December 31, 1995 and 1996, NeoMedia's rent expense was $325,000 and $353,000, respectively. Beginning December 1, 1996, NeoMedia subleased a portion of its office facilities until the lease expires.

     The aggregate amount of expected lease payments and receipts under operating leases for each of the next five years ending December 31 was as follows:

                                                             PAYMENTS  RECEIPTS
                                                             --------  --------
                                                               (In thousands)

         1997  .........................................     $  415     $137
         1998  .........................................        449      173
         1999  .........................................        404      179
         2000  .........................................        229      183
         2001  .........................................          3       --
         Thereafter.....................................          2       --
                                                              -----     ----

         Total .........................................     $1,502     $672
                                                             ======     ====

     In November, 1996, NeoMedia entered into a lease with a principal shareholder whereby the shareholder leased to NeoMedia an exhibition booth which cost $85,435. The lease is for 36 months with monthly payments of $2,858.

12.      DEFINED CONTRIBUTION SAVINGS PLAN

     NeoMedia maintains a defined contribution 401(k) savings plan covering substantially all eligible employees meeting certain minimum age and months of service requirements, as defined. Participants may make elective contributions up to established limits. All amounts contributed by participants and earnings on these contributions are fully vested at all times. The plan provides for matching and discretionary contributions by NeoMedia, although no such contributions to the plan have been made to date.

13.      EMPLOYEE STOCK OPTION PLAN

     Effective February 1, 1996, NeoMedia adopted the 1996 Stock Option Plan making available for grant to employees of NeoMedia options to purchase up to 1,500,000 shares of NeoMedia's common stock. The Stock Option Committee of the Board of Directors has the authority to determine to whom options will be granted, the number of options, the related term, and exercise price. The option exercise price shall be equal to or in excess of the fair market value per share of NeoMedia's common stock on the date of grant. Options granted during 1996 were granted at an exercise price equal to fair market value on the date of grant. No options shall be granted subsequent to January 31, 1999 under the Plan. Options granted can not be exercised during the year following the date of grant and must be exercised within ten years from the date of grant. Additionally, in conjunction with the initial public offering, each employee agreed not to sell any stock obtained by exercising their stock options until after November 25, 1997. No stock options were exercisable as of December 31, 1996.

     NeoMedia's stock options as of December 31, 1996 and changes during the year ended December 31, 1996 were as follows:

                                                          WEIGHTED
                                                           AVERAGE     NUMBER
                                                           EXERCISE      OF
                                                            PRICE      SHARES
                                                          ---------   ---------
Granted ............................................      $   1.72    1,555,603
Reverse stock split ................................          1.57     (135,850)
Exercise ...........................................           --         --
Forfeited ..........................................          1.34      (81,581)
                                                          --------   ----------

Outstanding as of December 31, 1996 ................      $   1.76    1,338,172
                                                          ========   ==========

Available for grant as of December 31, 1996 ........                    161,828
                                                                     ==========

Weighted average fair value at grant date ..........      $    .43
                                                          ========

As of December 31, 1996, NeoMedia's stock options outstanding were as follows:

                                              WEIGHTED
                                               AVERAGE         WEIGHTED
                                              REMAINING        AVERAGE
                                NUMBER       CONTRACTUAL       EXERCISE
  RANGE OF EXERCISE PRICES   OUTSTANDING        LIFE            PRICE
  ------------------------   -----------     -----------      ----------
        $   .84               1,087,552      9.1 years        $    .84
      $5.50 to $5.90            250,620      9.8 years        $   5.74

14.      PUBLIC OFFERING OF COMMON STOCK AND WARRANTS

     On November 25, 1996, NeoMedia completed an initial public offering ("IPO") of 1,235,000 shares of common stock at $5.90 per share and 1,700,000 redeemable warrants, at $.10 per warrant, to purchase shares of common stock, and an offering by certain selling security holders of an additional 465,000 shares of NeoMedia's common stock. The selling security holders also were issued 745,938 warrants upon conversion of the convertible notes from NeoMedia. In addition, on January 16, 1997, NeoMedia completed the sale of an over-allotment of 255,000 shares of common stock and 255,000 redeemable warrants. The redeemable warrants may be called by NeoMedia at $.05 per warrant at any time after November 25, 1997, provided that the closing average bid price of the common stock equals or exceeds $8.85 per share for twenty consecutive trading days ending within thirty days prior to the date notice of redemption is given.

     In connection with the offering, NeoMedia agreed to sell to the underwriters, for nominal consideration, warrants to purchase up to 170,000 shares of common stock and 170,000 warrants (collectively, the "Underwriters Warrants"). The Underwriters Warrants are initially exercisable at a price of $8.85 per share of common stock and warrant for a period of four years after November 25, 1997, and are restricted from sale, transfer and assignment until November 25, 1997.

15.      BRIDGE FINANCING

     During July and August 1996, NeoMedia issued, in a private placement, convertible promissory notes due in September 1997. Each unit consisted of a $50,000 10% promissory note convertible into 13,750 shares and 13,750 warrants of NeoMedia's common stock upon consummation of the IPO valued at an average of $3.64 per share. NeoMedia received $2,697,000 in cash proceeds from this private placement, net of $278,000 in expenses. These expenses were amortized to interest expense over the life of the notes. NeoMedia retired $262,500 of these notes on November 23, 1996. Of the remaining 745,938 shares available for conversion, 465,000 were sold by the note holders in connection with the IPO.

                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEET

                                                                    JUNE 30,
                                                                      1997
                                                                 --------------
ASSETS
                                                                 (In thousands)
Current assets:
     Cash and cash equivalents ..................................  $  2,403
     Trade accounts receivable, net of allowance for doubtful
         accounts of $124 .......................................     6,425
     Amounts due from related parties ...........................         7
     Inventories ................................................        67
     Prepaid expenses and other .................................       608
                                                                   --------

         Total current assets ...................................     9,510
                                                                   --------

Property and equipment, net of accumulated depreciation .........       548
Capitalized software costs, net of accumulated amortization .....     1,045
                                                                   --------

     Total assets ...............................................  $ 11,103
                                                                   ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable ...........................................  $  5,251
     Accrued expenses ...........................................     1,142
     Current portion of long-term debt ..........................       264
     Other ......................................................       315
                                                                   --------

         Total current liabilities ..............................     6,972
                                                                   --------

Long-term debt, net of current portion ..........................       981
                                                                   --------

         Total liabilities ......................................     7,953
                                                                   --------

Shareholders' equity:
     Common stock, $.01 par value, 15,000,000 shares authorized,
         5,378,085 shares outstanding ...........................        54
     Additional paid-in capital .................................    10,120
     Accumulated deficit ........................................    (7,024)
                                                                   --------
         Total shareholders' equity .............................     3,150
                                                                   --------

     Total liabilities and shareholders' equity .................  $ 11,103
                                                                   ========

    The accompanying unaudited notes are an integral part of these unaudited consolidated financial statements.

                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            SIX MONTHS
                                                            ENDED JUNE 30,
                                                     --------------------------
                                                          1996          1997
                                                     -----------    -----------
                                                       (Dollars in thousands,
                                                       except per share data)

NET SALES:
     License fees ................................   $       460    $       335
     Software product resales ....................         2,059          1,834
     Technology equipment resales ................         5,110          8,624
     Service fees ................................         1,250          1,032
                                                     -----------    -----------
         Total net sales .........................         8,879         11,825
                                                     -----------    -----------

COST OF SALES:
     License fees ................................           140            139
     Software product resales ....................         1,384          1,608
     Technology equipment resales ................         4,416          7,496
     Service fees ................................           927            915
     Amortization of capitalized software costs ..           281            307
                                                     -----------    -----------
         Total cost of sales .....................         7,148         10,465
                                                     -----------    -----------

GROSS PROFIT .....................................         1,731          1,360
General and administrative expenses ..............           802          1,583
Sales and marketing expenses .....................           973          1,859
Research and development costs ...................           123            410
                                                     -----------    -----------

Loss from operations .............................          (167)        (2,492)

Interest expense, net ............................           216             52
                                                     -----------    -----------

LOSS BEFORE INCOME TAXES .........................          (383)        (2,544)

Benefit for income taxes .........................           (80)           (45)
                                                     -----------    -----------

NET LOSS .........................................   $      (303)   $    (2,499)
                                                     ===========    ===========

PER SHARE DATA:
     Net loss per share ..........................   $     (0.07)   $      (.40)
                                                     ===========    ===========
     Weighted average number of common and common
          equivalent shares outstanding ..........     4,071,373      6,209,597
                                                     ===========    ===========

    The accompanying unaudited notes are an integral part of these unaudited consolidated financial statements.


                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  SIX MONTHS
                                                                                ENDED JUNE 30,
                                                                                1996      1997
                                                                              --------  -------
                                                                                 (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ..................................................................   $  (303)   $(2,499)
Adjustments to reconcile net loss to net cash used in operating activities:
     Provision for doubtful accounts ......................................      --           60
     Depreciation and amortization ........................................       167        368
     Changes in operating assets and liabilities:
         Trade accounts receivable ........................................      (795)    (1,502)
         Other current assets .............................................        34         35
         Accounts payable and accrued expenses ............................       884      1,550
         Other current liabilities ........................................      (138)        70
                                                                              -------    -------

         Net cash used in operating activities ............................      (151)    (1,918)
                                                                              -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalization of software development costs and purchased software .......       (26)      (713)
Acquisition of property and equipment .....................................       (27)      (313)
                                                                              -------    -------

         Net cash used in investing activities ............................       (53)    (1,026)
                                                                              -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of units .......................................      --        1,315
Exercise of stock options .................................................      --            7
Repayment of advance to shareholder .......................................      --          472
Proceeds from advance to shareholder ......................................      (472)      --
Borrowings under notes payable and long-term debt .........................       250       --
Repayments on notes payable and long-term debt ............................       (92)      (134)
Borrowings from shareholders and related parties ..........................     1,123       --
Repayments to shareholders and related parties ............................      (283)      (472)
                                                                              -------    -------

         Net cash provided by financing activities ........................       526      1,188
                                                                              -------    -------

NET INCREASE (DECREASE) IN CASH ...........................................       322     (1,756)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ............................        11      4,159
                                                                              -------    -------

CASH AND CASH EQUIVALENTS, END OF PERIOD ..................................   $   333    $ 2,403
                                                                              =======    =======

SUPPLEMENTAL CASH FLOW INFORMATION:
     Interest paid ........................................................   $   149    $    90
     Income taxes paid ....................................................        65       --


    The accompanying unaudited notes are an integral part of these unaudited consolidated financial statements.


                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                         ADDITIONAL     ACCUMU-      NUMBER
                                             COMMON       PAID-IN-      LATED          OF
                                              STOCK       CAPITAL       DEFICIT      SHARES
                                            ---------    ---------    ---------     ---------
                                                         (Dollars in thousands)

Balance, December 31, 1996 .............    $      51    $   8,801    $  (4,525)    5,114,316

Exercise of stock options ..............         --              7         --           8,769

Proceeds from issuance of 255,000 units,
     net of $215 of issuance costs .....            3        1,312         --         255,000

Net loss ...............................         --           --         (2,499)         --
                                            ---------    ---------    ---------     ---------
Balance, June 30, 1997 .................    $      54    $  10,120    $  (7,024)    5,378,085
                                            =========    =========    =========     =========

    The accompanying unaudited notes are an integral part of these unaudited consolidated financial statements.

                  NEOMEDIA TECHNOLOGIES, INC. AND SUBSIDIARIES
              UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION AND NATURE OF BUSINESS OPERATIONS

BASIS OF PRESENTATION

     NeoMedia Technologies, Inc. ("Technologies") was incorporated under the laws of the state of Delaware in July, 1996, to acquire by merger Dev-Tech Associates, Inc. ("Dev-Tech"), an Illinois corporation, which was incorporated in December, 1989. On August 5, 1996, Technologies acquired all of the shares of Dev-Tech in exchange for the issuance of shares of Technologies' common stock to the shareholders of Dev-Tech. Dev-Tech Migration, Inc. ("DTM") was incorporated in June, 1994, in Illinois. On November 20, 1996, DTM was merged into NeoMedia Migration, Inc. ("Migration"), a Delaware corporation and a wholly owned subsidiary of Technologies (the "Migration Merger"). Technologies and Migration, since Migration's inception, have shared certain management and were controlled by common shareholders. These transactions have been accounted for in a manner similar to the pooling of interests method of accounting using historical book values rather than fair market value as all entities involved were under common control. Distribuidora Vallarta, S.P.A. ("DVSPA") is a wholly-owned subsidiary of Migration and was incorporated in Guatemala in August, 1996, to employ computer software developers and system integrators. Technologies, Migration and DVSPA are collectively referred to as "NeoMedia" or the "Company." As these transactions were completed as of December 31, 1996, the financial statements of NeoMedia have been presented on a consolidated basis for all periods presented. The financial position and results of NeoMedia as of and for the periods prior to these mergers have been combined in a manner consistent with NeoMedia's consolidation principles as of December 31, 1996. All significant intercompany accounts and transactions have been eliminated in preparation of the consolidated financial statements.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, the consolidated financial statements reflect all adjustments which are of a normal recurring nature and which are necessary to present fairly the consolidated financial position of NeoMedia as of June 30, 1997, and the results of operations for the six months ended June 30, 1996 and 1997, and cash flows for the six months ended June 30, 1996 and 1997. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results which may be expected for the entire fiscal year.

NATURE OF BUSINESS OPERATIONS

     NeoMedia operates in one business segment which is comprised of three principal applications markets: (i) Intelligent Document Solutions, (ii) Document Systems Solutions and (iii) Systems Transition Solutions.

     The INTELLIGENT DOCUMENT SOLUTIONS UNIT was established to assist clients in linking printed material to electronic media. NeoMedia has developed its own technology, and has rights to use the technology of others, to generate printed documents which can be automatically "read" by machines, such as computers equipped with scanners and appropriate software. These "machine readable" documents incorporate printed codes which contain thousands of bytes of information, including computer programs rendering them functionally equivalent to a computer floppy disk with a limited capacity to hold information. These codes are referred to in the industry as "high capacity symbologies" and "multi-dimensional" or "two-dimensional" bar codes. NeoMedia refers to documents that incorporate high capacity symbologies as "Intelligent Documents," and currently provides software and services to support the application of this technology.

     The DOCUMENTS SYSTEMS SOLUTIONS UNIT was established to assist clients in definition, design, implementation and management of their document system environments. These services include strategic consulting to define and optimize enterprise wide documents strategies, as well as systems integration and development to implement effective document generation, archive and management systems. NeoMedia specializes in the technical areas of electronic forms management, document production systems and intelligent document solutions incorporating multi-dimensional bar code technologies. The document system process provided by NeoMedia also includes electronic media alternatives such as Internet and Intranet channels.

     The SYSTEMS TRANSITION SOLUTIONS UNIT was established to enable clients to migrate applications on closed, proprietary ("legacy") systems to more cost effective and extendable open systems platforms. NeoMedia has acquired and developed a line of proprietary products and tools utilized in its migration services. NeoMedia also provides strategic consulting, systems development, systems engineering and support services in connection with its systems transition solutions. In addition, in June, 1997, NeoMedia added a new set of Year 2000 Millennium solutions tools for the IBM DOS/VSE environment that automatically finds and converts two-digit date fields in both data and source code.

     As part of the services provided in connection with system transition solutions service engagements, NeoMedia acts as a reseller of purchased hardware in connection with open systems development and migrations. NeoMedia maintains relationships with a number of major companies under which NeoMedia sells third party purchased hardware and software products of those companies. NeoMedia has established several strategic alliances with third party software and hardware vendors, leading consulting firms and major system integrators. These alliances are integral to NeoMedia's business operations. NeoMedia principally markets and distributes its products through distributors in the United States (although it has distributors in Europe, Asia, the Middle East, Indonesia and Latin America), and currently has U. S. offices located in Illinois, California, Minnesota, and Florida.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

COMPUTATION OF EARNINGS PER SHARE

     The computation of earnings per share is based on the weighted average number of common and common equivalent shares outstanding during the period. Common stock equivalents consist of outstanding stock options which, pursuant to Staff Accounting Bulletin No. 83 of the Securities and Exchange Commission, are included in the weighted average shares as if they were outstanding for the entire period to the extent granted within the twelve months preceding the contemplated public offering date, using the treasury stock method until such time as shares are issued. For the six months ended June 30, 1996 and 1997, the computation of the weighted average number of common shares and common share equivalents outstanding was as follows:

                               1996       1997
                           ---------   ---------

Common stock ...........   3,133,378   5,351,814
Effect of  stock options     937,995     857,783
                           ---------   ---------

Total ..................   4,071,373   6,209,597
                           =========   =========

     For the six months ended June 30, 1996 and 1997, information regarding earnings per share computed on a historical basis under the provisions of Accounting Principles Board Opinion No. 15, "Earnings per Share," was as follows:

                                                1996            1997
                                             ------------    ----------

Net loss per share .......................   $    (0.10)     $    (0.47)
                                             ==========      ==========

Weighted average common shares outstanding    3,133,378       5,351,814
                                             ==========      ==========

In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards

No. 128, "Earnings Per Share" ("FAS 128"), which becomes effective for NeoMedia for the year ended December 31, 1997. FAS 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share which excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share pursuant to Accounting Principles Board Opinion No. 15, "Earnings Per Share." FAS 128 also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structure and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. For the six months ended June 30, 1997, basic and diluted earnings per share would have been $(.47).

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject NeoMedia to concentrations of credit risk consist primarily of trade accounts receivable with customers. Credit risk is generally minimized as a result of the large number and diverse nature of NeoMedia's customers which are located throughout the United States. NeoMedia extends credit to its customers as determined on an individual basis and has included an allowance for doubtful accounts of $216,000 and $124,000 in its December 31, 1996 and June 30, 1997 consolidated balance sheets, respectively. NeoMedia had net sales to one major customer in the telecommunications industry of $2,016,000 and $3,982,000 during the six months ended June 30, 1996 and 1997, respectively, resulting in trade accounts receivable of $2,507,000 and $1,869,000 as of December 31, 1996 and June 30, 1997, respectively. Revenue generated from the remarketing of computer equipment has accounted for a significant percentage of NeoMedia's revenue. Such sales accounted for 57.5% and 72.9% of NeoMedia's revenue for the six months ended June 30, 1996 and 1997, respectively.

3.   FINANCING AGREEMENTS

     Technologies entered into an agreement with a commercial finance company that provides short-term financing for certain computer hardware and software purchases. Under the agreement, there are generally no financing charges for amounts paid within 30 or 45 days, depending on the vendor used to source the product. Borrowings are collateralized by accounts receivable generated from the sales of merchandise to NeoMedia's customers and are personally guaranteed by certain shareholders of NeoMedia. As of December 31, 1996 and June 30, 1997, amounts due under this financing agreement included in accounts payable were $2,275,000 and $3,181,000, respectively.

4.   BENEFIT FOR INCOME TAXES

     The benefits for income taxes recorded during the six months ended June 30, 1996 and 1997 represented the recovery of income taxes paid in prior years from the carryback of operating losses.

                              [OUTSIDE BACK COVER]

--------------------------------------------------------------------------------

No dealer, salesperson or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. Any information or representation not herein contained, if given or made, must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy the securities by any person in any jurisdiction where such offer or solicitation is not authorized, or in which the person making such offer is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS

Prospectus Summary......................................                    2
The Company.............................................                    2
Risk Factors............................................                    7
Use of Proceeds.........................................                   19
Dividend Policy.........................................                   19
Price Range of Securities...............................                   20
Dilution................................................                   21
Capitalization..........................................                   23
Selected Consolidated Financial Data....................                   24
Management's Discussion & Analysis of Financial
  Condition and Results of Operations...................                   25
Business................................................                   33
Management..............................................                   55
Principal Stockholders..................................                   68
Bridge Financing Private Placement......................                   71
Bridge Financing Selling Stockholders...................                   72
Additional Registered Securities........................                   74
Certain Transactions....................................                   76
Description of Securities...............................                   80
Shares Eligible for Future Sale.........................                   83
Recent Underwriting.....................................                   85
Experts.................................................                   90
Legal Matters...........................................                   90
Additional Information..................................                   90
Index to Financial Statements...........................                   F

--------------------------------------------------------------------------------

                           NEOMEDIA TECHNOLOGIES, INC.



                                  ------------

                                   PROSPECTUS

                                  ------------



                                -----------------


                                 _________, 1997

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Delaware law. The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its officers and directors to the extent permitted by Subsection 145 of the General Corporation Law of the State of Delaware, which authorizes a corporation to indemnify directors, officers, employees or agents of the Corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Subsection 145 further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

     Reference is hereby made to the caption "Management - Limitation of Liability and Indemnification of Directors" in the Prospectus which is a part of this Registration Statement for a description of indemnification arrangements between the Company and its directors.

     The form of Underwriting Agreement, included as Exhibit 1.1, provides for indemnification of the Company and certain controlling persons under certain circumstances, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions of the Underwriting Agreement, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the distribution, all of which are to be borne by the Company, are as follows:

       *Accounting Fees and Expenses...............................  $   5,000
       *Legal Fees and Expenses....................................  $  15,000
       *Printing and Engraving Expenses............................  $   5,000
       *Miscellaneous Fees and Expenses............................  $   5,000
                                                                     ---------

            Total..................................................  $  30,000
                                                                     =========

* All amounts are estimates.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     In July, 1996, in a tax-free merger under federal income tax laws and regulations, Dev-Tech Associates, Inc., an Illinois corporation ("Dev-Tech") was merged into the Company. In connection with such merger, Charles W. Fritz, the Fritz Family Partnership, the Chandler T. Fritz 1994 Trust, the Charles W. Fritz 1994 Trust and the Debra F. Schiafone 1994 Trust received 684,447, 1,672,540, 64,711, 64,711 and 64,711 shares of the Company's Common Stock, respectively, in exchange for their shares of common stock of Dev-Tech. This merger merely changed the domicile of the Company from Illinois to Delaware, with the existing stockholders exchanging their shares in the Illinois corporation for the Delaware corporation. No additional shares of stock were issued and no consideration was paid by the stockholders or received by the Company in this exchange. The Company believes that, pursuant to Rule 145, this merger does not involve a "sale" or "offer" within the meaning of Section 2(3) of the Securities Act of 1933, as amended (the "Securities Act"). The Company also believes that this transaction was exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering since all of the stockholders involved were sophisticated investors within the meaning of the exemption.

     Immediately prior to the effective date of the Registration Statement, in a tax-free merger under federal income tax laws and regulations, a wholly-owned subsidiary of the Company acquired from Charles W. Fritz all of the outstanding stock of Dev-Tech Migration, Inc., an Illinois corporation ("Migration"). In connection with such merger, Charles W. Fritz received 915,546 shares of the Company's Common Stock in exchange for his shares of Migration. This reorganization also was exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering. The sole stockholder of Migration, Charles E. Fritz, is the Company's President, Chief Executive Officer and Chairman of the Board, had knowledge of the same kind of information that is specified in this Registration Statement and, therefore, is a sophisticated investor within the meaning of this exemption.

     In July and August, 1996, the Company consummated the sale of an aggregate of $2,975,000 principal amount of 10% Unsecured Subordinated Convertible Promissory Notes, due September 30, 1997, in a private placement to 68 investors. The Notes are automatically converted into an aggregate of 818,125 shares of Common Stock, 818,125 five year redeemable common stock purchase warrants of the Company upon the consummation of the initial public offering, at which time the Notes will no longer be outstanding. Joseph Charles & Associates, Inc., received $277,500 in commissions and $25,000 in expenses as placement agent in such private placement. The sale of these Notes were exempt under Rule 505 of Regulation D of the Securities Act. Each investor purchasing Notes in this private placement was an "accredited investor" within the definition of accredited investors contained in Rule 501(a). No person acting on the Company's behalf offered or sold the Notes by means of any general solicitation or general advertising. Each investor of the Notes represented in writing that the Notes were being acquired for such investor's own account and not with a view toward distribution. Written disclosure was given to each investor prior to sale, and a legend was placed on each Note, that the Notes had not been registered under the Securities Act and cannot be resold unless registered under the Securities Act or unless an exemption from registration is available.


ITEM 27.          EXHIBITS.
--------          ---------
 * 1.1       Form of Underwriting Agreement
 * 1.2       Form of Selected Dealers Agreement
 * 1.3       Form of Agreement Among Underwriters
 * 3.1       Articles of Incorporation of Dev-Tech Associates, Inc. and amendment thereto
 * 3.2       By-laws of Dev-Tech Associates, Inc.
 * 3.3       Restated Certificate of Incorporation of DevSys, Inc.
 * 3.4       By-laws of DevSys, Inc.
 * 3.5       Articles of Merger and Agreement and Plan of Merger of DevSys, Inc and Dev-Tech
             Associates, Inc.
 * 3.6       Certificate of Merger of Dev-Tech Associates, Inc. into DevSys, Inc.
 * 3.7       Articles of Incorporation of Dev-Tech Migration, Inc. and amendment thereto
 * 3.8       By-laws of Dev-Tech Migration, Inc.
 * 3.9       Restated Certificate of Incorporation of DevSys Migration, Inc.
 * 3.10      Form of By-laws of DevSys Migration, Inc.
 * 3.11      Form of Agreement and Plan of Merger of Dev-Tech Migration, Inc. into DevSys Migration,
             Inc.
 * 3.12      Form of Certificate of Merger of Dev-Tech Migration, Inc. into DevSys Migration, Inc.
 * 3.13      Certificate of Amendment to Certificate of Incorporation of DevSys, Inc. changing its name to NeoMedia Technologies, Inc.
 * 3.14      Form of Certificate of Amendment to Certificate of Incorporation of NeoMedia Technologies,
             Inc. authorizing a reverse stock split
 * 4.1       Form of Certificate for Common Stock of DevSys, Inc.
 * 4.2       Form of Representative's Warrant Agreement
 * 4.3       Form of Compass Capital, Inc. Warrant
 * 4.4       Form of Private Placement Financing Converted Securities Registration Rights Agreement
 * 4.5       Form of 10% Unsecured Subordinated Convertible Promissory Note
 * 4.6       Form of Principal Stockholder's Warrant
 * 4.7       Form of Placement Agent's Warrant Registration Rights Agreement
 * 4.8       Form of Placement Agent's Warrant for the Purchase of Shares of Common Stock and
             Warrants
 * 4.9       Form of Warrant Agreement and Warrant
 * 5.1       Opinion, with Consent, of Fishman & Merrick, P.C.
 * 10.1      Form of "Lock Up" Agreement to be entered into by the Company and its officers, directors and shareholders
 * 10.2      Form of Nonsolicitation and Confidentiality Agreement
 * 10.3      Employment Agreement dated May 1, 1996 between Dev-Tech Associates, Inc. and Charles
             W. Fritz
 * 10.4      Employment Agreement dated April 1, 1996 between Dev-Tech Associates, Inc. and Robert
             T. Durst, Jr.
 * 10.5      Employment Agreement dated May 1, 1996 between Dev-Tech Associates, Inc. and Charles
             T. Jensen
 * 10.6      Lease Agreement dated September 1, 1994, for premises located at 112 South Tryon Street,
             Charlotte, North Carolina
 * 10.7      Lease dated September 7, 1995 for premises located at 937 1st Street, Encinitas, California

                                      II-3


 * 10.8      Lease dated August 29, 1995 for premises located at 280 Shuman Boulevard, Naperville,
             Illinois
 * 10.9      Promissory Note, dated as of December 31, 1994, in the principal amount of $413,000, from
             Dev-Tech Associates, Inc. payable to William E. Fritz
 * 10.10     Promissory Note, dated as of December 31, 1994, in the principal amount of $75,000, from
             Dev-Tech Associates, Inc., payable to Dev-Mark, Inc.
 * 10.11     Promissory Note, dated as of December 31, 1994, in the principal amount of $10,000, from
             Dev-Tech Migration, Inc. to Charles W. Fritz
 * 10.12     Promissory Note, dated as of December 31, 1994, in the principal amount of $90,000, from
             Dev-Tech Migration, Inc. to William E. Fritz
 * 10.13     Promissory Note, dated August 15, 1995, in the principal amount of $150,000, from Dev-Tech
             Migration, Inc. to Gen-Tech, Inc.
 * 10.14     Demand Promissory Note, dated December 9, 1994, in the principal amount up to $500,000, from Dev-Tech Migration, Inc. to Dev-Tech Associates, Inc.
 * 10.15     Promissory Note, dated December 28, 1995, in the principal amount of $450,000, from Dev-
             Tech Migration, Inc. to Charles W. Fritz
 * 10.16     Promissory Note, dated January 2, 1996, in the principal amount of $360,000, from Dev-Tech
             Associates, Inc. to Dev-Tech Migration, Inc.
 * 10.17     Promissory Note, dated January 2, 1996, in the principal amount of $472,000, from William
             E. Fritz to Dev-Tech Associates, Inc.
 * 10.18     Promissory Note, dated January 2, 1996, in the principal amount of $750,000, from Dev-Tech
             Migration, Inc. to Charles W. Fritz.
 * 10.19     Promissory Note, dated December 31, 1994, in the principal amount of $46,748, from Dev-
             Tech Migration, Inc. to Brandon Edenfield.
 * 10.20     Promissory Note, dated June 19, 1995, in the principal amount of $20,000, from Dev-Tech
             Migration, Inc. to Brandon Edenfield.
 * 10.21     Revolving Business Credit Note, dated November 30, 1995, in the sum of $1,500,000, from
             Dev-Tech Associates, Inc. to NBD Bank
 * 10.22     Line of Credit Agreement, dated November 30, 1995, between Dev-Tech Associates, Inc. and
             NBD Bank
 * 10.23     Revolving Business Credit Note, dated November 30, 1995, in the principal amount of
             $500,000, from Dev-Tech Associates, Inc. to NBD Bank
 * 10.24     Letter Agreements, dated November 30, 1995, from Dev-Tech Associates, Inc. to NBD Bank
 * 10.25     Unlimited Continuing Guaranty, dated November 30, 1995, from Gen-Tech, Inc., as
             Guarantor, to NBD Bank
 * 10.26     Subordination Agreement, effective November 30, 1995, from Dev-Mark, Inc. to NBD Bank
 * 10.27     Subordination Agreement, effective November 30, 1995, from Gen-Tech, Inc. to NBD Bank
 * 10.28     Time Revolving Business Loan Note, dated December 9, 1994, in the amount of $1,500,000, to NBD Bank from Dev-Tech Associates, Inc.
 * 10.29     Subordination Agreement and Assignment, dated December 28, 1995, from Charles W. Fritz and Dev-Tech Migration, Inc. to NBD Bank
 * 10.30     Credit Agreement dated December 9, 1994, from Dev-Tech Associates, Inc. to NBD Bank
 * 10.31     Letter Agreement, dated December 9, 1994, from Dev-Tech Associates, Inc. to NBD Bank
 * 10.32     Continuing Pledge Agreement, dated December 9, 1994, from William E. Fritz to NBD Bank
 * 10.33     Collateral Assignment of Demand Promissory Note and Security Agreement, dated December
             9, 1994

                                      II-4


 * 10.34     Security Agreement, dated December 9, 1994, between Dev-Tech Associates, Inc. and Dev-
             Tech Migration, Inc.
 * 10.35     Agreement for Wholesale Financing (Security Agreement), dated October 20, 1992, to IBM
             Credit Corporation from Dev-Tech Associates, Inc.
 * 10.36     Guaranty from Gen-Tech, Inc. to IBM Credit Corporation
 * 10.37     Guaranty from Dev-Mark, Inc. to IBM Credit Corporation
 * 10.38     Amendment to Agreement for Wholesale Financing and to Addendum to Agreement for
             Wholesale Financing -- Large Sale Financing Option, dated August 16, 1994, from Dev-Tech
             Associates, Inc. to IBM Credit Corporation
 * 10.39     Assignment Agreement, dated September 15, 1994, from Dev-Tech Associates, Inc. to IBM
             Credit Corporation
 * 10.40     Guaranty (By Individual) dated October 20, 1992, to IBM Credit Corporation from Charles
             W. Fritz, as Guarantor
 * 10.41     Collateralized Guaranty, dated August 16, 1994, to IBM Credit Corporation from Gen-Tech, Inc.
 * 10.42     Collateralized Guaranty, dated August 16, 1994, to IBM Credit Corporation from Dev-Mark, Inc.
 * 10.43     Dev-Tech Associates, Inc. Annual Incentive Plan for Management
 * 10.44     Dev-Tech Associates, Inc. 1996 Stock Option Plan
 * 10.45     First Amendment and Restatement of Dev-Tech Associates, Inc. 1996 Stock Option Plan
 * 10.46     Form of Stock Option Agreement - Dev-Tech Associates, Inc.
 * 10.47     Dev-Tech Migration, Inc. 1996 Stock Option Plan
 * 10.48     First Amendment and Restatement of Dev-Tech Migration, Inc. 1996 Stock Option Plan
 * 10.49     Form of Stock Option Agreement - Dev-Tech Migration, Inc.
 * 10.50     Dev-Tech Associates, Inc. 401(k) Plan and amendments thereto
 * 10.51     Engagement Letter, dated March 13, 1995, with Compass Capital, Inc. and Amendments thereto
 * 10.52     Mutual General Release and Stock Purchase Agreement with the Estate of Thomas Ruberry.
 * 10.53     Form of "Lock-Up" Agreement with Bridge Financing Selling Stockholders and Form of
             Addendum to Subscription Agreement
 * 10.54     Loan and Security Agreement dated as of August 9, 1996, with The First National Bank of Chicago and related documents
 * 10.55     Letter, dated October 2, 1996 from The First National Bank of Chicago, amending the Loan and Security Agreement dated as of August 9, 1996
 * 10.56     Letter dated October 30, 1996, from McGladrey & Pullen, LLP
 * 10.57     Schedules of: Dev-Tech Associates, Discounted Free Cash Flow Approval - Single Period
             Gordon Growth and Dev-Tech Migrations, Present Value of Cash Payments under the
             Purchase Contract/Estimated Value, prepared by Willamette Management Associates, and
             Consent
 * 10.58     Forms of Agreements Not to Sell
 * 10.59     Letter of Intent dated October 11, 1996 between NeoMedia Technologies, Inc. and E-Stamp
             Corporation
 * 10.60     First Amendment and Restatement of NeoMedia Technologies, Inc. 1996 Stock Option Plan
             (As Established Effective February 1, 1996, and as amended through November 18, 1996)
 * 21          Subsidiary
   23.1      Consent of Coopers and Lybrand L.L.P.
 * 23.2      Consent of Fishman & Merrick, P.C. (included in Exhibit 5.1)

                                      II-5


 * 24.1      Power of Attorney with respect to certain signatures in the Registration Statement (see signature page to Registration Statement)

--------------------------------------------

* Incorporated by reference from Registration Statement on Form SB-2, SEC #333-5534, declared effective on November 25, 1996.

     Other material contracts and the Company's subsidiaries have heretofore been filed with the Securities and Exchange Commission and are hereby incorporated by reference to the Company's Form 10-KSB, as amended, for the year ended December 31, 1996, and the Company's Form 10-QSB for the periods ended March 31, 1997 and June 30, 1997.

ITEM 28. UNDERTAKINGS.

      1.     The Registrant hereby undertakes:

             (1) that for purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

             (2) that for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

             (3) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) to include any additional or changed material information on the plan of distribution.

             (4) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

             (5) to provide to the Representative of the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Representative of the Underwriters to permit prompt delivery to each purchaser.

     2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on the 18th day of August, 1997.

                                                 NEOMEDIA TECHNOLOGIES, INC.

                                                 By: /s/ CHARLES W. FRITZ
                                                     ---------------------------
                                                         Charles W. Fritz

                                POWER OF ATTORNEY

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                         TITLE                         DATE
----------                         -----                         ----

/s/ CHARLES W. FRITZ               President, Chief Executive    August 18, 1997
-------------------------------     Officer and Director
Charles W. Fritz

                *                  Secretary and Director        August 18, 1997
--------------------------------
William E. Fritz

                *                  Chief Financial Officer,      August 18, 1997
--------------------------------    Treasurer and Director
Charles T. Jensen

                *                  Director                      August 18, 1997
--------------------------------
Robert T. Durst, Jr.

                *                  Director                      August 18, 1997
--------------------------------
A. Hayes Barclay

                *                  Director                      August 18, 1997
--------------------------------
James J. Keil

                *                  Director                      August 18, 1997
--------------------------------
Paul Reece

* By: /s/ CHARLES W. FRITZ
      ---------------------------------
      Charles W. Fritz, under Power of
      Attorney heretofore duly executed
      and filed

                                                  Registration No. 333-5534

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       -----------------------------------


                                    EXHIBITS

                                       TO

                         POST EFFECTIVE AMENDMENT NO. 1
                                  TO FORM SB-2

                             REGISTRATION STATEMENT

                                       OF

                           NEOMEDIA TECHNOLOGIES, INC.

                       -----------------------------------


              As filed with the Securities and Exchange Commission
                               on August 18, 1997

--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

SEQUENTIAL       EXHIBIT
PAGE NUMBER      NUMBER       DOCUMENT
-----------      -------      --------

                   23.1       Consent of Coopers & Lybrand, L.L.P.